QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 13, 2004

Registration No. 333-116370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABINGTON COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6036 (Primary Standard Industrial Classification Code Number)	02-0724068 (I.R.S. Employer Identification No.)
180 Old York Road Jenkintown, Pennsylvania 19046 (215) 886-8280 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert W. White
Chairman, President and Chief Executive Officer
Abington Community Bancorp, Inc.
180 Old York Road
Jenkintown, Pennsylvania 19046
(215) 886-8280
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
 Raymond A. Tiernan, Esq.
Hugh T. Wilkinson, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Purchase Price Per Share	Aggregate Offering Price	Registration Fee

Common Stock, $.01 par value per share	7,141,500 shares(1)	$10.00	$71,415,000(2)	$9,049(2)
Participation interests	637,937 shares(1)	—	—	—(1)

(1)
Includes shares of Common Stock which may be purchased by participants in the Abington Bank 401(k) Plan. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the maximum number of shares of Common Stock which could be purchased through utilization of the assets of such plan.
(2)
Estimated solely for the purpose of calculating the registration fee. Of this amount, $8,043 was previously paid.

        The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

ABINGTON COMMUNITY BANCORP, INC.
(Proposed Holding Company for Abington Bank)

        Abington Community Bancorp, Inc. is a Pennsylvania corporation that is offering for sale up to 6,210,000 shares of its common stock at an offering price of $10.00 per share. The shares are being offered to certain depositors of Abington Bank and others in connection with Abington Bank's reorganization into the mutual holding company form. The shares being sold will represent 45% of the outstanding common stock of Abington Community Bancorp upon completion of the reorganization. The remaining shares will be issued to Abington Mutual Holding Company, which will be a Pennsylvania chartered mutual holding company. We must sell a minimum of 4,590,000 shares in order to complete the offering. We may increase the number of shares sold by 15% to 7,141,500 shares as a result of regulatory considerations or changes in market or economic conditions.

        For a discussion of material risks that you should consider, including possible loss of principal, see "Risk Factors" beginning on page     .

TERMS OF THE OFFERING
Price Per Share: $10.00

	Minimum	Maximum	Maximum, as adjusted
Number of shares:	4,590,000	6,210,000	7,141,500
Gross offering proceeds:	$45,900,000	$62,100,000	$71,415,000
Estimated underwriting commissions:	$461,288	$647,588	$754,710
Estimated other offering expenses:	$1,050,000	$1,050,000	$1,050,000
Estimated net proceeds:	$44,388,712	$60,402,412	$69,610,290
Estimated net proceeds per share:	$9.67	$9.73	$9.75

        Keefe, Bruyette & Woods, Inc. will use its best efforts to assist Abington Community Bancorp in selling at least the minimum number of shares shown above but does not guarantee that this number will be sold. Keefe, Bruyette & Woods is not obligated to purchase any shares in the offering. Our trustees, trustee emeritus and executive officers of Abington Bank, together with their associates, intend to purchase $5.3 million of stock in the offering, or 8.57% of the offering based on the maximum of the total minority shares sold in the offering. These purchases will count towards the minimum purchases needed to complete the offering.

        The subscription offering to the depositors of Abington Bank will end at 12:00 noon, Eastern Time, on                        , 2004. We may also commence a community offering concurrently with, during or promptly after the subscription offering. We may extend the offerings, without notice to you until            , 2004, unless bank regulators approve a later date, which will not be beyond            , 2006. If the offering is extended beyond            , 2004, all subscriptions will be refunded with interest, and subscribers will have the opportunity to modify or cancel their order. Abington Community Bancorp will hold all funds of subscribers in an interest-bearing account at Abington Bank or a trust account at an institution insured by the Federal Deposit Insurance Corporation until the stock offering is completed or terminated. Funds will be returned promptly with interest if the offering is terminated.

        These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state government agency.

        Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        For assistance, please contact the stock information center at (            )             -            .

Keefe, Bruyette & Woods

The date of this prospectus is                            , 2004.

ABINGTON BANK

•	180 Old York Rd. Jenkintown, PA	•	101 Fort Washington Ave. Fort Washington, PA	•	1515 The Fairway Jenkintown, PA
•	273 Keswick Ave. Glenside, PA	•	Rt 611 & County Line Rd. Horsham, PA	•	12106b Centennial Station Warminster, PA
•	275 Moreland Rd. Willow Grove, PA	•	667 Welsh Rd. Huntingdon Valley, PA	•	1001 Easton Rd. Willow Grove, PA
•	990 Old York Rd. Abington, PA	•	521 Stump Rd. North Wales, PA	•	235 E Street Rd. Warminster, PA

ii

SUMMARY

        This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Abington Bank.

Abington Mutual Holding Company

        Upon completion of the reorganization, Abington Mutual Holding Company, a Pennsylvania corporation, will become the mutual holding company parent of Abington Community Bancorp. Abington Mutual Holding Company is not currently an operating company and has not engaged in any business to date. Initially, Abington Mutual Holding Company will own 55% of Abington Community Bancorps outstanding common stock after the reorganization and must always own at least a majority of the voting stock of Abington Community Bancorp. In addition to the shares of Abington Community Bancorp which it will own, Abington Mutual Holding Company will be capitalized with $100,000 in cash. We do not expect Abington Mutual Holding Company to engage in any business activity other than owning more than a majority of the common stock of Abington Community Bancorp and managing its cash, including dividends received in the future from Abington Community Bancorp. The trustees and officers who manage Abington Bank also will manage Abington Community Bancorp and Abington Mutual Holding Company.

Abington Community Bancorp, Inc.

        Abington Community Bancorp, Inc. is a Pennsylvania corporation which will be the mid-tier holding company for Abington Bank following the reorganization. Abington Community Bancorp currently is not an operating company and has not engaged in any business to date. Its executive offices are located at 180 Old York Road, Jenkintown, Pennsylvania 19046, and its telephone number is (215) 886-8280.

Abington Bank

        Abington Bank is a Pennsylvania chartered mutual savings bank originally organized in 1867. While our legal name is Abington Savings Bank, we conduct business under the Abington Bank name. Our headquarters and main office are located in Jenkintown, Pennsylvania and we have seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. Abington Bank's business primarily consists of attracting deposits from the general public and using those funds to originate loans and invest in securities. As of June 30, 2004, we had total assets of $634.2 million, total deposits of $385.1 million and retained earnings of $53.7 million.

Reorganization to the Mutual Holding Company Structure and Stock Issuance

        The reorganization involves a series of transactions by which Abington Bank will reorganize from its current status as a mutual savings bank to the mutual holding company structure. Following the reorganization, Abington Bank will be a wholly owned subsidiary of Abington Community Bancorp. Abington Mutual Holding Company will own more than a majority of the outstanding shares of Abington Community Bancorp. As a stock savings bank, we intend to continue to follow our same business strategies, and we will continue to be subject to the regulation and supervision of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

        As part of the reorganization, we are offering between $45.9 million and $62.1 million of our common stock, which will be 45% of the outstanding common stock of Abington Community Bancorp. The purchase price will be $10.00 per share. All investors (including trustees and officers of Abington

Bank) will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $71.4 million without any further notice to you if market or financial conditions change before we complete the reorganization.

        With the mutual holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase the amount of funds available to us for lending and investment. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to provide stock-based incentives to our directors, officers and employees.

        Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the holding companys (i.e., Abington Community Bancorp) common stock be held by a mutual holding company (i.e., Abington Mutual Holding Company). The common stock we are offering represents a minority (45%) interest in Abington Community Bancorp.

        This chart shows our new structure after the reorganization:

How We Determined the Price Per Share and the Offering Range

        The offering range is based on an independent appraisal of Abington Banks pro forma market value following the reorganization by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Abington Bank assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of May 21, 2004 and as updated as of August 20, 2004, Abington Banks estimated market value on a fully converted basis was between $102.0 million and $138.0 million, with a midpoint of $120.0 million. The appraisal was based in part upon Abington Banks financial condition and operations and the effect of the additional capital which will be raised in this offering. The offering is based on a 45% minority interest of this fully converted appraised value.

        RP Financials appraisal incorporates an analysis of a peer group of publicly traded mutual holding company institutions that RP Financial considers to be comparable to Abington Community Bancorp, including an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer groups fully-converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between us and the peer group, to our pro forma earnings and book value to derive our estimated pro forma market value. As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial's primary methodology was to value Abington Bank assuming we were issuing 100% of our stock to the public rather than 45% to the public and 55% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial's appraisal included limited information comparing certain publicly reported pricing ratios of the peer group (without adjusting them based on the assumption that they had completed a second-step conversion) with the pro forma value of the proposed 45% minority stock issuance by Abington Community Bancorp.

        The following table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and on a pro forma basis for the proposed 45% minority stock issuance by Abington Community Bancorp in the offering.

	Pro Forma Reported Basis
	Price-to- Earnings Multiple		Price-to-Book Value Ratio	Price-to- Tangible Book Value
Abington Bank
Maximum	30.08	x	129.53%	129.53%
Mid-point	26.30		120.48	120.48
Minimum	22.48		110.25	110.25
Valuation of peer group companies as of August 20, 2004(1)
Averages	35.27		220.08	235.30
Medians	36.15		216.26	231.82

(1)
Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

        Compared to the average pricing of the peer group on a reported basis, Abington Bank's pro forma pricing ratios for the 45% minority stock issuance at the maximum of the offering range indicated a discount of 14.7% on a price-to-earnings basis and a discount of 41.1% on a price-to-book basis and 45.0% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 25.4% discount on a price-to-earnings basis and discounts of 45.3% on a price-to-book basis and 48.8% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

        The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Abington Bank adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma
	Price-to- Earnings Multiple		Price-to-Book Value Ratio	Price-to- Tangible Book Value
Abington Bank
Maximum	28.70	x	80.73%	80.73%
Mid-point	25.24		77.11	77.11
Minimum	21.69		72.69	72.69
Valuation of peer group companies as of August 20, 2004(1)
Averages	29.23		98.45	102.11
Medians	30.51		93.11	102.14

(1)
Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

        Compared to the average pricing of the peer group, Abington Bank's pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a discount of 1.8% on a price-to-earnings basis, a discount of 18.0% on a price-to-book basis and 20.9% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a discount of 13.7% on a price-to-earnings basis and discounts of 21.7% on a price-to-book basis and 24.5% on a price-to-tangible book basis compared to the averages for our peer group.

        RP Financial's calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the August 20, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial's calculation of the fully-converted pricing multiples for Abington Bank assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Abington Bank's pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 15 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 3.0% of the gross proceeds.

        In accordance with the regulations and policies of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our Board of Directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 45% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Abington Bank to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our slightly lower profitability than the peer group and a slightly reduced capacity to pay dividends. RP Financial made slight upward adjustments due to our comparatively favorable market area and the expected liquidity of our shares. The Board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial's report.

        The $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganization of banking institutions. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. We are offering 45% of our shares of common stock in the offering. Accordingly, at the minimum of the offering range, we are offering 4,590,000 shares, and at the maximum, as adjusted, of the offering range we are offering 7,141,500 shares in the subscription offering. The appraisal will be updated before the reorganization is completed. If the pro forma market value of the 45% minority interest in the common stock at that time is either below $45.9 million or above $71.4 million, we will notify subscribers, return the subscription amounts and subscribers will have the opportunity to modify or cancel their order. See The Offering—How We Determined the Price Per Share and the Offering Range for a description of the factors and assumptions used in determining the stock price and offering range.

        The independent appraisal does not indicate market value. Do not assume or expect that our valuation discussed above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

After-Market Stock Price Performance of Mutual-to-Stock Conversions

        In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of mutual-to-stock conversions like ours. The appraisal report prepared by RP Financial, LC. included examples of this after-market stock price performance. The following table presents stock price appreciation information for all mutual-to-stock conversions and all "first-step" mutual holding company offerings completed between March 4, 2004 and August 20, 2004. "MHC" indicates a "first-step" mutual holding company offering.

Mutual-to-Stock Conversions and "First-Step" Mutual Holding Company Offerings with
Completed Closing Dates between March 4, 2004 and August 20, 2004

	Appreciation (Depreciation) from Initial Trading Date
Transaction	One day	One week	One month	To August 20, 2004
SE Financial Corp.	(0.5)%	(1.5)%	(6.0)%	(3.5)%
New Alliance Bancshares, Inc.	51.7	45.3	36.5	34.3
Wawel Savings Bank (MHC)	29.5	25.0	12.5	22.0
Osage Federal Financial, Inc. (MHC)	20.0	22.5	9.5	4.0
K-Fed Bancorp (MHC)	34.9	29.3	15.9	33.2
Citizens Community Bancorp (MHC)	23.7	27.5	18.0	18.0
Clifton Savings Bancorp, Inc. (MHC)	22.5	40.9	32.0	17.4
First Federal Financial Services, Inc. (MHC)	15.0	27.5	35.0	26.5
Monadnock Community Bancorp, Inc. (MHC)	3.8	—	(3.8)	—
Third Century Bancorp	13.2	10.5	12.5	12.0
Average	21.0	22.2	16.2	16.4

        In certain market conditions, stock prices of mutual-to-stock conversions have decreased, and not increased. For example, while the above table illustrates an average appreciation of 16.2% after one month of trading, the stock of two companies were trading either equal to or below their initial offering price and the stocks of eight companies were trading above their initial offering prices. The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. It is also not intended to predict how our shares of common stock may perform following the conversion and the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

        Under certain market and other conditions, many investors consider an investment in mutual-to-stock conversions to be an attractive one. We expect our trustees, trustee emeritus and executive officers, together with their associates, to subscribe for 532,500 shares of common stock in the offering, or 8.57% of the shares to be sold at the maximum of the offering range.

        You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled "Risk Factors" beginning on page    .

Use of Net Proceeds from the Sale of Our Common Stock

        We will use the net proceeds from the offering as follows:

Use of Proceeds	Amount, at the minimum	Amount, at the maximum	Percentage of net offering proceeds at the maximum
Loan to our employee stock ownership plan	$3,672,000	$4,968,000	8.22%
Repurchase of shares for stock recognition and retention plan	$1,836,600	$2,484,000	4.11%
Investment in Abington Bank	$22,194,356	$30,201,206	50.00%
Capitalization of Abington Mutual Holding Company	$100,000	$100,000	0.17%
General corporate purposes	$16,585,756	$22,649,206	37.50%

        The proceeds to be invested in Abington Bank will be available for its general corporate purposes. See "Use of Net Proceeds" on page    .

The Amount of Stock That May Be Purchased in the Offering

        Subscription purchases in the offering may be made by certain depositors of Abington Bank as well as our employee stock ownership plan. The minimum purchase is 25 shares. Generally, subscribers may purchase no more than 25,000 shares of common stock. The maximum amount of shares that a subscriber together with any "associate" or person that he or she is acting in concert with may purchase generally is 1% of the shares sold (excluding any shares which may be sold above the maximum of the offering range). For this purpose, an "associate" of a person includes:

  •
  a person's spouse or relatives of such person or such person's spouse living in the same house,

  •
  companies, trusts or other entities in which such person has a controlling interest or holds a specified position, or

  •
  a trust or estate in which such person holds a substantial beneficial interest or serves in a fiduciary capacity.

        We may decrease or increase the maximum purchase limitation without further notice. See "The Offering—Limitations on Common Stock Purchases" on page            .

How Orders in the Offering Will Be Prioritized

        Subscribers in the offering might not receive any or all of the shares they order. If Abington Community Bancorp receives orders for more shares than are available, it will prioritize the orders and allocate stock as set forth below.

Priority 1:	Eligible Account Holders, who are Abington Bank's depositors with a balance of at least $50 at the close of business on December 31, 2002.
Priority 2:	Abington Community Bancorp's employee stock ownership plan.
Priority 3:	Supplemental Eligible Account Holders, who are Abington Bank's depositors with a balance of at least $50 at the close of business on , 2004.
Priority 4:	Other Depositors, who are Abington Bank's depositors with an account balance of at least $100 at the close of business on , 2004.

        If the above persons do not subscribe for all of the shares offered in the offering, we will offer the remaining shares to the general public, giving preference to persons who reside in the counties in which we have a branch office. See "The Offering—Community Offering" on page    .

How Shares Can Be Paid For

        In the offering, subscribers may pay for shares only by:

  •
  personal check, bank check or money order, or

  •
  authorizing Abington Bank to withdraw money from the subscriber's deposit account(s) maintained with us (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

        Abington Bank cannot lend funds to anyone for the purpose of purchasing shares.

Deadline for Orders of Stock

        For Abington Bank depositors with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with payment for the shares, must be received by Abington Bank no later than 12:00 noon, Eastern time, on                            , 2004, unless this deadline is extended by us. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to one of our full-service branch offices during regular business hours. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                            , 2004.

Termination of the Offering

        The subscription offering will expire at 12:00 noon, Eastern time, on                            , 2004. In the event that there is a community offering in addition to the subscription offering, we anticipate that such direct community offering would expire at the same time. However, we may extend this expiration date without notice, until                             , 2004, unless bank regulators approve a later date. If the subscription offering and/or community offering extends beyond                            , 2004, we will resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond                            , 2006.

Our Dividend Policy

        We currently intend to adopt a policy of paying a regular cash dividend starting the first full quarter after we complete the reorganization. We do not guarantee that we will pay dividends, the amount that any such dividends may be, or that we will not reduce or eliminate dividends in the future.

Subscription Rights Are Not Transferable

        Depositors at Abington Bank who have subscription rights may not assign or sell their subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise your subscription rights to buy stock in the offering you will be required to certify that shares are being purchased solely for your own account and that there is no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine involve the transfer of subscription rights. See "The Offering—Restrictions on Transfer of Subscription Rights and Shares" on page    .

Benefits to Management from the Offering

        Our employees, officers, directors and trustees will benefit from the offering due to the implementation of various stock-based benefit plans either adopted in connection with the offering or subsequent to its completion.

  •
  Full-time employees, including officers, will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering;

  •
  Subsequent to completion of the reorganization, we intend to implement a:

    –    stock recognition and retention plan; and

    –    stock option plan

    which will benefit our employees and directors.

        Our employee stock ownership plan will buy shares of common stock with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.

        The stock recognition and retention plan and stock option plan will be implemented if we receive shareholder approval of the plans. Pursuant to applicable regulations, the aggregate amount of shares reserved for issuance under the stock option plan and acquired by our stock recognition and retention plan will not exceed 25% of the shares issued by us in the reorganization to persons other than Abington Mutual Holding Company. Such shareholder approval cannot be obtained earlier than six months after the reorganization. If the stock recognition and retention and stock option plans are approved by our shareholders, we intend to grant stock awards and options to our employees and directors. The stock awards will consist of shares of Abington Community Bancorp common stock which will be issued at no cost to the recipients. The options will likewise be issued to directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

        You will find more information about our employee stock ownership plan and the stock recognition and retention and stock option plans by reading the section of this document entitled "Management—New Stock Benefit Plans" on page    .

        The following table summarizes the stock benefits that our directors, officers and employees may receive at the midpoint of the offering range assuming that the market value of our common stock is $10.00 per share:

Plan	Individuals Eligible To Receive Awards	% of Shares Sold in the Offering(1)	Number of Shares Based on Midpoint of Offering Range(2)	Value of Shares Based on Midpoint of Offering Range
Employee stock ownership plan	All full-time employees	8.0%	432,000	$4,320,000
Stock recognition and retention plan	Directors, officers and selected employees	4.0	216,000	2,160,000
Stock option plan	Directors, officers and selected employees	10.0	540,000	—	(3)

(1)
Reflects the amount of shares in the respective plan as a percentage of shares sold in the Offering excluding shares to be issued to Abington Mutual Holding Company.

(2)
The shares purchased by our employee stock ownership plan and stock recognition and retention plan will equal 8.0% and 4.0%, respectively, of the amount of shares sold in the Offering and the stock option plan will reserve a number of shares equal to 10.0% of the shares sold in the Offering, in each case excluding shares issued to Abington Mutual Holding Company.

(3)
Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option. The value reflected for stock options assumes that the market price of our common stock is $10.00 per share on the date of grant which would also be the exercise price for each option. For additional information assuming different market values of our common stock, see the tables below.

The following table presents the total value of all shares available for award and issuance under the restricted stock plan assuming a range of values for our common stock as indicated.

Share Price	183,600 Shares Awarded at Minimum of Range	216,000 Shares Awarded at Midpoint of Range	248,400 Shares Awarded at Maximum of Range	285,660 Shares Awarded at Maximum of Range, as Adjusted
(Dollars in Thousands)
$8.00	$1,469	$1,728	$1,987	$2,285
10.00	1,836	2,160	2,484	2,857
12.00	2,203	2,592	2,981	3,428
14.00	2,570	3,024	3,478	3,999

The following table presents the aggregate net realizable value of all options available for award and issuance assuming an exercise price of $10.00 per share and further assuming a range of values for our common stock as indicated.

Share Price	459,000 Options Awarded at Minimum of Range	540,000 Options Awarded at Midpoint of Range	620,000 Options Awarded at Maximum of Range	714,150 Options Awarded at Maximum of Range, as Adjusted
(Dollars in Thousands)
$8.00	$—	$—	$—	$—
10.00	—	—	—	—
12.00	918	1,080	1,242	1,428
14.00	1,836	2,160	2,484	2,857

Federal and State Income Tax Consequences of the Reorganization

        We have received an opinion from our federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the reorganization will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion that the reorganization should not be a taxable event under Pennsylvania income tax law, see "The Reorganization—Tax Aspects" (page    ). The full

texts of the opinions are filed as exhibits to the registration statement of which this document is a part, and copies may be obtained from the SEC. See "Additional Information" on page     .

        In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another reorganization but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither we nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in our reorganization have any ascertainable value.

Possible Conversion of Abington Mutual Holding Company to Stock Form

        In the future, we will have the ability to convert Abington Mutual Holding Company from the mutual to capital stock form, in a transaction commonly known as a second-step conversion. In a second-step conversion, members of Abington Mutual Holding Company would have subscription rights to purchase common stock of Abington Community Bancorp or its successor, and the public shareholders of Abington Community Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Abington Mutual Holding Company. The percentage may be adjusted to reflect any assets owned by Abington Mutual Holding Company (other than shares of common stock of Abington Community Bancorp) and any dividends waived by Abington Mutual Holding Company. Our public shareholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a second-step conversion transaction.

RISK FACTORS

        In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

        Abington Mutual Holding Company Will Own a Majority of Abington Community Bancorp's Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Abington Community Bancorp's Shareholders

        Purchasers of our common stock in the offering will be minority shareholders of Abington Community Bancorp. Abington Mutual Holding Company will own a majority of our common stock after the reorganization, and, through its board of directors, will be able to exercise voting control over most matters put to a vote of our shareholders. The same directors and officers who manage Abington Community Bancorp and Abington Bank also will manage Abington Mutual Holding Company. No assurances can be given that Abington Mutual Holding Company will not take action which the minority shareholders believe to be contrary to their interests. For example, Abington Mutual Holding Company could revise Abington Banks dividend policy, approve the implementation of stock benefit plans, prevent a sale or merger transaction or defeat a candidate for Abington Community Bancorps board of directors or other proposals put forth by the minority shareholders. Moreover, Abington Mutual Holding Companys ownership of a majority of the outstanding shares of Abington Community Bancorp's common stock is likely to perpetuate existing management and directors.

Market Rates of Interest Have Hurt Profitability

        Market rates of interest are at historically low levels. The low levels of market rates of interest generally have reduced the yields earned by financial institutions, including Abington Bank, on interest-earning assets such as loans and investment securities. Abington Bank's average yield on its interest-earning assets was 4.92% during the six months ended June 30, 2004 compared to 5.35% and 6.29% for the years ended December 31, 2003 and 2002, respectively. In addition, many institutions, including Abington Bank, have experienced a narrowing or "compression" of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin, the net interest income as a percentage of average interest-earning assets. Abington Bank's net interest spread was 2.31% for the six months ended June 30, 2004 compared to 2.42% and 2.83% for the years ended December 31, 2003 and 2002, respectively. Abington Bank's net interest margin was 2.63% for the six months ended June 30, 2004 compared to 2.80% and 3.30% for the years ended December 31, 2003 and 2002, respectively. In addition, a sudden increase in market rates of interest could adversely affect our net portfolio value. In the event of an immediate and sustained 300 basis point increase in interest rates, Abington Bank's net portfolio value, which is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts, would decrease by $7.2 million or 9.46%. Under the same circumstances, our net interest income would be expected to increase by $980,000 or 5.75%.

Our Loans are Concentrated to Borrowers In Our Market Area

        At June 30, 2004, the preponderance of our total loans were to individuals and/or secured by properties located in our market area of Montgomery and Bucks Counties in Pennsylvania. We have relatively few loans outside of our market. As a result, we may have a greater risk of loan defaults and losses in the event of an economic downturn in our market area.

Our Portfolio of Loans With a Higher Risk of Loss Is Increasing

        In recent years, we have increased our originations of construction loans and commercial real estate and multi-family residential real estate loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate of construction loans and commercial real estate and multi-family residential loans have increased from $43.0 million or 14.8% of its total loan portfolio at December 31, 1999 to $135.6 million or 32.8% of the total loan portfolio at June 30, 2004. At the same time, the percentage of the loan portfolio comprised of single-family residential mortgage loans has decreased. Single-family residential mortgage loans held by Abington Bank amounted to $228.9 million or 78.8% of its total loan portfolio at December 31, 1999 compared to $235.8 million or 57.1% at June 30, 2004. Construction loans and commercial real estate and multi-family residential real estate loans all generally have a higher risk of loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property.

Our Low Return on Equity May Affect Our Stock Performance

        Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to analyze the performance of a financial institution. Abington Bank's return on equity was 7.70% for the six months ended June 30, 2004 and 7.85%, 9.11% and 9.71% for the years ended December 31, 2003, 2002 and 2001, respectively. These returns are lower than returns on equity for many comparable publicly traded companies. We expect our return on equity to decrease in view of our expected capital level upon completion of the reorganization unless and until we are able to increase significantly our interest-earning assets. The net proceeds from the reorganization and the offering, which may be as much as $61.9 million, will significantly increase our shareholders' equity. On a pro forma basis and based on net income for the six months ended June 30, 2004 on an annualized basis, our return on equity assuming shares are sold at the maximum of the offering range, would be approximately 4.10%. Based on trailing 12-month data for the most recent publicly available financial information (June 30, 2004), the 11 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average returns on equity of 5.10% and 5.99%, respectively.

We Will Have Broad Discretion Over the Use of the Proceeds From the Offering

        Although we expect to use the net proceeds of the offering to fund a loan to our employee stock ownership plan, to purchase shares of common stock to fund the stock recognition and retention plan and to purchase all of the stock of Abington Bank, we do not have a specific plan for the use of the remainder of the net proceeds which will be at least $16.6 million at the minimum of the offering range and may be as much as $26.1 million at the maximum, as adjusted, of the offering range. Our management will have broad discretion with respect to the use of the net proceeds. We expect to use the remainder of the net proceeds for general corporate purposes which may include, among other things, purchasing investment securities, funding new loans and further expanding our banking operations. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability.

Our Common Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers that Management Opposes

        Provisions in our corporate documents and in Pennsylvania corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Provisions in Abington Community Bancorp's articles of incorporation and bylaws provide, among other things:

  •
  that no person, other than Abington Mutual Holding Company, can acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of our equity securities;

  •
  that our board of directors be divided into classes with only one-third of directors standing for reelection each year;

  •
  that special meetings of shareholders may be called only by our board of directors;

  •
  that shareholders generally must provide advance notice of shareholder proposals and director nominations and provide specified related information; and

  •
  that our board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

        Provisions of the Pennsylvania Business Corporation Law, which we refer to as the PBCL, applicable to Abington Community Bancorp as well as our articles of incorporation provide, among other things, that we may not engage in a business combination with an "interested shareholder" during the five-year period after the interested shareholder became such except under certain specified circumstances. Under the PBCL, an interested shareholder is generally a holder of 20% or more of the company's voting stock. The PBCL also contains provisions providing for the ability of shareholders to object to the acquisition by a person, or group of persons acting in concert, of 20% or more of its outstanding voting securities and to demand that they be paid a cash payment for the fair value of their shares from the controlling person or group. In addition, there are various regulatory restrictions on takeovers of Abington Community Bancorp and Abington Bank. See "Restrictions on Acquisition of Abington Community Bancorp and Abington Bank and Related Anti-Takeover Provisions" at page    .

        These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Abington Community Bancorp and Abington Bank and Related Anti-Takeover Provisions" for a further description of anti-takeover provisions in our corporate documents and under Pennsylvania law and federal regulations.

        During the reorganization process, regulations prohibit any person from offering, or making and announcing an intent to offer, to purchase subscription rights or common stock. In addition, Abington Community Bancorp as a bank holding company, will be subject to the provisions of the Change in Bank Control Act and the Bank Holding Company Act which provide that no person or company, acting directly or indirectly, can acquire control of a bank holding company unless he or it has received the prior approval of the Federal Reserve Board. See "Restrictions on Acquisition of Abington Community Bancorp and Abington Bank and Related Anti-Takeover Provisions—Regulatory Restrictions" for a discussion of the provisions and applicable Federal Reserve Board regulations regarding acquisitions.

Our Employee Stock Benefit Plans Will Increase Costs

        We anticipate that our employee stock ownership plan will purchase between 367,200 shares and 571,320 shares of common stock with funds borrowed from Abington Community Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $3.7 million at the minimum of the offering range and approximately $5.7 million at the adjusted maximum of the offering range assuming the shares are purchased in the offering at a price of $10.00 per share. If the employee stock ownership plan acquires shares in the open market, the price paid may be more than $10.00 per share. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition and retention plan to our shareholders for approval at least six months after completion of the reorganization. Our officers, employees and directors could be awarded, at no cost to them, under the stock recognition and retention plan up to an aggregate of 4.0% of the total shares sold in the Offering (excluding shares issued to Abington Mutual Holding Company). Assuming the shares of common stock to be awarded under the stock recognition and retention plan cost the same as the purchase price in the offering, the reduction in our income from the plan on a pre-tax basis would be between $367,000 and $571,000 a year at the minimum and maximum, as adjusted, of the offering range, respectively. See "Unaudited Pro Forma Data" for a discussion of the increased benefit costs we will incur after the reorganization and how these costs could decrease its return on equity.

Our Employee Stock Benefit Plans May Be Dilutive

        If the reorganization is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Abington Community Bancorp could be diluted by approximately 1.78%. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of common stock to be awarded under the stock recognition and retention plan are repurchased at a price equal to the offering price in the offering, the reduction to shareholders' equity from the stock recognition and retention plan would be between $1.8 million and $2.9 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Abington Community Bancorp public shareholders (those shareholders other than Abington Mutual Holding Company) would also decrease by approximately 4.31% if all potential stock options under our proposed stock option plan are exercised and shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of public shareholders would be diluted by approximately 5.93%. See "Unaudited Pro Forma Data" for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and "Management—New Stock Benefit Plans" for a description of the plans.

Our $10 Per Share Offer Price, which is Based on An Independent Appraisal by RP Financial, May Not Be Indicative of the Market Price for our Common Stock In the Future, Which May be Higher or Lower

        There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of the common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Offering—How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

There is No Guarantee That an Active Trading Market for Our Common Stock Will Develop

        Because we have never issued stock, there is no current trading market for Abington Community Bancorp common stock. Consequently, we cannot assure or guarantee that an active and liquid trading market for our common stock will develop or that, if developed, will continue. An active and liquid trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither we nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of our common stock and make it difficult to buy or sell shares on short notice. We have been conditionally approved to have our common stock listed for quotation on the Nasdaq National Market under the symbol "ABBC."

There is Strong Competition Among Banks and Other Financial Institutions Within the Market Area Which May Affect Our Future Profitability

        Competition in the banking and financial services industry is intense. In our primary market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than us and may offer certain services that we do not or will not provide. The profitability of Abington Bank depends upon our continued ability to successfully compete in our market area.

FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements, which can be identified by the use of such words as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include:

  •
  statements of goals, intentions and expectations;

  •
  statements regarding prospects and business strategy;

  •
  statements regarding asset quality and market risk; and

  •
  estimates of future costs, benefits and results.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading "Risk Factors" beginning at page    that could affect the actual outcome of future events:

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

USE OF NET PROCEEDS

        Although the actual net proceeds from the sale of our common stock cannot be determined until the reorganization is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $44.4 million at the minimum of the offering range and $60.4 million at the maximum of the offering range. The net proceeds may increase up to $69.6 million assuming an increase in the offering range by approximately 15%. See "Unaudited Pro Forma Data" and "The Offering—How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

        We will use the net proceeds from the offering as follows:

Use of Net Proceeds	Amount at the minimum	Amount at the maximum	Amount at the maximum, as adjusted	Percentage of net offering proceeds at the maximum
Loan to employee stock ownership plan(1)	$3,672,000	$4,968,000	$5,713,200	8.22%
Repurchase of shares for stock recognition and retention plan	$1,836,600	$2,484,000	$2,856,600	4.11%
Purchase of Abington Bank common stock	$22,194,356	$30,201,206	$34,805,145	50.00%
Capitalization of Abington Mutual Holding Company	$100,000	$100,000	$100,000	0.17%
General corporate purposes	$16,585,756	$22,649,206	$26,135,345	37.50%

(1)
If the employee stock ownership plan buys shares in the open market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose.

        The loan to our employee stock ownership plan will be $3.7 million and approximately $5.0 million at the minimum and maximum of the offering range, assuming that it is able to purchase shares in the offering at the purchase price of $10.00 per share. Our employee stock ownership plan will allocate the shares it purchases to employees as the loan is repaid. Purchases by our employee stock ownership plan would amount to 496,800 shares at the maximum of the range or $5.0 million based on a per share price of $10.00. Depending on market conditions, shares repurchased for the stock recognition and retention plan may not be repurchased at $10.00 per share. In the event that the price of our common stock has increased, the cost of the shares purchased for the stock recognition and retention plan will be greater. In addition, if our stock recognition and retention plan is adopted by the board of directors and approved by shareholders, we intend to contribute sufficient funds to the stock recognition and retention plan so that we can purchase a number of shares equal to an aggregate of 4.0% of the shares sold in the Offering (excluding shares issued to Abington Mutual Holding Company). See "Management—New Stock Benefit Plans—Employee Stock Ownership Plan" and "—Stock Recognition and Retention Plan."

        The net proceeds received from the sale of shares of our common stock in the offering will increase the capital of both Abington Community Bancorp and Abington Bank. Half of the net proceeds from the offering will be used by Abington Community Bancorp to buy the common stock of Abington Bank. While we have not identified specific uses for the portion of the net proceeds to be invested in Abington Bank, we anticipate that Abington Bank will use the portion of the cash proceeds it receives for general corporate purposes. On a short-term basis, Abington Bank may purchase investment securities. The net proceeds received by Abington Bank will further strengthen its capital position, which already exceeds all regulatory requirements. At June 30, 2004, Abington Bank's Tier 1 leverage capital ratio was 8.81%. After the reorganization, Abington Bank's Tier 1 leverage capital ratio will be 11.89%, based upon the maximum of the offering range. As a result, Abington Bank will continue to be a well-capitalized institution and will have additional flexibility to grow and diversify. The proceeds invested in Abington Bank, in addition to funding new loans and being invested in equity securities, may also be used to finance the further expansion of our banking operations. In addition, the net proceeds may ultimately be used in the future to support further expansion of Abington Bank's operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time.

        A portion of the net proceeds from the offering retained by Abington Community Bancorp will be used to make a loan to our employee stock ownership plan in an amount sufficient to permit it to buy an amount equal to 8.0% of the shares of our common stock sold in the offering (excluding shares issued to Abington Mutual Holding Company). The remaining portion of the net proceeds after the loan to the employee stock ownership plan and its purchase of Abington Bank's common stock will be retained by Abington Community Bancorp and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in deposits at Abington Bank, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of its proposed stock recognition and retention plan in the year after the reorganization is completed, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4.0% of the common stock sold in the Offering. The net proceeds retained by Abington Community Bancorp may ultimately be used to:

  •
  support the operations of Abington Bank after its reorganization;

  •
  support possible additional future expansion of operations of Abington Bank through establishment of additional branch offices or other customer facilities, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

  •
  invest in deposits at Abington Bank or securities; or

  •
  fund repurchases of our common stock or serve as a source of possible payments of cash dividends to shareholders.

        Applicable regulations require us to sell common stock in the offering in an amount equal to its estimated pro forma market value, as determined by an independent appraisal. See "The Offering—How We Determined the Price Per Share and the Offering Range." To the extent we have excess capital upon completion of the reorganization, we intend to consider stock repurchases and dividends. However, without non-objection from the Federal Deposit Insurance Corporation, we cannot conduct any stock repurchases during the first year after we complete the reorganization.

        As reflected in the table above, other than the proposed loan to fund our employee stock ownership plan and the proposed purchase of shares for our recognition and retention plan, we have not specifically identified how we will use the bulk of the net proceeds from the offering. In addition, given that Abington Bank is already considered well capitalized for regulatory purposes, the bank does not necessarily need its portion of the net proceeds at this time in order to continue its operations as currently conducted. We determined to undertake the reorganization and offering at this time primarily because of the advantages provided by the mutual holding company form of organization rather than any specific need for additional capital. We believe that the reorganization will facilitate our ability to consider mergers and acquisitions with other institutions and companies, although there are no current arrangements, understandings or agreements regarding any such opportunities. Given the continuing consolidation in the banking industry, we believe that it is important for us to maximize our ability to consider opportunities to expand and diversify our operations, and the reorganization will facilitate this by enhancing our capital base and providing us with stock as a potential form of currency. In addition, the reorganization will provide us with additional flexibility to undertake additional activities through existing or newly formed subsidiaries and permit us greater access to the capital markets in the future. In addition, the offering will permit us to offer stock based benefit plans as part of our compensation package. Finally, the additional capital from the offering will permit us to make larger loans and facilitate our ability to make additional investments in securities.

        Our net proceeds may vary because total expenses of the reorganization may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the offering is adjusted to reflect a change in our estimated pro forma market value. Payments for shares purchased in the subscription offering made through withdrawals from existing deposit accounts at Abington Bank will not result in the receipt of new funds for investment but will result in a reduction of Abington

Community Bancorp interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

        After we complete the reorganization, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to adopt a policy of paying a regular cash dividend starting with the first full quarter after the reorganization. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the reorganization, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, dividends paid to us by Abington Bank and general economic conditions. No assurances can be given that any dividends will be paid or if paid, the amount or that they will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

        If Abington Community Bancorp pays dividends to its shareholders, it will be required to pay dividends to Abington Mutual Holding Company, unless Abington Mutual Holding Company elects to waive dividends. We do not currently anticipate that Abington Mutual Holding Company will waive dividends paid by Abington Community Bancorp. Any decision to waive dividends will be subject to regulatory approval. See "Regulation—Dividend Waivers by Abington Mutual Holding Company."

        Dividends from us may eventually depend, in part, upon receipt of dividends from Abington Bank, because we initially will have no source of income other than dividends from Abington Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and principal and interest payments with respect to our loan to our employee stock ownership plan.

        Any payment of dividends by Abington Bank to Abington Community Bancorp which would be deemed to be drawn out of Abington Banks bad debt reserves would require a payment of taxes at the then-current tax rate by Abington Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Abington Bank does not intend to make any distribution to Abington Community Bancorp that would create such a federal tax liability. See "Taxation."

        Unlike Abington Bank, Abington Community Bancorp is not subject to the above regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends may eventually depend, in part, upon dividends from Abington Bank in addition to the net proceeds retained by it and earnings thereon.

POSSIBLE CONVERSION OF ABINGTON MUTUAL HOLDING COMPANY TO STOCK FORM

        Applicable regulations specifically authorize mutual holding companies such as Abington Mutual Holding Company to (i) convert to stock form and (ii) exchange stock issued by the converted holding company (e.g., Abington Mutual Holding Company) for stock issued by a subsidiary holding company (e.g., Abington Community Bancorp). In the future, Abington Mutual Holding Company may convert from the mutual to stock form in a transaction commonly known as a second-step conversion. In a second-step conversion, members of Abington Mutual Holding Company would have subscription rights to purchase common stock of Abington Community Bancorp, or its successor, and the public shareholders of Abington Community Bancorp (i.e., the shareholders other than Abington Mutual Holding Company) would be entitled to exchange their shares of common stock for shares of the converted Abington Mutual Holding Company pursuant to an exchange ratio. The exchange ratio would ensure that, subject to adjustment, after the second-step conversion, the public shareholders of Abington Community Bancorp would maintain approximately the same percentage ownership interest in the common stock of Abington Community Bancorp or its successor. This exchange ratio may be adjusted to reflect any assets owned by Abington Mutual Holding Company (other than the common stock of Abington Community Bancorp) and any dividends waived by Abington Mutual Holding Company. Abington Community Bancorps public shareholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. We have no current plans to undertake a second-step conversion transaction. Although Abington Mutual Holding Company may convert to stock form in the future, Abington Mutual Holding Company has no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Any decision by Abington Mutual Holding Company to convert to stock form would require the approval of its members prior to the transaction and approval of Abington Community Bancorp's shareholders.

MARKET FOR OUR COMMON STOCK

        Because this is our initial public offering, there is no market for Abington Community Bancorp common stock at this time. We have been conditionally approved to have our common stock listed for quotation on the Nasdaq National Market under the symbol "ABBC."

        There can be no assurance that an active and liquid trading market will develop for our common stock. The development of an active and liquid trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. You should not view our common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share purchase price of the offering. Keefe, Bruyette & Woods, Inc. intends to make a market in our common stock upon completion of the reorganization and will assist us in encouraging at least three additional market makers to establish and maintain a market for our common stock but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of our common stock will develop or, if developed, will be maintained.

REGULATORY CAPITAL REQUIREMENTS

        At June 30, 2004, Abington Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth our historical capital amounts under accounting principles generally accepted in the United States of America and regulatory capital at June 30, 2004, and our pro forma capital after giving effect to the reorganization and the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Abington Bank of 50% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Abington Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2004.

			Pro Forma at June 30, 2004 Based on
	Abington Bank Historical at June 30, 2004		4,590,000 Shares Sold at $10.00 Per Share		5,400,000 Shares Sold at $10.00 Per Share		6,210,000 Shares Sold at $10.00 Per Share		7,141,500 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
Capital at Holding Company Level:
GAAP capital	$53,731	8.47%	$92,512	13.75%	$99,547	14.64%	$106,581	15.51%	$114,671	16.50%

Tier 1 leverage capital:
Actual	$55,408	8.81%	$94,189	14.11%	$101,224	15.01%	$108,258	15.89%	$116,348	16.87%
Requirement	25,145	4.00	26,696	4.00	26,978	4.00	27,259	4.00	27,583	4.00

Excess	$30,263	4.81%	$67,493	10.11%	$74,246	11.01%	$80,999	11.89%	$88,766	12.87%

Tier 1 risk-based capital:
Actual	$55,408	14.79%	$94,189	24.63%	$101,224	26.37%	$108,258	28.10%	$116,348	30.07%
Requirement	14,989	4.00	15,299	4.00	15,356	4.00	15,412	4.00	15,477	4.00

Excess	$40,419	10.79%	$78,890	20.63%	$85,868	22.37%	$92,846	24.10%	$100,872	26.07%

Total risk-based capital:
Actual	$56,767	15.15%	$95,548	24.98%	$102,583	26.72%	$109,617	28.45%	$117,707	30.42%
Requirement	29,978	8.00	30,599	8.00	30,711	8.00	30,824	8.00	30,953	8.00

Excess	$26,789	7.15%	$64,949	16.98%	$71,872	18.72%	$78,793	20.45%	$86,754	22.42%

Capital at Bank Level:
GAAP capital	$53,731	8.47%	$70,318	10.74%	$73,349	11.14%	$76,380	11.54%	$79,866	11.99%

Tier 1 leverage capital:
Actual	$55,408	8.81%	$71,995	11.10%	$75,026	11.50%	$78,057	11.89%	$81,543	12.35%
Requirement	25,145	4.00	25,955	4.00	26,103	4.00	26,250	4.00	26,419	4.00

Excess	$30,263	4.81%	$46,039	7.10%	$48,923	7.50%	$51,807	7.89%	$51,124	8.35%

Tier 1 risk-based capital:
Actual	$55,408	14.79%	$71,995	19.01%	$75,026	19.77%	$78,057	20.53%	$81,543	21.40%
Requirement	14,989	4.00	15,151	4.00	15,181	4.00	15,210	4.00	15,244	4.00

Excess	$40,419	10.79%	$56,843	15.01%	$59,845	15.77%	$62,847	16.53%	$66,299	17.40%

Total risk-based capital:
Actual	$56,767	15.15%	$73,354	19.37%	$76,385	20.13%	$79,416	20.89%	$82,902	21.75%
Requirement	29,978	8.00	30,302	8.00	30,361	8.00	30,420	8.00	30,488	8.00

Excess	$26,789	7.15%	$43,051	11.37%	$46,024	12.13%	$48,996	12.89%	$52,414	13.75%

(1)
Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

        The following table presents the historical capitalization of Abington Bank at June 30, 2004, and our pro forma consolidated capitalization after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under Pro Forma Data.

	Abington Community Bancorp, Inc.—Pro Forma Based Upon Sale at $10.00 Per share
	Abington Bank— Historical Capitalization	4,590,000 Shares (Minimum of Offering Range)	5,400,000 Shares (Midpoint of Offering Range)	6,210,000 Shares (Maximum of Offering Range)	7,141,500 Shares(1) (15% above Maximum of Offering Range)
	(Dollars in Thousands)
Deposits(2)	$385,108	$385,108	$385,108	$385,108	$385,108
Borrowings	186,076	186,076	186,076	186,076	186,076

Total deposits and borrowings	$571,184	$571,184	$571,184	$571,184	$571,184

Shareholders equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, 40,000,000 shares authorized; shares to be issued as reflected(3)	—	102	120	138	159
Additional paid-in capital(3)	—	44,287	52,276	60,264	69,451
Retained earnings(4)	55,519	55,519	55,519	55,519	55,519
Accumulated other comprehensive income	(1,788)	(1,788)	(1,788)	(1,788)	(1,788)
Less:
Assets retained by Abington Mutual Holding Company	—	(100)	(100)	(100)	(100)
Common stock acquired by our employee stock ownership plan(5)	—	(3,672)	(4,320)	(4,968)	(5,713)
Common stock to be acquired by our restricted stock plan(6)	—	(1,836)	(2,160)	(2,484)	(2,857)

Total equity	$53,731	$92,512	$99,547	$106,581	$114,671

(Footnotes on following page)

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the reorganization or to fill the order of our employee stock ownership plan.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the reorganization. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)
The sum of the par value and additional paid-in capital accounts equals the net reorganization proceeds. No effect has been given to the anticipated issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the reorganization. If the plan is approved by shareholders, an amount equal to 10.0% of the shares of common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 4.31% if all potential stock options are exercised from our authorized but unissued stock. See "Unaudited Pro Forma Data" and "Management—New Stock Benefit Plans—Stock Option Plan."

(4)
The retained earnings of Abington Bank will be substantially restricted after the reorganization. Abington Mutual Holding Company will have an initial capitalization of $100,000 in cash which will be paid in by Abington Bank.

(5)
Assumes that 8.0% of the common stock sold in the offering, excluding shares issued to Abington Mutual Holding Company, will be purchased by our employee stock ownership plan in the offering at a price of $10.00 per share. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be more or less than the $10 per share offering price, which will change the amount of net proceeds used for this purpose. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from Abington Community Bancorp. See Note 1 to the table set forth under "Unaudited Pro Forma Data" and "Management—New Stock Benefit Plans—Employee Stock Ownership Plan."

(6)
Gives effect to the restricted stock plan which we expect to adopt after the reorganization and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the reorganization. No shares will be purchased by the restricted stock plan in the reorganization, and such plan cannot purchase any shares until shareholder approval has been obtained. If the restricted stock plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock sold in the Offering, excluding shares issued to Abington Mutual Holding Company, or 183,600, 216,000, 248,400 and 285,660 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the restricted stock plan is reflected as a reduction in shareholders equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders equity. If the restricted stock plan purchases authorized but unissued shares from Abington Community Bancorp, such issuance would dilute the voting interests of existing shareholders by approximately 1.78%. Abington Community Bancorp intends to contribute capital to the restricted stock plan to fund the purchase of shares. See "Unaudited Pro Forma Data," "Management—New Stock Benefit Plans—Stock Recognition and Retention Plan" and "Use of Net Proceeds."

UNAUDITED PRO FORMA DATA

        The actual net proceeds from the sale of our common stock in the offering cannot be determined until the reorganization is completed. However, the offering net proceeds are currently estimated to be between $44.4 million and $60.4 million, or up to $69.6 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

  •
  We will sell all shares of common stock in the subscription offering;

  •
  Our employee stock ownership plan will purchase an amount equal to 8.0% of the shares sold in the offering (excluding shares issued to Abington Mutual Holding Company) at a price of $10.00 per share with a loan from Abington Community Bancorp;

  •
  expenses of the offering, other than the fees to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $1,050,000;

  •
  532,500 shares of common stock will be purchased by our executive officers, trustees and trustee emeritus and their immediate families; and

  •
  Keefe, Bruyette & Woods, Inc. will receive fees equal to 1.25% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our trustees, trustee emeritus, officers or employees or members of their immediate families.

        We have prepared the following tables, which set forth our historical consolidated net income and shareholders' equity prior to reorganization and our pro forma consolidated net income and shareholders' equity following the reorganization. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

  •
  Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.09% for the six months ended June 30, 2004 and the year ended December 31, 2003, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity ("CMT") on June 30, 2004.

  •
  The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.38% for the six months ended June 30, 2004 and the year ended December 31, 2003, based on an effective tax rate of 34.0%.

  •
  No withdrawals were made from Abington Bank's deposit accounts for the purchase of shares in the offering.

  •
  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

  •
  Pro forma shareholders' equity amounts have been calculated as if our common stock had been sold in the offering on June 30, 2004 and December 31, 2003, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

        The following pro forma information may not be representative of the financial effects of the reorganization at the date on which the reorganization actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders' equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

        The tables do not reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed stock option plan. See "Management—New Stock Benefit Plans." The tables do give effect to the stock recognition and retention plan, which we expect to adopt following the reorganization and present, together with the stock option plan, to our shareholders for approval at a meeting to be held at least six months after the reorganization is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

        The tables on the following pages summarize historical consolidated data of Abington Bank and Abington Community Bancorp's pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization.

At or For the Six Months Ended June 30, 2004
4,590,000 shares sold at $10.00 per share (Minimum of range)	5,400,000 shares sold at $10.00 per share (Midpoint of range)	6,210,000 shares sold at $10.00 per share (Maximum of range)	7,141,500 shares sold at $10.00 per share (15% above Maximum)(8)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$45,900	$54,000	$62,100	$71,415
Less offering expenses	1,511	1,604	1,698	1,805

Estimated net offering proceeds	44,389	52,396	60,402	69,610
Less ESOP shares	(3,672)	(4,320)	(4,968)	(5,713)
Less recognition and retention plan shares	(1,836)	(2,160)	(2,484)	(2,857)

Estimated net proceeds available for investment	$38,881	$45,916	$52,950	$61,040

Consolidated net income (1):
Historical	$2,092	$2,092	$2,092	$2,092
Pro forma adjustments:
Net income from proceeds	267	316	365	420
ESOP (2)	(81)	(95)	(109)	(126)
Recognition and retention plan (3)	(121)	(143)	(164)	(189)

Pro forma net income (1)	$2,157	$2,170	$2,184	$2,197

Net income per share (1):
Historical	$0.21	$0.18	$0.16	$0.14
Pro forma adjustments:
Net income from proceeds	0.03	0.03	0.03	0.03
ESOP (2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (1)(4)	$0.22	$0.19	$0.17	$0.15

Shareholders' equity:
Historical	$53,731	$53,731	$53,731	$53,731
Estimated net offering proceeds	44,389	52,396	60,402	69,610
Less capitalization of Abington Mutual Holding Company	(100)	(100)	(100)	(100)
Less common stock acquired by:
ESOP (2)	(3,672)	(4,320)	(4,968)	(5,713)
Recognition and retention plan (3)	(1,836)	(2,160)	(2,484)	(2,857)

Pro forma shareholders' equity (3)(4)(5)	$92,512	$99,547	$106,581	$114,671

Shareholders' equity per share (6):
Historical	$5.27	$4.48	$3.89	$3.39
Estimated net offering proceeds	4.35	4.37	4.38	4.39
Less capitalization of Abington Mutual Holding Company	(0.01)	(0.01)	(0.01)	(0.01)
Less common stock acquired by:
ESOP (2)	(0.36)	(0.36)	(0.36)	(0.36)
Recognition and retention plan (3)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma shareholders' equity per share (3)(4)(5)	$9.07	$8.30	$7.72	$7.23

Pro forma price to earnings per share (P/E ratio) (7)	22.73	x	26.32	x	29.41	x	33.33	x
Pro forma price to pro forma shareholders' equity per share (7)	110.25%	120.48%	129.53%	138.31%

(Footnotes on next page)

(1)
Per share net income data is based on 9,845,040, 11,582,400, 13,319,760 and 15,317,724 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated range, respectively, which represents shares sold in the offering, and shares to be allocated or distributed under our ESOP and stock recognition and retention plan for the period presented.

(2)
It is assumed that 8.0% of the aggregate shares sold in the offering (excluding to Abington Mutual Holding Company) offering will be purchased by our ESOP at a price of $10.00 per share. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Abington Community Bancorp. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be less or more than $10 per share offering price, which will vary the amount of proceeds used for this purpose. The amount to be borrowed is reflected as a reduction to shareholders' equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the six months ended June 30, 2004, at an average fair value of $10.00 per share; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)
Gives effect to the stock recognition and retention plan we expect to adopt following completion of the reorganization. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4.0% of the shares of common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), or 183,600, 216,000, 248,400 and 285,660 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from Abington Community Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.78% at the midpoint of the offering range.

(4)
No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that we expect to adopt following the reorganization. Under the stock option plan, an amount equal to the aggregate 10.0% of the common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), or 459,000, 540,000, 621,000 and 714,150 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under our stock option plan will result in the dilution of existing shareholders' voting power by approximately 4.31%, at the mid-point of the offering range.

(5)
The retained earnings of Abington Bank will continue to be substantially restricted after the reorganization.

(6)
Shareholders' equity per share data is based upon 10,200,000, 12,000,000, 13,800,000 and 15,870,000 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by our ESOP and stock recognition and retention plan.

(7)
Based on pro forma net income for the six months ended June 30, 2004.

(8)
As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

At or For the Year Ended December 31, 2003
4,590,000 shares sold at $10.00 per share (Minimum of range)	5,400,000 shares sold at $10.00 per share (Midpoint of range)	6,210,000 shares sold at $10.00 per share (Maximum of range)	7,141,500 shares sold at $10.00 per share (15% above Maximum) (8)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$45,900	$54,000	$62,100	$71,415
Less offering expenses	1,511	1,604	1,698	1,805

Estimated net offering proceeds	44,389	52,396	60,402	69,610
Less ESOP shares	(3,672)	(4,320)	(4,968)	(5,713)
Less recognition and retention plan shares	(1,836)	(2,160)	(2,484)	(2,857)

Estimated net proceeds available for Investment	$38,881	$45,916	$52,950	$61,040

Consolidated net income (1):
Historical	$4,090	$4,090	$4,090	$4,090
Pro forma adjustments:
Net income from proceeds	535	632	729	841
ESOP (2)	(162)	(190)	(219)	(251)
Recognition and retention plan (3)	(242)	(285)	(328)	(377)

Pro forma net income (1)	$4,221	$4,247	$4,272	$4,303

Net income per share (1):
Historical
Pro forma adjustments:	$0.41	$0.35	$0.31	$0.27
Net income from proceeds	0.05	0.05	0.05	0.05
ESOP (2)	(0.02)	(0.02)	(0.02)	(0.02)
Recognition and retention plan (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (1)(4)	$0.42	$0.36	$0.32	$0.28

Shareholders' equity:
Historical	$53,234	$53,234	$53,234	$53,234
Estimated net offering proceeds	44,389	52,396	60,402	69,610
Less capitalization of Abington Mutual Holding Company	(100)	(100)	(100)	(100)
Less common stock acquired by:
ESOP (2)	(3,672)	(4,320)	(4,968)	(5,713)
Recognition and retention plan (3)	(1,836)	(2,160)	(2,484)	(2,857)

Pro forma shareholders' equity (3)(4)(5)	$92,015	$99,050	$106,084	$114,174

Shareholders' equity per share (6):
Historical (retained earnings)	$5.22	$4.44	$3.86	$3.35
Estimated net offering proceeds	4.35	4.37	4.38	4.39
Less capitalization of Abington Mutual Holding Company	(0.01)	(0.01)	(0.01)	(0.01)
Less common stock acquired by:
ESOP (2)	(0.36)	(0.36)	(0.36)	(0.36)
Recognition and retention plan (3)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma shareholders' equity per share (3)(4)(5)	$9.02	$8.26	$7.69	$7.19

Pro forma price to earnings per share (P/E ratio) (7)	23.81	x	27.78	x	31.25	x	35.71	x
Pro forma price to pro forma shareholders' equity per share (7)	110.86%	121.07%	130.04%	139.08%

(Footnotes on next page)

(1)
Per share net income data is based on 9,857,280, 11,596,800, 13,336,320 and 15,336,768 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the offering and shares to be allocated or distributed under our ESOP and stock recognition and retention plan for the period presented.

(2)
It is assumed that 8.0% of the aggregate shares sold in the offering (excluding to Abington Mutual Holding Company) will be purchased by our ESOP at a price of $10.00 per share. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Abington Community Bancorp. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be less or more than $10 per share offering price, which will vary the amount of proceeds used for this purpose. The amount to be borrowed is reflected as a reduction to shareholders' equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2003, at an average fair value of $10.00; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)
Gives effect to the stock recognition and retention plan we expect to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4.0% of the shares of common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), or 183,600, 216,000, 248,400 and 285,660 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from Abington Community Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.78%, at the midpoint.

(4)
No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that we expect to adopt following the reorganization. Under the stock option plan, an amount equal to the aggregate 10.0% of the common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), or 459,000, 540,000, 621,000 and 714,150 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under our stock option plan will result in the dilution of existing shareholders' voting power by approximately 4.31%, at the mid-point.

(5)
The retained earnings of Abington Bank will continue to be substantially restricted after the reorganization.

(6)
Shareholders' equity per share data is based upon 10,200,000, 12,000,000, 13,800,000 and 15,870,000 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by our ESOP and stock recognition and retention plan.

(7)
Based on pro forma net income for the year ended December 31, 2003.

(8)
As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected financial and other data of Abington Bank does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. You should read the consolidated financial statements and related notes contained at the end of this prospectus. In the opinion of management, financial information at June 30, 2004 and for the six months ended June 30, 2004 and 2003 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the six-month period ended June 30, 2004 may not be indicative of results for the year ending December 31, 2004.

		At December 31,
	At June 30, 2004
		2003(6)	2002(6)	2001	2000	1999
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$634,208	$604,439	$535,797	$476,646	$432,513	$407,975
Cash and cash equivalents	25,660	19,696	51,702	36,689	14,621	25,013
Investment securities	81,263	89,023	50,351	35,237	57,662	55,721
Mortgage-backed securities:
Held-to-maturity	49,397	43,009	10,060	—	—	—
Available-for-sale	86,828	78,213	41,251	45,663	36,945	37,654
Loans receivable, net	379,582	364,620	371,024	348,912	314,042	277,766
Deposits	385,108	362,666	344,336	309,059	275,603	272,556
FHLB advances	165,325	173,732	122,761	107,251	107,396	77,727
Other borrowings	20,751	8,681	11,937	9,749	4,058	18,821
Retained earnings, substantially restricted	53,731	53,234	50,591	45,388	40,259	34,204
Banking offices	12	12	9	9	8	7
	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003(6)	2002(6)	2001(6)	2000	1999
			(restated)	(restated)	(restated)
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$14,606	$14,973	$29,933	$30,912	$32,093	$30,917	$27,253
Total interest expense	6,799	7,333	14,241	14,664	16,792	16,815	14,604

Net interest income	7,807	7,640	15,692	16,248	15,301	14,102	12,649
Provision for loan losses	45	250	375	500	628	—	—

Net interest income after provision for loan losses	7,762	7,390	15,317	15,748	14,673	14,102	12,649
Total non-interest income	1,144	934	2,267	1,706	1,324	1,443	1,355
Total non-interest expense	5,774	5,617	11,472	10,610	9,470	8,842	7,992

Income before income taxes	3,132	2,707	6,112	6,844	6,527	6,703	6,012
Income taxes	1,040	929	2,022	2,467	2,328	2,353	2,261

Net income	$2,092	$1,778	$4,090	$4,377	$4,199	$4,350	$3,751

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.92%	5.53%	5.35%	6.29%	7.19%	7.59%	7.26%
Average rate on interest-bearing liabilities	2.61	3.14	2.93	3.46	4.37	4.46	4.19
Average interest rate spread(2)	2.31	2.39	2.42	2.83	2.82	3.13	3.07
Net interest margin(2)	2.63	2.82	2.80	3.30	3.43	3.36	3.30
Average interest-earning assets to average interest-bearing liabilities	114.07	115.93	115.11	116.12	116.07	107.35	105.96
Net interest income after provision for loan losses to non-interest expense	134.43	131.56	133.52	148.43	154.94	159.49	158.27
Total non-interest expense to average assets	1.87	2.00	1.97	2.09	2.06	2.10	2.08
Efficiency ratio(3)	64.51	65.51	63.88	59.17	56.96	56.88	57.07
Return on average assets	0.68	0.63	0.70	0.86	0.91	1.04	0.98
Return on average equity	7.70	6.90	7.85	9.11	9.71	11.68	11.20
Average equity to average assets	8.78	9.17	8.94	9.46	9.42	8.86	8.72

(Footnotes on next page)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	0.01%	0.16%	0.12%	0.31%	0.40%	0.23%	0.14%
Non-performing assets as a percent of total assets(5)	—	0.10	0.08	0.23	0.30	0.18	0.10
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	—	0.10	0.08	0.23	0.30	0.18	0.10
Allowance for loan losses as a percent of non-performing loans	5,662.50	222.11	315.15	145.04	111.50	175.00	329.10
Net charge-offs to average loans receivable	0.04	0.19	0.21	0.08	0.12	—	0.01
Capital Ratios(4):
Tier 1 leverage ratio	8.81%	8.96%	8.81%	9.33%	9.50%	9.41%	9.11%
Tier 1 risk-based capital ratio	14.79	14.23	15.12	14.64	15.33	16.44	15.92
Total risk-based capital ratio	15.15	14.61	15.53	15.18	15.88	16.98	16.51

(1)
With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the six-month periods ended June 30, 2004 and 2003, are annualized where appropriate.

(2)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)
The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)
Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

(6)
As discussed in Note 18 of the notes to Abington Bank's consolidated financial statements included elsewhere herein, the Bank's financial statements at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been restated.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a community oriented savings bank headquartered in Jenkintown, Pennsylvania, a suburb of Philadelphia. We operate 12 banking offices in Montgomery and Bucks Counties. Our primary business consists of attracting deposits from the general public and using those funds together with funds we borrow to originate loans to our customers and invest in mortgage-backed and other securities. At June 30, 2004, we had total assets of $634.2 million, including $379.6 million in net loans and $207.5 million of mortgage-backed and other securities, total deposits of $385.1 million and retained earnings of $53.7 million.

        Historically, we have operated as a traditional thrift relying almost exclusively on long-term, fixed rate single-family residential mortgage loans to generate interest income. In the mid-1990's, we determined to revise our operating strategy in order to become more like a community bank. Certain highlights of our operating strategy in recent periods, and which we intend to continue after the reorganization, are as follows:

  •
  Repositioning Our Loan Portfolio. We have gradually increased our holdings of commercial real estate and multi-family residential mortgage loans, construction loans, home equity lines of credit and commercial business loans. Such loans generally have shorter terms to maturity than single-family residential mortgage loans and are more likely to have adjustable or floating rates of interest. Recently, we have focused particularly on making construction loans to homebuilders in our market area.

  •
  Continuing Our Controlled Growth and Expanding Our Franchise. We have increased our total assets and total deposits in each of the past four full years. During this period, our total assets increased by 48.2%, or 12.0% on an annualized basis, and our total deposits have increased by 33.1%, or 8.3% on an annualized basis. Our number of banking offices has increased from seven at December 31, 1999 to 12 (including four limited service offices) at June 30, 2004. We plan to continue to consider additional sites for branch expansion in our market area and contiguous areas. The net proceeds from the offering will substantially increase our capital and will facilitate our ability to originate larger loans and make additional investments in securities.

  •
  Maintaining Asset Quality. While we have grown our franchise, we have continued to focus on maintaining a high level of asset quality in our efforts to ensure long-term financial success. At June 30, 2004, our total non-performing assets amounted to $24,000. Our average ratio of total non-performing assets to total assets at year-end over the five-years ended December 31, 2003 was 0.18%. We also have maintained relatively low levels of loan charge-offs. We had $147,000 in charge-offs in the six months ended June 30, 2004. During the five-year period ended December 31, 2003, the aggregate amount of our loan charge-offs was $1.5 million, or an average of $298,000 per year, and 92.8% of such charge-offs were with respect to three borrowers and their affiliates. We attribute our relatively low amounts of non-performing assets and charge-offs over this period to careful underwriting pursuant to standards which we believe are prudent, the strength and experience of our management team and the demographics of our market area.

  •
  Increasing Core Deposits. We have increased the amount of our core deposits, consisting of savings accounts, checking accounts and money market accounts, from $145.1 million, or 47.0% of total deposits, at December 31, 2001 to $211.2 million, or 54.9% of total deposits, at June 30, 2004. We have reduced our reliance on certificates of deposit, which generally are higher costing than core deposits and more susceptible to being moved to other institutions offering higher rates. As part of our strategy, we also have increased our utilization of borrowings in order to supplement our deposit base as a source of funds. After the reorganization, we expect to consider further utilization of borrowings as a funding source in order to add leverage to our balance sheet.

        Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial conditions and results of operations. See "Risk Factors" beginning on page    .

        Our net income amounted to $2.1 million and $1.8 million in the six-month periods ending June 30, 2004 and 2003, respectively, and $4.1 million, $4.4 million and $4.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Some of the major factors and trends which have impacted our results in these periods include the following:

  •
  Compression of Our Net Interest Spread and Net Interest Margin. Our net interest spread was 2.31% for the six months ended June 30, 2004 compared to 2.42% and 2.83% for the years ended December 31, 2003 and 2002, respectively. Abington Bank's net interest margin, which is net interest income as a percentage of average interest earning assets, was 2.63% for the six months ended June 30, 2004 compared to 2.80% and 3.30% for the years ended December 31, 2003 and 2002, respectively. The compression of our net interest spread and margin has been due primarily to the historically low market rates of interest which led to substantially lower yields on our interest-earning assets. The lower spread and margin resulted in lower levels of net interest income in the first half of 2004 and the year ended December 31, 2003. It appears that market rates of interest may moderately increase in the coming quarters. Based on our models, we expect that a moderately rising interest rate environment may improve our net interest spread and net interest margin.

  •
  Increasing Non-Interest Expense. Our non-interest expense has increased in the first half of 2004 over the first half of 2003 and in each of 2003, 2002 and 2001 over the prior respective year. The largest component of non-interest expense is salaries and employee benefits. Our salaries and benefits costs have been continually increasing as a result of a larger work force, normal salary increases and certain enhancements to our compensation and benefits package. Our non-interest expenses also have increased due to higher health care costs, which is an issue with employers nationwide.

    After the reorganization, we expect that our non-interest expenses will continue to increase as we continue to grow and expand our operations. In addition, our salaries and benefits expenses will increase due to the additional stock benefits plans that we intend to implement. Following the completion of the offering we will have an employee stock ownership plan. We also intend to adopt, subject to shareholder approval, a stock recognition and retention plan and a stock option plan. The implementation of the employee stock ownership plan and the stock recognition and retention plan will further increase our employee compensation expense. The employee stock ownership plan will result in additional employee compensation expense equal to the current market price of the shares being released and allocated to the participants in the plan for that year. The stock recognition and retention plan will result in additional employee compensation expense in an amount equal to the current market price of the shares awarded as they vest over time. We may currently elect to account for stock option awards issued to employees under Accounting Principles Board Opinion ("APB") No. 25 which requires recognition of compensation expense based on the intrinsic value of the award at the measurement date, which is generally the date of grant. The intrinsic value is equal to the difference between the current market price of the stock and the exercise price of the stock option award. Since the options to be issued are intended to have an exercise price equal to the current market price of the stock at the time of grant, there will be no compensation expense recognized on option awards. See "Unaudited Pro Forma Data."

  •
  Increasing Non-Interest Income. Our non-interest income has steadily increased in recent periods including the first half of 2004 and each of 2003 and 2002. The primary reason for the increase in non-interest income was increased transaction fees from our overdraft protection product, ATM fees and other fees. We have attempted, where possible given potential customer resistance, to increase our non-interest fee revenue. After the reorganization, while we would expect the number of fee transactions to continue to increase as we grow, the level of increase in non-interest income may be more moderate than in recent periods unless we are able to add additional fee-based products and services.

        This Management's Discussion and Analysis section is intended to assist in understanding the financial condition and results of operations of Abington Bank. The discussion and analysis does not include any comments relating to Abington Community Bancorp, since Abington Community Bancorp has had no significant operations to date. The information contained in this section should be read in conjunction with our financial statements and the accompanying notes to the consolidated financial statements and other sections contained in this prospectus.

        This Management's Discussion and Analysis gives effect to the restatement of our consolidated financial statements for the years ended 2003, 2002 and 2001 as described in Note 18 to Abington Bank's consolidated financial statements included elsewhere herein.

Critical Accounting Policies

        In reviewing and understanding financial information for Abington Bank, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Abington Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

        Allowance for Loan Losses.    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

        While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management's initial estimates. In addition, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, as an integral part of their examination processes, periodically review our allowance for loan losses. The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management's estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

        Income Taxes.    We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

        In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

How We Manage Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies. See "Business of Abington Bank—Lending Activities."

        The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an Asset/

Liability Committee, which is comprised of our President and Chief Executive Officer, three Senior Vice Presidents and two Vice Presidents of Lending and which is responsible for reviewing our asset/liability policies and interest rate risk position. The Asset/Liability Committee meets on a regular basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings.

        In recent years, we primarily have utilized the following strategies in our efforts to manage interest rate risk:

  •
  we have increased our originations of shorter term loans and/or loans with adjustable rates of interest, particularly construction loans, commercial real estate and multi-family residential mortgage loans and home equity lines of credit;

  •
  we have attempted to match fund a portion of our securities portfolio with borrowings having similar expected lives;

  •
  we have reduced our reliance on certificates of deposit as a funding source and increased the amount of our transaction accounts;

  •
  we have attempted, where possible, to extend the maturities of our deposits and borrowings;

  •
  we have invested in securities with relatively short anticipated lives, generally three to five years, and increased our holding of liquid assets; and

  •
  on occasion, we have utilized certain off-balance sheet derivative products, consisting of interest rate cap and swap agreements, in our efforts to protect our net interest income from sudden shifts.

        Gap Analysis.    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income. Our current asset/liability policy provides that our one-year interest rate gap as a percentage of total assets should not exceed positive or negative 20%. This policy was adopted by our management and Board based upon their judgment that it established an appropriate benchmark for the level of interest-rate risk, expressed in terms of the one-year gap, for the bank. In the event our one-year gap position were to approach or exceed the 20% policy limit, we likely would review the composition of our assets and liabilities in order to determine what steps might appropriately be taken, such as selling certain securities or loans or repaying certain borrowings, in order to maintain our one-year gap in accordance with the policy. Alternatively, depending on the then-current economic scenario, we could determine to make an exception to our policy or we could determine to revise our policy. In recent periods, our one-year gap position was well within our policy. Our one-year cumulative gap was a positive 1.35% at June 30, 2004, compared to a negative 1.78% at December 31, 2003 and a positive 9.77% at December 31, 2002. Part of the reason that we determined several years ago to increase our originations of commercial real estate and multi-family residential real estate loans, construction loans, home equity lines and commercial business loans, all of which generally have shorter terms to maturity than single-family residential mortgage loans and are more likely to have floating or adjustable rates of interest, was, in part, to increase the amount of our interest rate sensitive assets in the one- to three-year time horizon. By increasing the amount of our interest rate sensitive assets in the one-to three-year time horizon, we felt that we better positioned ourselves to benefit from a rising interest rate environment because the average interest rates on our loans would increase as general market rates of interest were increasing.

        The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at June 30, 2004, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2004, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 10% to 26%. The annual prepayment rate for mortgage-backed securities is assumed to range from 9% to 63%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or "decay rates," of 16%, 12.5% and 0%, respectively. See "Business of Abington Bank—Lending Activities," "—Investment Activities" and "—Sources of Funds."

	3 Months or Less	More than 3 Months to 6 Months	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount
	(Dollars in Thousands)
Interest-earning assets(1):
Loans receivable(2)	$102,247	$29,686	$26,915	$87,667	$59,824	$73,243	$379,582
Mortgage-backed securities	16,597	10,776	20,937	47,144	21,190	20,401	137,045
Investment securities	11,645	156	986	29,876	25,600	13,000	81,263
Other interest-earning assets	10,414	—	—	—	—	—	10,414

Total interest-earning assets	140,903	40,618	48,838	164,687	106,614	106,644	608,304

Interest-bearing liabilities:
Savings accounts	$3,179	$3,179	$6,349	$39,609	$18,281	$30,964	$101,561
Checking accounts	—	—	—	—	—	51,550	51,550
Money market accounts	812	812	1,624	7,514	3,452	6,093	20,307
Certificate accounts	34,048	20,738	22,055	75,148	11,285	10,593	173,867
FHLB advances	98,966	2,390	6,877	41,506	10,635	4,951	165,325
Other borrowed money	20,750	—	—	—	—	—	20,750

Total interest-bearing liabilities	157,755	27,119	36,905	163,776	43,653	104,151	533,360

Interest-earning assets less interest-bearing liabilities	$(16,852)	$13,499	$11,933	$911	$62,961	$2,493	$74,944

Cumulative interest-rate sensitivity gap(3)	$(16,852)	$(3,353)	$8,580	$9,491	$72,451	$74,944

Cumulative interest-rate gap as a percentage of total assets at June 30, 2004	(2.66)%	(0.53)%	1.35%	1.50%	11.42%	11.82%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at June 30, 2004	89.32%	98.19%	103.87%	102.46%	116.88	114.05%

(1)
Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)
For purposes of the gap analysis, loans receivable includes non-performing loans net of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3)
Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

        Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

        Net Portfolio Value and Net Interest Income Analysis.    Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value ("NPV") and net interest income ("NII") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2004 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

				NPV as % of Portfolio Value of Assets
	Net Portfolio Value
Change in Interest Rates in Basis Points (Rate Shock)
	Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in Thousands)
300bp	$68,925	$(7,201)	(9.46)%	11.01%	(69)	bp
200	72,632	(3,494)	(4.59)	11.46	(24)
100	75,361	(765)	(1.00)	11.74	4
Static	76,126	—	—	11.70	—
(100)	72,967	(3,159)	(4.15)	11.11	(59)

        In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2004.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in Thousands)
300bp	$18,016	$980	5.75%
200	17,494	458	2.69
100	17,383	347	2.04
Static	17,036	—	—
(100)	16,663	(373)	(2.19)

        The above table indicates that as of June 30, 2004, in the event of an immediate and sustained 300 basis point increase in interest rates, Abington Bank's net interest income for the 12 months ending June 30, 2005 would be expected to increase by $980,000 or 5.75% to $18.0 million.

        As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

        Derivative Financial Instruments, Contractual Obligations and Other Commitments. A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. On occasion, we have used interest rate caps and swap agreements to manage our exposure to fluctuations in interest rates on a portion of our fixed-rate loans and variable rate deposits. We have used interest rate swap agreements to hedge interest rate risk resulting from our portfolio of interest-earning loans and interest-bearing deposit liabilities. We do not hold any derivative financial instruments for trading purposes.

        At June 30, 2004, we are a party to three interest rate swap agreements, which we entered into in December 2001, June 2002 and December 2002, respectively, with notional amounts of $15.0 million each, and with terms expiring in December 2004, June 2005 and December 2005, respectively. Previously, we also were a party to one interest rate cap agreement, with a notional amount of $15.0 million, which we entered into in June 2001 and which expired in June 2004. The contra party on each of our cap and swap agreements is the FHLB of Pittsburgh. We entered into these cap and swap agreements as a part of our strategy to manage our interest rate risk and we intended them to serve as a direct hedge against a specified portion of our loans or deposits. Under the cap agreement, which was intended to hedge a portion of our fixed-rate single-family residential mortgage loan portfolio, we were entitled to receive the amount, if any, by which the ten-year CMT exceeded 7.53% on the notional amount. Given the low interest rates in recent periods, we did not receive any payments from the cap agreement. However, had we experienced a rising interest rate environment, the cap agreement would have provided additional income that would have ameliorated the adverse impact of our fixed-rate, long-term mortgage loans. The premium cost of the cap was $99,000 which was amortized to interest income over its three-year term. Two of our interest rate swap agreements at June 30, 2004 also were designed to serve as a hedge against our fixed-rate, single-family mortgage loan portfolio. Under the agreements with terms expiring in December 2004 and June 2005, we either pay or receive the amount by which the ten-year CMT falls below or exceeds 5.92% and 5.57%, respectively. Again, given the low interest rate environment in recent periods, these swap agreements have resulted in us making payments to the contra party which are accounted for as a reduction in our interest income. The intent of these two agreements was to effectively convert a portion of our fixed-rate loan portfolio to assets with a variable interest rate. Our third interest rate swap agreement was designed to hedge a portion of our variable rate money market deposit accounts against rising interest rates. Under this swap agreement, we either pay or receive the amount by which the three-month LIBOR falls below or exceeds 2.59%. Again, as a result of market rates in recent periods, we have made payments on this swap agreement to the contra-party which are accounted for as additional interest expense. Our intent with this agreement was to effectively convert a portion of our deposits from a variable rate liability to a fixed-rate liability.

        Our interest rate cap and swap agreements do not qualify for hedge accounting under generally accepted accounting principles. The fair value of the interest rate cap and swap agreements is recorded as a liability in Abington Bank's consolidated statements of financial condition. The fair value of our swap agreements was a negative $255,000 at June 30, 2004 compared to negative $569,000 and negative $880,000 at December 31, 2003 and 2002, respectively. Changes in the fair value of the agreements are recognized in interest income or, in the case of the swaps which are intended to hedge certain deposit liabilities, interest expense. In addition, amounts paid or received under the cap and swap agreements are recognized as interest income or interest expense. During the six months ended June 30, 2004 and 2003, we paid $380,000 and $360,000, respectively, under the agreements and during the years ended December 31, 2003, 2002 and 2001, we paid $770,000, $170,000 and $99,000, respectively, under the agreements. The net effect of recognizing the amounts of interest paid and the changes in fair value of our cap and swap agreements was to reduce interest income by $55,000 and $64,000 for the six months ended June 30, 2004 and 2003, respectively, and by $316,000, $885,000 and $246,000 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, our cap and swap agreements decreased our interest expense by $5,000 for the six months ended June 30, 2004, and increased interest expense by $332,000 for the six months ended June 30, 2003, and by $343,000 and $81,000 for the years ended December 31, 2003 and 2002, respectively. The cap and swap agreements had no effect on interest expense in the year ended December 31, 2001. We do not currently intend to enter into any additional interest rate cap or swap agreements when the three existing interest rate swap agreements expire.

        The following tables summarize our derivative financial instruments at December 31, 2003 and June 30, 2004.

Derivative Financial Instruments at June 30, 2004

Amount of Commitment Expiration — Per Period
	Total Amount Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
(In Thousands)
Interest rate cap agreement (notional amount)	$—	$—	$—	$—	$—
Interest rate swap agreements (notional amount)	45,000	30,000	15,000	—	—
Interest-rate loan lock commitments	—	—	—	—	—

Derivative Financial Instruments at December 31, 2003

		Amount of Commitment Expiration — Per Period
	Total Amount Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Interest rate cap agreement (notional amount)	$15,000	$15,000	$—	$—	$—
Interest rate swap agreements (notional amount)	45,000	15,000	30,000	—	—

        We also are a party to other financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and the unused portions of lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Commitments to extended credit generally have fixed expiration dates and may require additional collateral from the borrower if deemed necessary. Commitments to extend credit are not recorded as an asset or liability by us until the instrument is exercised.

        The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and under our construction loans at the dates indicated.

Other Commitments at June 30, 2004

		Amount of Commitment Expiration — Per Period
	Total Amounts Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Letters of credit	$8,649	$7,717	$932	$—	$—
Recourse obligations on loans sold	185	—	—	—	185
Commitments to originate loans	3,439	3,439	—	—	—
Unused portion of home equity lines of credit	19,660	—	—	—	19,660
Unused portion of commercial lines of credit	38,510	38,510	—	—	—
Undisbursed portion of construction loans in process	31,113	18,675	12,438	—	—

Total commitments	$101,556	$68,341	$13,370	$—	$19,845

Other Commitments at December 31, 2003

		Amount of Commitment Expiration — Per Period
	Total Amounts Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Letters of credit	$7,719	$5,894	$1,825	$—	$—
Recourse obligations on loans sold	185	—	—	—	185
Commitments to originate loans	2,945	2,945	—	—	—
Unused portion of home equity lines of credit	18,363	—	—	—	18,363
Unused portion of commercial lines of credit	33,556	33,556	—	—	—
Undisbursed portion of construction loans in process	32,699	20,511	12,188	—	—

Total commitments	$95,467	$62,906	$14,013	$—	$18,548

        The following tables summarize our contractual cash obligations at the dates indicated.

Contractual Cash Obligations at June 30, 2004

		Payments Due By Period
	Total	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Certificates of deposit	$173,867	$76,844	$75,150	$11,286	$10,587

FHLB advances	165,325	8,075	11,813	72,667	72,770
Repurchase agreements	20,750	20,750	—	—	—

Total debt	186,075	28,825	11,813	72,667	72,770

Operating lease obligations	3,517	423	769	624	1,701

Total contractual obligations	$363,459	$106,092	$87,732	$84,577	$85,058

Contractual Cash Obligations at December 31, 2003

		Payments Due By Period
	Total	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Certificates of deposit	$166,514	$68,358	$43,290	$42,219	$12,647

FHLB advances	173,732	20,000	6,002	64,331	83,399
Repurchase agreements	8,681	8,681	—	—	—

Total debt	182,413	28,681	6,002	64,331	83,399

Operating lease obligations	3,723	401	771	724	1,827

Total contractual obligations	$352,650	$97,440	$50,063	$107,274	$97,873

        Average Balances, Net Interest Income, and Yields Earned and Rates Paid.    The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		Six Months Ended June 30,
		2004			2003
	Yield/Rate At June 30, 2004	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Investment securities(1)	2.72%	$80,030	$1,074	2.68%	$62,635	$947	3.02%
Mortgage-backed securities	4.46	129,280	2,552	3.95	71,727	1,548	4.32
Loans receivable(2)	5.59	369,325	10,910	5.91	362,266	12,266	6.77
Other interest-earning assets	1.61	15,236	70	0.92	45,120	212	0.94

Total interest-earning assets	4.85%	593,871	14,606	4.92%	541,748	14,973	5.53%

Cash and non-interest bearing balances		14,954			9,589
Other non-interest-earning assets		10,104			11,053

Total assets		$618,929			$562,390

Interest-bearing liabilities:
Deposits:
Savings accounts	0.80%	$97,622	283	0.58%	$86,160	755	1.75%
Checking accounts	0.10	51,373	30	0.12	45,136	25	0.11
Money market accounts	0.85	18,794	76	0.81	16,962	121	1.43
Certificate accounts	3.07	170,660	2,609	3.06	169,659	2,965	3.50

Total deposits	1.85	338,449	2,998	1.77	317,917	3,866	2.43
FHLB advances	4.36	166,310	3,763	4.53	135,282	3,416	5.05
Other borrowings	0.49	15,848	38	0.48	14,096	51	0.72

Total interest-bearing liabilities	2.60%	520,607	$6,799	2.61%	467,295	$7,333	3.14%

Non-interest-bearing liabilities:
Non-interest-bearing demand accounts		35,830			35,495
Real estate tax escrow accounts		2,772			2,774
Other liabilities		5,363			5,268

Total liabilities		564,572			510,832
Retained earnings		54,356			51,558

Total liabilities and retained earnings		$618,928			$562,390

Net interest-earning assets		$73,264			$74,453

Net interest income; average interest rate spread	2.25%		$7,807	2.31%		$7,640	2.39%

Net interest margin(3)				2.63%			2.82%

(Footnotes on next page)

	Year Ended December 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Investment securities(1)	$78,351	$2,090	2.67%	$46,665	$1,955	4.19%	$46,500	$2,849	6.13%
Mortgage-backed securities	92,108	3,770	4.09	46,249	2,744	5.93	39,739	2,526	6.36
Loans receivable(2)	361,548	23,764	6.57	366,246	25,789	7.04	341,112	26,234	7.69
Other interest-earnings assets	27,566	309	1.12	32,460	424	1.31	18,782	484	2.58

Total interest-earning assets	559,573	29,933	5.35	491,620	30,912	6.29	446,133	32,093	7.19

Cash and non-interest-earnings assets	12,069			4,849			3,293
Other non-interest earnings assets	11,338			11,149			9,653

Total assets	$582,980			$507,618			$459,079

Interest-bearing liabilities:
Deposits:
Savings accounts	90,469	881	0.97	75,461	1,269	1.68	59,252	1,407	2.37
Checking accounts	46,433	51	0.11	42,632	58	0.14	35,926	24	0.07
Money market accounts	16,822	323	1.92	14,198	336	2.37	11,353	282	2.48
Certificate accounts	169,058	5,703	3.37	164,089	6,631	4.04	161,612	8,880	5.49

Total deposits	322,782	6,958	2.16	296,380	8,294	2.80	268,143	10,593	3.95
FHLB advances	148,090	7,215	4.87	116,689	6,288	5.39	101,857	5,667	5.56
Other borrowings	15,241	68	0.45	10,304	82	0.80	14,379	532	3.70

Total interest-bearing liabilities	486,113	14,241	2.93	423,373	14,664	3.46	384,379	16,792	4.37

Non-interest-bearing liabilities:
Non-interest-bearing demand accounts	36,449			28,935			23,758
Real estate tax escrow accounts	2,093			2,204			2,185
Other liabilities	6,194			5,073			5,496

Total liabilities	530,849			459,585			415,818
Retained earnings	52,131			48,033			43,261

Total liabilities and retained earnings	$582,980			$507,618			$459,079

Net interest-earning assets	$73,460			$68,247			$61,754

Net interest income; average interest rate spread		$15,692	2.42%		$16,248	2.83%		$15,301	2.82%

Net interest margin(3)			2.80%			3.30%			3.43%

Average interest-earning assets to average interest-bearing liabilities			115.11%			116.12%			116.07%

(1)
Investment securities include in all periods one non-taxable municipal bond in the amount of $180,000 and a yield of 3.9%. The tax-exempt income from such security has not been calculated on a tax equivalent basis.

(2)
Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(3)
Equals net interest income divided by average interest-earning assets.

        Rate/Volume Analysis.    The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest- bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended June 30, 2004 vs. Six Months Ended June 30, 2003				2003 vs. 2002				2002 vs. 2001
	Increase (Decrease) Due to				Increase (Decrease) Due to				Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total Increase (Decrease)	Rate	Volume	Rate/ Volume	Total Increase (Decrease)	Rate	Volume	Rate/ Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Investment securities(1)	$(106)	$263	$(30)	$127	$(710)	$1,327	$(482)	$135	$(901)	$10	$(3)	$(894)
Mortgage-backed securities	(132)	1,242	(106)	1,004	(851)	2,721	(844)	1,026	(168)	414	(28)	218
Loans receivable, net	(1,565)	239	(30)	(1,356)	(1,716)	(331)	22	(2,025)	(2,215)	1,933	(163)	(445)
Other interest-earning assets	(5)	(140)	3	(142)	(60)	(64)	9	(115)	(238)	352	(174)	(60)

Total interest-earning assets	(1,808)	1,604	(163)	(367)	(3,337)	3,653	(1,295)	(979)	(3,522)	2,709	(368)	(1,181)

Interest expense:
Savings accounts	(505)	100	(67)	(472)	(534)	252	(106)	(388)	(411)	385	(112)	(138)
Checking accounts	1	4	—	5	(11)	5	(1)	(7)	25	4	5	34
Money market accounts	(52)	13	(6)	(45)	(63)	62	(12)	(13)	(14)	71	(3)	54
Certificate accounts	(371)	17	(2)	(356)	(1,096)	201	(33)	(928)	(2,349)	136	(36)	(2,249)

Total deposits	(927)	134	(75)	(868)	(1,704)	520	(152)	(1,336)	(2,749)	596	(146)	(2,299)
FHLB advances	(355)	783	(81)	347	(603)	1,692	(162)	927	(178)	825	(26)	621
Other borrowings	(17)	6	(2)	(13)	(36)	39	(17)	(14)	(418)	(150)	118	(450)

Total interest-bearing liabilities	(1,299)	923	(158)	(534)	(2,343)	2,251	(331)	(423)	(3,345)	1,271	(54)	(2,128)

Increase (decrease) in net interest income	$(509)	$681	$(5)	$167	$(994)	$1,402	$(964)	$(556)	$(177)	$1,438	$(314)	$947

(1)
Investment securities include in all periods one non-taxable municipal bond in the amount of $180,000 and a yield of 3.9%. The tax-exempt income from such security has not been calculated on a tax equivalent basis.

Comparison of Financial Condition at June 30, 2004 and December 31, 2003

        Our total assets amounted to $634.2 million at June 30, 2004. During the first half of 2004, our total assets increased by $29.8 million or 4.9% compared to total assets at December 31, 2003. Such increase was due primarily to a $15.0 million increase in net loans receivable, an aggregate $15.0 million increase in mortgage-backed securities held to maturity and available for sale and a $6.0 million increase in cash and cash equivalents which more than offset a $7.7 million decrease in investment securities during the six-month period ended June 30, 2004. During the first half of 2004, we purchased an aggregate of $35.4 million of additional mortgage-backed securities as well as $24.0 million of additional investment securities. An aggregate of $18.9 million of mortgage-backed securities were repaid during the first half of 2004, which we attribute in large part to the continuing low interest rate environment. In addition, $30.5 million in investment securities matured or were called during the six months ended June 30, 2004. Total loan originations of $76.5 million during the six months ended June 30, 2004 were partially offset by loan principal repayments of $63.9 million. The increase in cash and cash equivalents during the 2004 period reflects in large part the loan and securities repayments during the 2004 period as well as management's determination to build liquidity in anticipation of a rising interest rate environment.

        Our total liabilities amounted to $580.5 million at June 30, 2004, an increase of $29.3 million over total liabilities at December 31, 2003. The primary reason for the increase was a $22.4 million increase in deposits and a $12.1 million increase in other borrowed money which was partially offset by a $8.4 million decrease in FHLB advances. During the first half of 2004, $211.2 million of FHLB advances matured and were repaid. The increase in other borrowed money reflects securities repurchase agreements that we enter into with certain commercial checking account customers. We offer a sweep account feature on our commercial checking accounts whereby account balances are swept on a daily basis into mortgage-backed securities purchases from us which we agree to repurchase as the checking account is drawn on.

        Our retained earnings amounted to $53.7 million at June 30, 2004, a $497,000 increase over retained earnings at December 31, 2003. The reasons for the increase in retained earnings were $2.1 million in net income during the 2004 period, which was partially offset by $1.6 million in additional accumulated other comprehensive loss at June 30, 2004 compared to December 31, 2003.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

        Our total assets amounted to $604.4 million at December 31, 2003, a $68.6 million or 12.8% increase over total assets at December 31, 2002. During 2003, we increased our holdings of investment securities and mortgage-backed securities by an aggregate of $105.6 million to an aggregate of $200.2 million at December 31, 2003 compared to $94.6 million at December 31, 2002. The increase in investment and mortgage-backed securities reflects, in part, additional leverage which we added to our balance sheet by using FHLB advances to purchase securities. In recent periods we have increased our use of FHLB advances as a funding source to, among other things, purchase additional investment and mortgage-backed securities. We have generally attempted to match fund a portion of our purchases of securities with similar expected lives as the advances but with yields exceeding our costs on the advances. Subsequent to the reorganization we intend to continue, and likely will moderately increase, our use of leverage in the form of FHLB advances as an additional source of funds. Our net loans portfolio decreased by $6.4 million to $364.6 million at December 31, 2003 compared to $371.0 million at December 31, 2002. Loan repayments and prepayments together with loan sales more than offset our new loan originations in 2003. During 2003 we sold an equity interest that we had in a real estate development project which had a $2.3 million carrying value at December 31, 2002.

        Our total liabilities at December 31, 2003, amounted to $551.2 million compared to $485.2 million at December 31, 2002. The primary reason for the increase in total liabilities was an $18.3 million increase in our deposits and a $51.0 million increase in our FHLB advances.

        Our total retained earnings amounted to $53.2 million at December 31, 2003 compared to $50.6 million at December 31, 2002. The primary reasons for the increase in retained earnings in 2003 was net income of $4.1 million for the year which was partially offset by an accumulated other comprehensive loss of $192,000 at December 31, 2003 compared to an other accumulated gain of $1.3 million at December 31, 2002.

Comparison of Operating Results for the Six Months Ended June 30, 2004 and March 31, 2003

        General.    We had net income of $2.1 million for the six months ended June 30, 2004 compared to $1.8 million for the six months ended June 30, 2003, an increase of $314,000. The results for the first half of 2004 compared to the first half of 2003 reflect the trend of the historically low interest rates that continued into 2004 and the resultant compression of our net interest spread and net interest margin. Our net interest spread decreased by eight basis points to 2.31% for the six months ended June 30, 2004 compared to 2.39% for the six months ended June 30, 2003. Similarly, our net interest margin decreased by 19 basis points to 2.63% for the six months ended June 30, 2004 compared to 2.82% for the six months ended June 30, 2003. Due primarily to the low market rates of interest which prevailed throughout 2003 and the first half of 2004, the average yield on our interest-earning assets declined to a greater degree than the reduction in our average rates paid on interest-bearing liabilities.

However, during the six months ended June 30, 2004 compared to the six months ended June 30, 2003, the average balance of our interest-earning assets increased to a greater degree than the increase in the average balance of our interest-bearing liabilities. In addition, in the first half of 2004 compared to the first half of 2003, an increase in our non-interest income, due primarily to increased fee income, offset an increase in non-interest expense, due primarily to increases in salary and benefits and data processing costs.

        Interest Income.    Our total interest income was $14.6 million for the first six months of 2004 compared to $15.0 million for the first six months of 2003, a decrease of $367,000 or 2.5%. The lower amount of interest income in the 2004 period primarily reflects the relatively low market rates of interest which have prevailed in recent periods. The primary reason for the decrease in interest income was a $1.4 million decrease in interest earned on our loan portfolio which was partially offset by an increase of $1.0 million in interest income earned on mortgage-backed securities in the first half of 2004 compared to the first half of 2003. The increases in interest income from mortgage-backed and investment securities in the 2004 period was due to increases in the average balances in those portfolios which more than offset reductions in the average yields earned. The average balance of our mortgage-backed securities increased by 80.2% in the first half of 2004 compared to the first half of 2003 while the average yield decreased by 37 basis points to 3.95%. The average balance of our investment securities portfolio increased by 27.8% in the first half of 2004 compared to the first half of 2003 while the average yield earned dropped by 34 basis points to 2.68%.

        Interest Expense.    Like our interest income, our interest expense declined in the first six months of 2004 compared to the first six months of 2003, reflecting the current interest rate environment. Total interest expense amounted to $6.8 million in the first half of 2004 compared to $7.3 million in the first half of 2003, a decrease of $534,000 or 7.3%. The primary reason for the decrease in interest expense was a 66 basis point decline in the average rate paid on deposits to 1.77% for the first six months of 2004 compared to the first six months of 2003 which more than offset a 6.5% increase in the average balance of deposits in the period. As a result, interest expense on total deposits was $3.0 million in the first six months of 2004 compared to $3.9 million in the first six months of 2003. Interest expense on FHLB advances increased by $342,000 to $3.8 million in the first six months of 2004 compared to $3.4 million in the first six months of 2003. The increase in interest expense on FHLB advances was due to a $31.0 million, or 22.9%, increase in the average balance of advances which more than offset a 52 basis point decline in the average rate paid.

        Provision for Loan Losses.    We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Our activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In recent periods, in establishing the allowance for loan losses we have given particular consideration to the growth in our construction loan portfolio as well as certain larger balance non-residential mortgage loans. In addition, in establishing the allowance for loan losses, we recently implemented a nine point internal rating system for all loans originated by the Commercial Lending Department. At the time of origination, each loan, other than single-family residential mortgage loans, home equity lines and consumer loans, is assigned a rating based on the assumed risk elements of the loan. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management.

        We made a provision for loan losses of $45,000 in the first six months of 2004 compared to $250,000 in the first six months of 2003. We had $147,000 in charge-offs in our allowance for loan losses in the first six months of 2004 compared to $698,000 in charge-offs in the first half of 2003. Historically, we have experienced a very limited amount of charge-offs. During the first six months of 2003, the $671,000 of charge-offs relate to one borrower who, together with associates and affiliated borrowers, had an aggregate of $1.1 million outstanding when he began to experience severe financial problems in 2002. This borrower and affiliates had three separate loan relationships with us. In 2002, we completely charged-off one relationship, a $298,000 commercial real estate loan, as we determined that the collateral was unlikely to result in any recovery upon our foreclosure due to deterioration in the condition of the security property. We did not immediately charge-off the largest relationship with this borrower, a $671,000 letter-of-credit secured by a judgment against various commercial and other properties, due to our expectation that we would recover some or all of the outstanding amount. Litigation commenced with respect to various claims on the estate of the borrower, who had died after the loans went into default, and in the first quarter of 2003 we determined to charge-off the $671,000 relationship based upon our assessment that, whenever the claims were ultimately settled, it was unlikely that there would be sufficient assets left in the estate for us to make any recovery. During the six months ended June 30, 2004, we charged-off the third and final loan of this group of affiliated borrowers, a $99,000 mortgage loan to the former wife of the original borrower. Our allowance for loan losses amounted to $1.4 million, or 0.33% of total loans outstanding at June 30, 2004.

        Non-interest Income.    Our non-interest income is comprised primarily of fees and service charges on customer accounts, gains on investment securities and residential mortgage loans sold, and other operating income. Our total non-interest income amounted to $1.1 million for the six months ended June 30, 2004 compared to $934,000 for the six months ended June 30, 2003, a $210,000 or 22.5% increase. The primary reason for the increase in non-interest income in the first half of 2004 compared to the first half of 2003 was a $305,000 increase in other non-interest income due primarily to fees earned on our overdraft protection program which we began offering in May 2003.

        Non-interest Expense.    Non-interest expense is comprised primarily of salaries and employee benefits expense, net occupancy and depreciation costs, data processing costs, advertising and promotions expenses and various other operating expenses. Our total non-interest expense amounted to $5.8 million for the six months ended June 30, 2004, a $157,000 or 2.8% increase from a $5.6 million of non-interest expense for the six months ended June 30, 2003. The increase was due primarily to a $79,000 increase in other non-interest expenses, a $64,000 increase in data processing costs and a $34,000 increase in salary and employee benefits expenses. The increase in data processing costs was due primarily to additional volume in transactions while the increase in other non-interest expenses was primarily the result of costs incurred with respect to the implementation of our overdraft protection program. The increase in salary costs was due primarily to normal merit increases and additional staff.

        Income Tax Expense.    Our income tax expense was $1.1 million for the six months ended June 30, 2004 compared to $929,000 for the six months ended June 30, 2003. The primary reason for the $111,000 increase in income tax expenses was the increase in net income, which more than offset a decrease in our Pennsylvania income taxes as we increased the amount of our investment in our Delaware investment subsidiary. Our effective tax rate was 33.2% for the six months ended June 30, 2004 compared to 34.3% for the six months ended June 30, 2003.

Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002

        General.    We reported net income of $4.1 million for the year ended December 31, 2003 compared to $4.4 million for the year ended December 31, 2002. The primary reason for the decrease was a $557,000 decrease in net interest income in 2003 compared to 2002. The low interest rate environment which prevailed throughout 2003 increased the costs related to our interest rate swap and cap agreements which are designed to provide certain hedge protection in a rising rate environment. The market rates in 2003 also contributed to the trend of net interest spread and margin compression that we have faced in recent periods. Our net interest margin decreased by 50 basis points to 2.80% in 2003 compared to 3.30% in 2002. Our net interest rate spread decreased by 41 basis points to 2.42% in 2003 compared to 2.83% in 2002. Again, the compression in our net interest margin and net interest spread in 2003 compared to 2002 in large part reflects the low interest rate environment that prevailed throughout 2003. The low interest rate environment had the effect of reducing the average yields earned on our interest-earning assets to a greater degree than it reduced the average rate paid on our interest-bearing liabilities. In addition, our non-interest expense increased in 2003 compared to 2002, due primarily to higher salary and benefit costs. The effects of the reduction in net interest income and the increase in non-interest expense were partially offset by an increase in non-interest income due primarily to fees earned on our overdraft protection program which we began offering in May 2003.

        Interest Income.    Our total interest income amounted to $29.9 million for the year ended December 31, 2003 compared to $30.9 million for the year ended December 31, 2002. The primary reason for the decrease in interest income in 2003 compared to 2002 was a decrease in the average yields earned on interest-earning assets which was partially offset by an increase in the average balance of investment and mortgage-backed securities. Interest income on net loans receivable amounted to $23.8 million in 2003 compared to $25.8 million in 2002. The $2.0 million or 7.9% decrease was due to a 47 basis point decrease in the average yield earned to 6.57% in 2003 compared to 7.04% in 2002. Interest earned on investment and mortgage-backed securities increased by $1.0 million in 2003 compared to 2002 due to increases of $45.9 million and $31.7 million, respectively, in the average balance of our mortgage-backed and investment securities portfolios. The increases in average balances of our mortgage-backed and investment securities more than offset declines of 184 basis points and 152 basis points, respectively, in the average yields earned. The declines in the average yields earned on interest-earning assets in 2003 compared to 2002 primarily reflects the continuing low market rates of interest during the period.

        Interest Expense.    Our total interest expense amounted to $14.2 million for the year ended December 31, 2003 compared to $14.7 million for the year ended December 31, 2002, a decrease of $423,000 or 2.9%. The reason for the decrease in interest expense in 2003 compared to 2002 was a decrease in the average rates paid on all of our interest-bearing liabilities which more than offset the effects of increases in the average balances of our deposits, FHLB advances and other borrowings. Interest paid on deposit accounts decreased by $1.3 million in 2003 compared to 2002. The average rate paid on total deposits was 2.16% in 2003 compared to 2.80% in 2002. The average balance of our total deposits increased by $26.4 million in 2003 compared to 2002. The average balance of our FHLB advances increased by $31.4 million in 2003 compared to 2002, while the average interest rate paid declined to 4.87% in 2003 compared to 5.39% in 2002.

        Provision for Loan Losses.    Our provision for loan losses amounted to $375,000 in 2003 compared to $500,000 in 2002. Our allowance for loan losses was $1.5 million at December 31, 2003 compared to $1.8 million at December 31, 2002. Total loan charge-offs were $760,000 in 2003 compared to $298,000 in 2002. Of the $760,000 of loan charge-offs in 2003, $671,000 was charged-off in the first quarter with respect to one letter of credit which was placed on non-accrual status in 2002. The $298,000 in charge-offs in 2002 was with respect to one commercial loan to an affiliate of the borrower responsible for the charge-off in the first quarter of 2003 as previously discussed. Both of these relationships were placed on non-accrual status in 2002. In addition, the financial difficulties of the borrower and affiliated entities which became known in 2002 and the non-performance of these related loans was part of the reason for the higher level of our provision for loan losses in 2002 compared to 2003.

        Non-interest Income.    Our non-interest income increased by $560,000 or 32.8% to $2.3 million for the year ended December 31, 2003 compared to $1.7 million for the year ended December 31, 2002. The primary reason for the increase in non-interest income in 2003 compared to 2002 was a $470,000, or 31.3%, increase in other non-interest income to $2.0 million in 2003 compared to $1.5 million in 2002, which was due primarily to fees generated by our overdraft protection program. In addition, the increase in non-interest income in 2003 compared to 2002 was due to a $146,000 gain on the sale of property in 2003 compared to no such gain in 2002. The gain recorded in 2003 reflects our sale of an equity investment in a property held for development and our sale of one property held as real estate owned.

        Non-interest Expense.    Our non-interest expense increased by $862,000 or 8.1% to $11.5 million for the year ended December 31, 2003 compared to $10.6 million for the year ended December 31, 2002. The primary reasons for the increase in non-interest expense were increases in salary and employee benefits expenses of $379,000, increases in advertising and promotions costs of $55,000 and other non-interest expenses of $287,000. The increase in salary and employee benefits expense in 2003 compared to 2002 was 7.9% and was due primarily to normal merit increases and increases in full-time personnel. The increase in other non-interest expenses was due primarily to increases in costs related to our overdraft protection program of $76,000, increased group insurance costs of $84,000 and increased ATM costs of $50,000 due to an increase in the amount of transactions.

        Income Tax Expense.    Our income tax expense decreased by $446,000 or 18.1% to $2.0 million for the year ended December 31, 2003 compared to $2.5 million for the year ended December 31, 2002. The decrease in income tax expense was due primarily to the decrease in net income. Our effective Federal tax rate was 33.1% for the year ended December 31, 2003 compared to 36.1% for the year ended December 31, 2002.

Comparison for Operating Results for the Years Ended December 31, 2002 and December 31, 2001

        General.    Our net income increased by $178,000 or 4.2% to $4.4 million for the year ended December 31, 2002 compared to $4.2 million for the year ended December 31, 2001. Net interest income amounted to $16.2 million in 2002 compared to $15.3 million in 2001. Our average interest rate spread was 2.83% for 2002 compared to 2.82% for 2001 while our net interest margin was 3.30% in 2002 compared to 3.43% in 2001. In 2002, we benefited from declining interest rates and the fact that, at that point in the interest rate cycle, the average rates paid on our interest-bearing liabilities adjusted to a greater degree than the drop in the average yields earned on our interest-earning assets. In addition, both our non-interest income and non-interest expenses increased in 2002 compared to 2001.

        Interest Income.    Our total interest income amounted to $30.9 million for the year ended December 31, 2002 compared to $32.1 million for the year ended December 31, 2001. The primary reason for the $1.2 million or 3.7% decrease in interest income in 2002 compared to 2001 was an $894,000 decrease in income from investment securities due to a 194 basis point decline in the average yield earned. Interest income on our net loan portfolio decreased by 1.7% in 2002 compared to 2001 as a 7.4% increase in the average balance of our net loan portfolio was offset by a 65 basis point decline in the average yield earned. Interest income on mortgage-backed securities increased by $218,000 or 8.6% in 2002 compared to 2001 as a 16.4% increase in the average balance of our mortgage-backed securities portfolio was partially offset by a 43 basis point decline in the average yield earned.

        Interest Expense.    Our total interest expense decreased to $14.7 million for the year ended December 31, 2002 compared to $16.8 million for the year ended December 31, 2001. The decrease was due to a $2.3 million decrease in interest paid on deposits and a $450,000 decrease in expense on other borrowings. While the average balance of our deposits increased in 2002 compared to 2001, the average rate we paid on deposits declined by 115 basis points. The decrease in expense on other borrowings in 2002 compared to 2001 was due to a significant decline in the average balance of other borrowings reflecting our determination to make greater use of FHLB advances as an additional funding source. Interest paid on FHLB advances increased by $621,000 in 2002 compared to 2001 due to a $14.8 million, or 14.6%, increase in the average balance which more than offset a 17 basis point decline in the average rate paid.

        Provision for Loan Losses.    Our provision for loan losses amounted to $500,000 for the year ended December 31, 2002 compared to $628,000 for the year ended December 31, 2001. Our total loan charge-offs were $298,000 in 2002 compared to $415,000 in 2001. Our $298,000 in charge-offs in 2002 relate to one commercial real estate loan which was placed on non-accrual status in 2002 and which was discussed previously. Charge-offs in 2001 were due primarily to two commercial business loans, with outstanding balances of $143,000 and $269,000, respectively, or $413,000 in the aggregate, which were placed on non-accrual status in 2001. With respect to the commercial business loans charged-off in 2001, one of the borrowers had financial problems and went out of business and the other borrower was accused of defrauding several local businesses before being apprehended. The higher level of our provision for loan losses in 2001 compared to 2002 was due, in part, to our consideration of the risk elements of these commercial business loans.

        Non-interest Income.    Our non-interest income increased by $382,000 to $1.7 million for the year ended December 31, 2002 compared to $1.3 million for the year ended December 31, 2001. The primary reason for the increase in non-interest income in 2002 compared to 2001 was a $354,000 increase in other non-interest income due primarily to increased fee income as a result of our determination to expand the products and services on which we charge fees as well as a $100,000 one-time fee we received from another financial institution to compensate us for agreeing to terminate a noncompete provision on a property we previously owned.

        Non-interest Expense.    Our non-interest expense increased by $1.1 million to $10.6 million for the year ended December 31, 2002 compared to $9.5 million for the year ended December 31, 2001. The primary reasons for such increase were a $343,000 increase in salary and employee benefits expenses due primarily to normal merit adjustments and a $353,000 increase in net occupancy expense due to the opening of our loan processing office. In addition, other non-interest expenses increased by $280,000 in 2002 compared to 2001, due primarily to increases in group insurance and ATM costs, and data processing costs increased by $138,000 due primarily to systems upgrades.

        Income Tax Expense.    Our income tax expense was $2.5 million in 2002 compared to $2.3 million in 2001. The primary reason for the increase in income tax expense in 2002 compared to 2001 was the increase in net income. Our effective Federal tax rate was 36.1% in 2002 compared to 35.7% in 2001.

Liquidity and Capital Resources

        Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At June 30, 2004, our cash and cash equivalents amounted to $25.7 million. In addition, at such date we had $1.2 million in investment securities scheduled to mature within the next 12 months. Our available for sale investment and mortgage-backed securities amounted to an aggregate of $158.1 million at June 30, 2004.

        We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At June 30, 2004, we had certificates of deposit maturing within the next 12 months amounting to $76.8 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us. For the six months ended June 30, 2004 and year ended December 31, 2003, the average balance of our outstanding FHLB advances was $166.3 million and $148.1 million, respectively. At June 30, 2004, we had $165.3 million in outstanding FHLB advances and we had $221.7 million in additional FHLB advances available to us.

        In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs. We have increased our utilization of borrowings in recent years as a cost efficient addition to deposits as a source of funds. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the Federal Home Loan Bank as collateral for such advances.

        We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

        The financial statements, accompanying notes, and related financial data of Abington Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB has published a revision to FIN No. 46 (FIN No. 46R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. We are not a party to any variable interest entities covered by the interpretation.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on our financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments, which previously could be designated as equity, now be classified as liabilities on the balance sheet. Certain effective dates of SFAS No. 150 were deferred by the provisions of FASB Staff Position No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Currently, we have no financial instruments entered into or modified that require application of this statement.

BUSINESS OF ABINGTON COMMUNITY BANCORP

        Abington Community Bancorp, Inc., is a Pennsylvania corporation which is being organized by Abington Bank to be the holding company for Abington Bank upon its reorganization into the mutual holding company form. Abington Community Bancorp has not engaged in any business to date. Upon completion of the reorganization, Abington Community Bancorp will be a wholly-owed subsidiary of Abington Mutual Holding Company. Abington Community Bancorp will own all of the issued and outstanding stock of Abington Bank. Abington Community Bancorp will retain approximately 50% of the net proceeds from the offering. Abington Mutual Holding Company will be capitalized with $100,000 of the net proceeds and we will invest 50% of the remaining net proceeds in Abington Bank as additional capital in exchange for 100% of the outstanding common stock of Abington Bank. Abington Community Bancorp will use a portion of its net proceeds to make a loan to our ESOP. At a later date, Abington Community Bancorp may use the net proceeds to pay dividends to shareholders and repurchase shares of common stock, subject to regulatory limitations. Abington Community Bancorp will invest its initial capital as discussed in "Use of Net Proceeds."

        In the future, Abington Community Bancorp, as the holding company of Abington Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. See "Regulation—Regulation of Abington Community Bancorp and Abington Mutual Holding Company" for a discussion of the activities that are permitted for bank holding companies.

        Abington Community Bancorp's cash flow will depend on earnings from the investment of the net proceeds it retains, and any dividends received from Abington Bank. Initially, Abington Community Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Abington Bank. At the present time, Abington Community Bancorp intends to employ only persons who are officers of Abington Bank to serve as officers of Abington Community Bancorp. Abington Community Bancorp will, however, use the support staff of Abington Bank from time to time. These persons will not be separately compensated by Abington Community Bancorp. Abington Community Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

        The executive offices of Abington Community Bancorp are located at 180 Old York Road, Jenkintown, Pennsylvania and its telephone number is (215) 886-8280.

BUSINESS OF ABINGTON BANK

        General.    Abington Bank is a community-oriented savings bank which was originally organized in 1867 and is headquartered in Jenkintown, Pennsylvania, approximately eight miles north of center city Philadelphia. Our banking office network currently consists of our headquarters and main office, seven full-service branch offices and four limited service branch offices. Ten of our banking offices are located in Montgomery County, Pennsylvania and two are in neighboring Bucks County, Pennsylvania. Our limited service offices have limited hours of operation and/or are limited to serving customers who live or work in the community in which the limited service office is located. Three of our limited service offices are located in retirement or age restricted communities. We maintain ATMs at all of our banking offices and we also have two off-site ATMs, located at a local grocery store and a local college. We also provide on-line banking and telephone banking services.

        We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, construction loans, non-residential or commercial real estate mortgage loans, home equity loans, commercial business loans and consumer loans. We are an active originator of residential home mortgage loans and home construction loans in our market area. Historically, Abington Bank was a traditional thrift with an emphasis on one loan product, fixed-rate long term single-family residential mortgage loans. In the mid-1990s, we determined to diversify our products in order to become more like a community bank. We began offering commercial real estate, construction and commercial business loans. In recent years we have increased our efforts to attract more commercial and construction loans. In 2002, we hired a new construction loan officer, and our construction loan portfolio increased significantly in 2002 and 2003. We continue, however, to be an active originator of single-family residential mortgage loans. In addition to offering loans and deposits, we also offer securities and annuities to our customers through an affiliation with a third-party broker-dealer. The efforts have been implemented by our experienced senior management team consist of our President and Chief Executive Officer, who has been an Abington Bank employee for over 30 years, and our three Senior Vice Presidents who have an average of over 25 years of experience with us and other banks in the Delaware Valley area.

        While we have expanded our loan products offered, at the same time we have maintained superior credit quality. At June 30, 2004, our total non-performing assets amounted to $24,000 or 0.0004% of total assets. We had $147,000 in loan charge-offs in the six months ended June 30, 2004. Loan charge-offs amounted to $760,000 and $298,000, respectively, in the years ended December 31, 2003 and 2002. At June 30, 2004, the ratio of our allowance for loan losses to total loans was 0.33%. We attribute our credit quality to careful underwriting and the experience of our management team as well as the demographics of our customer base.

        Our executive offices are located at 180 Old York Road, Jenkintown, Pennsylvania and our telephone number is (215) 886-8280.

Market Area and Competition

        Our market area is located in Montgomery County and Bucks County, Pennsylvania, which are suburbs of Philadelphia. In addition, particularly with respect to commercial and construction lending, we also make loans in Philadelphia, Chester and Delaware Counties, Pennsylvania and contiguous counties in New Jersey and Delaware. This area is referred to as the Delaware Valley region. For 2003, the median household income in Montgomery and Bucks Counties was $70,584 and $68,519, respectively, compared to $46,158 and $46,615, respectively, for all of Pennsylvania and the entire

Untied States. Household growth in 2003 was 1.1% for both Montgomery and Bucks Counties compared to 0.4% and 1.2%, respectively, for all of Pennsylvania and the United States. The largest employers in our market area include Merck & Co., Unisys Corporation, Abington Memorial Hospital, Prudential Insurance and Aetna U.S. Healthcare.

        We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within our market area, more than 50 other banks, savings institutions and credit unions are operating. Many of the financial service providers operating in our market area are significantly larger, and have greater financial resources, than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

        General.    At June 30, 2004, our net loan portfolio totaled $379.6 million or 59.9% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as "single-family," residential real estate loans located in our market area. In addition, while we have been making construction loans to homebuilders and others for more than 30 years, we have increased our construction lending activities in recent years. We also have increased our emphasis on originating commercial real estate and multi-family (over four units) residential mortgage loans. We also originate home equity lines of credit, commercial business loans and consumer loans.

        The types of loans that we may originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

        Loan Portfolio Composition.    The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

			December 31,
	June 30, 2004
			2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One- to four-family residential	$235,840	57.05%	$223,963	55.95%	$247,159	61.56%	$267,044	74.41%	$250,252	76.49%	$228,867	78.84%
Commercial real estate and multi-family residential	63,208	15.29	64,029	16.00	61,247	15.26	46,998	13.10	33,874	10.35	25,877	8.91
Construction	72,375	17.51	66,875	16.71	51,246	12.77	14,715	4.10	17,588	5.38	17,141	5.90
Home equity lines of credit	29,107	7.04	31,185	7.79	25,571	6.37	19,021	5.30	16,101	4.92	13,791	4.75

Total real estate loans	400,530	96.89	386,052	96.45	385,223	95.96	347,778	96.91	317,815	97.14	285,676	98.40

Commercial business loans	9,497	2.30	10,403	2.60	11,353	2.83	8,092	2.25	6,588	2.01	3,220	1.11
Consumer loans	3,371	0.81	3,792	0.95	4,877	1.21	3,013	0.84	2,773	0.85	1,435	0.49

Total consumer loans	12,868	3.11	14,195	3.55	16,230	4.04	11,105	3.09	9,361	2.86	4,655	1.60

Total loans	413,398	100.00%	400,247	100.00%	401,453	100.00%	358,883	100.00%	327,176	100.00%	290,331	100.00%

Less:
Undisbursed portion of construction loans in process	31,113		32,699		26,725		6,510		9,985		9,579
Deferred loan fees	1,344		1,472		1,891		1,871		1,805		1,640
Allowance for loan losses	1,359		1,456		1,813		1,590		1,344		1,346

Net loans	$379,582		$364,620		$371,024		$348,912		$314,042		$277,766

        Contractual Terms to Final Maturities.    The following table shows the scheduled contractual maturities of our loans as of June 30, 2004 and December 31, 2003, respectively, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four-Family Residential	Commercial Real Estate and Multi-Family Residential	Construction	Commercial Business Loans	Home Equity Lines of Credit	Consumer	Total
	(In Thousands)
Amounts due after June 30, 2004 in:
One year or less	$298	$18,276	$53,763	$6,668	$29,107	$249	$108,361
After one year through two years	615	392	18,612	516	—	550	20,685
After two years through three years	3,018	2,919	—	362	—	1,004	7,303
After three years through five years	12,551	555	—	1,001	—	1,501	15,608
After five years through ten years	23,100	3,313	—	242	—	67	26,722
After ten years through fifteen years	74,360	9,129	—	708	—	—	84,197
After fifteen years	121,898	28,624	—	—	—	—	150,522

Total	$235,840	$63,208	$72,375	$9,497	$29,107	$3,371	$413,398

	One- to Four-Family Residential	Commercial Real Estate and Multi-Family Residential	Construction	Commercial Business Loans	Home Equity Lines of Credit	Consumer	Total
	(In Thousands)
Amounts due after December 31, 2003 in:
One year or less	$524	$21,818	$51,659	$7,315	$31,130	$166	$112,612
After one year through two years	574	434	15,216	503	—	782	17,509
After two years through three years	1,746	144	—	327	55	1,130	3,402
After three years through five years	12,994	3,540	—	1,219	—	1,642	19,395
After five years through ten years	22,213	4,172	—	299	—	72	26,756
After ten years through fifteen years	71,614	7,519	—	740	—	—	79,873
After fifteen years	114,298	26,402	—	—	—	—	140,700

Total	$223,963	$64,029	$66,875	$10,403	$31,185	$3,792	$400,247

        The following table shows the amount of our loans at June 30, 2004 and December 31, 2003, respectively, which are due after June 30, 2005 and December 31, 2004, respectively, and indicates whether they have fixed-rates of interest or rates which are floating or adjustable.

	Fixed-Rate	Floating or Adjustable-Rate	Total at June 30, 2004
	(In Thousands)
One- to four-family residential	$232,743	$2,799	$235,542
Commercial real estate and multi-family residential	24,887	20,046	44,933
Construction	—	18,612	18,612
Commercial business	823	2,005	2,828
Home equity lines of credit	—	—	—
Consumer	2,658	464	3,122

Total	$261,111	$43,926	$305,037

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2003
	(In Thousands)
One- to four-family residential	$219,711	$3,728	$223,439
Commercial real estate and multi-family residential	20,554	21,657	42,211
Construction	—	15,216	15,216
Commercial business	930	2,158	3,088
Home equity lines of credit	55	—	55
Consumer	3,295	331	3,626

Total	$244,545	$43,090	$287,635

        Loan Originations.    Our lending activities are subject to underwriting standards and loan origination procedures established by our board of trustees and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, our commercial and construction loan officers actively solicit new loans throughout our market area. Single-family residential mortgage loan applications and consumer loan applications are taken at any Abington Bank banking offices. Applications for other loans typically are taken personally by our commercial or construction lending officers, although they may be received by a branch office initially and then referred to a construction or commercial lender. All loan applications are processed and underwritten centrally at our loan processing office and main office.

        Our single-family residential mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and Federal National Mortgage Association ("FNMA" or "Fannie Mae"). We also utilize automated loan processing and underwriting software systems developed by Freddie Mac for our new single-family residential mortgage loans. Property valuations of loans secured by real estate are undertaken by our in-house appraiser or by an independent third-party appraiser approved by our board of trustees.

        Specified loan officers of Abington Bank have limited authority to approve automobile loans and other consumer loans up to $15,000. Home equity loans and lines of credit may be approved jointly by two authorized Vice Presidents. Our loan policy generally requires that all other loans up to $1.0 million must be approved by either the Consumer Loan Committee (which is comprised of the Bank's President, Senior Vice President—Lending and five other officers) or Commercial Loan Committee (comprised of the Bank's President, Senior Vice President—Lending and five other officers). All of such loans are reported to our board of trustees on a monthly basis. Loans exceeding $1.0 million must be approved by the full board of trustees.

        In additional to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate and multi-family residential mortgage loans and construction loans, from other financial institutions in our market area. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. Generally, we have purchased such loans without any recourse to the seller. However, we actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan's performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower. During the years ended December 31, 2003, 2002 and 2001, we sold $2.6 million, $7.3 million and $7.1 million, respectively, of newly originated single-family residential mortgage loans with servicing retained. Such loans were sold in order to recognize certain embedded gains. We have discontinued such loans sales, but, depending on market conditions, may again consider such sales in the future. In addition, we have sold participation interests in loans originated by us to other institutions. When we have sold participation interests or whole loans, it generally has been done on the basis of very limited recourse. As of June 30, 2004, our total exposure to recourse arrangements with respect to our sales of whole loans and participation interests in loans was $185,000. We generally have sold participation interests in loans only when a loan would exceed our loans-to-one borrower limits. Our loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus or $8.3 million at June 30, 2004. The reorganization and net proceeds received in the offering will increase this limit. We expect to take advantage of the increased limit in order to originate larger loans consistent with our current practices and procedures. At June 30, 2004, our five largest loans to one borrower and related entities amounted to $10.0 million, $8.8 million, $8.6 million, $8.0 million and $7.3 million, and all of such loans were performing in accordance with their terms. The $10.0 million loan is in compliance with an exception to the loans-to-one borrower limit because it was fully collateralized by cash on deposit with Abington Bank while the two other loans exceeding the $8.3 million threshold comply with the limit because they are subject to covenants restricting the amounts outstanding to the Bank's then current limit.

        The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(In Thousands)
Loan originations:
One- to four-family residential	$42,469	$44,767	$92,143	$58,771	$64,278
Commercial real estate and multi-family residential	7,185	6,466	14,301	17,437	22,036
Construction	16,396	14,139	47,737	49,623	13,611
Home equity lines of credit	6,304	5,743	14,843	11,189	5,546
Commercial business	3,864	2,892	5,700	5,782	3,029
Consumer	241	491	1,081	4,212	1,858

Total loan originations	76,459	74,498	175,805	146,954	110,358

Loans purchased:
Whole loans	—	—	—	—	—
Participation interests	2,299	2,565	4,940	17,540	1,320

Total loans purchased	2,299	2,565	4,940	17,540	1,320

Loans sold:
Whole loans	—	(2,280)	(2,280)	(7,332)	(7,101)
Participation interests	—	—	(5,361)	—	—

Total loans sold	—	(2,280)	(7,641)	(7,332)	(7,101)

Loan principal repayments	(63,879)	(85,488)	(181,746)	(134,618)	(69,143)

Total loans sold and principal repayments	(63,879)	(87,768)	(189,387)	(141,950)	(76,244)
Increase or (decrease) due to other items, net (1)	83	1,920	2,238	(432)	(564)

Net increase (decrease) in loan portfolio	$14,962	$(8,785)	$(6,404)	$22,112	$34,870

(1)
Other items consist of loans in process, deferred fees and the allowance for loan losses.

        One- to Four-Family Residential Mortgage Lending.    One of our primary lending activities continues to be the origination of loans secured by first mortgages on one- to four-family residences in our market area. At June 30, 2004, $235.8 million of our total loan portfolio consisted of single-family residential mortgage loans. Due primarily to increased mortgage loan prepayments due to refinance activity as a result of the low interest rate environment, as well as our increased emphasis on commercial real estate, construction and commercial business loans, the percentage of single-family residential mortgage loans in our portfolio has decreased from 78.8% at December 31, 1999 to 57.1% at June 30, 2004.

        Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming with guidelines issued by Freddie Mac and Fannie Mae. We utilize proprietary software developed by Freddie Mac in processing and underwriting our single-family residential mortgage loans. Applications for one- to four-family residential mortgage loans are accepted at any of our banking offices and are then referred to the Residential Lending Department at our main office and our Loan Processing Center in order to process the loan, which consists primarily of obtaining all documents required by Freddie Mac and Fannie Mae underwriting standards, and complete the underwriting, which includes making a determination whether the loan meets our underwriting standards such that the bank can extend a loan commitment to the customer. We generally have retained for portfolio a substantial portion of the single-family residential mortgage loans that we originate. We service all loans that we have originated through our in-house loan servicing department. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 15, 20 or 30 years. We also have offered adjustable rate mortgage ("ARM") loans on occasion. However, due to local market conditions, we have not offered single-family ARM loans for more than 10 years. At June 30, 2004, only $3.7 million, or 1.7%, of our one- to four-family residential loan portfolio consisted of ARM loans.

        We underwrite one- to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. Our in-house appraiser or another licensed appraiser appraises all properties securing one- to four-family first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.

        Our single-family residential mortgage loans also include home equity loans, which amounted to $33.0 million at June 30, 2004. We offer fixed-rate home equity loans in amounts up to $200,000. Our home equity loans are fully amortizing and have terms to maturity of up to 15 years. While home equity loans also are secured by the borrower's residence, we generally obtain a second mortgage position on these loans. Our lending policy provides that our home equity loans have loan-to-value ratios, when combined with any first mortgage, of 90% or less, although the preponderance of our home equity loans have combined loan-to-value ratios of 80% or less. Our single-family residential mortgage loans also include some loans to local businessmen for a commercial purpose, but which are secured by liens on the borrower's residence.

        Commercial Real Estate and Multi-Family Residential Real Estate Loans.    At June 30, 2004, our commercial real estate and multi-family residential loans amounted to $63.2 million or 15.3% of our total loan portfolio. While our commercial real estate and multi-family residential loans decreased slightly in the first half of 2004, such loans generally have increased, both in terms of the aggregate amount outstanding and as a percentage of the loan portfolio, since December 31, 1999.

        Our commercial real estate and residential multi-family real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, residential properties with five or more units and other properties used for commercial and multi-family purposes located in our market area. Our commercial and multi-family real estate loans tend to be originated in an amount less than $3.0 million but will occasionally exceed that amount. At June 30, 2004, the average commercial and multi-family real estate loan size was $250,000. The five largest commercial real estate and multi-family real estate loans outstanding were $6.2 million, $5.1 million, $3.7 million, $2.9 million and $1.7 million, and all of such loans were performing in accordance with all their terms. We currently have four commercial lenders who actively solicit commercial real estate and multi-family residential mortgage loans in our market area.

        Although terms for commercial real estate and multi-family loans vary, our underwriting standards generally allow for terms up to 30 years with monthly amortization over the life of the loan and loan-to-value ratios of not more than 80%. Interest rates are either fixed or adjustable, based upon designated market indices such as the 5-year Treasury CMT plus a margin, and fees of up to 2.0% are charged to the borrower at the origination of the loan. Generally, we obtain personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

        Commercial real estate and multi-family real estate lending involves different risks than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower's business. These risks can be affected by supply and demand conditions in the project's market area of rental housing units, office and retail space, warehouses, and other commercial space. We attempt to minimize these risks by limiting loans to proven businesses, only considering properties with existing operating performance which can be analyzed, using conservative debt coverage ratios in our underwriting, and periodically monitoring the operation of the business or project and the physical condition of the property. At June 30, 2004 and at December 31, 2003, 2002 and 2001, none of our commercial real estate and multi-family residential mortgage loans were either delinquent for more than 30 days or considered non-performing. We charged-off $671,000 and $298,000 in commercial real estate and multi-family residential real estate loans in the years ended December 31, 2003 and 2002, respectively, which constitute the only charge-offs of such loans over the past 5 1/2 years.

        Various aspects of a commercial and multi-family loan transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In our underwriting procedures, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 110% in the case of multi-family residential real estate loans and 120% in the case of commercial real estate loans. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers or, in some cases, Abington Bank's staff appraiser are obtained on each loan to substantiate the property's market value, and are reviewed by us prior to the closing of the loan.

        Construction Lending.    As part of our efforts to transition from a traditional thrift to a community bank, we have been an active originator of construction loans since the mid 1990s. We increased our construction loan efforts in 2002 when we hired a second construction loan officer. We targeted construction loans as a growth area for the bank because they have shorter terms to maturity and they generally have floating or adjustable interest rates. We have focused our construction lending on making loans to homebuilders in the Delaware Valley area to acquire, develop and build single-family residences. Our construction loans include, to a lesser extent, loans for the construction of commercial and industrial use properties such as office buildings, retail shops and warehouses. At June 30, 2004, our construction loans amounted to $72.4 million, or 17.5% of our total loan portfolio. This amount includes $31.1 million of undisbursed loans in process. Our construction loan portfolio has grown appreciably over the past 4 1/2 years. At December 31, 1999, our construction loans amounted to $17.1 million, or 5.9% of our total loan portfolio.

        A substantial amount of our construction loans are construction and development loans to contractors and builders primarily to finance the construction of single-family homes and subdivisions. Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders in the Delaware Valley with whom we have an established relationship. Residential construction and development loans are typically offered with terms of up to 36 months. One or two six-month extensions may be provided for at our option. The maximum loan-to-value limit applicable to these loans is 80% of the appraised post construction value. We often establish interest reserves and obtain personal and/or corporate guarantees as additional security on our construction loans. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved appraisers or loan inspectors warrants. Our construction loans are negotiated on an individual basis but typically have floating rates of interest based upon The Wall Street Journal prime rate or, in some cases, LIBOR. Additional fees may be charged as funds are disbursed. For the six months ended June 30, 2004, our average yield earned on construction loans was 4.77%. In addition to interest payments during the term of the construction loan, we typically require that payments to principal be made as units are completed and released. Generally such principal payments must be equal to 110% of the amount attributable to acquisition and development of the lot plus 100% of the amount attributable to construction of the individual home. We permit a pre-determined number of model homes to be constructed on an unsold or "speculative" basis. All other units must be pre-sold before we will disburse funds for construction. Our construction loans also include loans to acquire and hold unimproved land, loans to acquire land and develop the basic infrastructure, such as roads and sewers, and construction loans for commercial uses. The majority of our construction loans are secured by properties located in Bucks and Montgomery Counties, Pennsylvania. However, we also make construction loans in Philadelphia, Chester and Delaware Counties, Pennsylvania as well as the New Jersey suburbs of Philadelphia.

        Below is a brief description of our largest construction loans at June 30, 2004.

  •
  An $8.1 million acquisition, development and construction loan to a local, publicly traded developer for the acquisition, development and construction of a 38 single-family community located in Mount Laurel, New Jersey. This loan has a loan-to-value ratio of approximately 80%, a three-year term and an interest rate of LIBOR plus 2.0%, or 3.12% at June 30, 2004. The loan is structured as a $5.3 million acquisition and development loan, of which we sold a $1.0 million participation interest to another institution, and a $2.8 million revolving construction line of credit. The loan was originated in August 2003 and site development commenced in November 2003. At June 30, 2004, $1.4 million had been disbursed on this loan and $6.7 million was in process. This loan has fully performed in accordance with its terms.

  •
  A $6.2 million acquisition, development and construction loan to a limited partnership sponsored by a Philadelphia-based regional residential developer. The loan is to develop a 48 single-family home community in suburban Chester County, Pennsylvania. The loan, which was originated in

  October 2003, has a 36 month term with payments of interest only during the term of the loan and a floating interest rate at the Wall Street Journal prime rate plus 25 basis points or 4.25% at June 30, 2004. The loan-to-value ratio of this loan is approximately 79%. Site development commenced in October 2002 and, as of June 30, 2004, 32 homes had been constructed, sold and released. This loan has fully performed in accordance with its terms. We also have a $2.4 million loan to a related limited partnership for the construction of a mixed use office and retail complex located in Montgomery County, Pennsylvania. The loan has a 81.5% loan-to-value ratio, a 24 month term and a floating rate of interest at our prime rate or 4.0% at June 30, 2004. At June 30, 2004, $3.7 million of this loan had been disbursed and $2.5 million was in process. The loan has fully performed in accordance with its terms since origination in July 2002.

  •
  A $4.0 million loan and a $2.6 million loan for the acquisition, construction and development of a planned development of 200 age-restricted cluster homes located in Montgomery County, Pennsylvania. These loans will be used for the first and second phases of a planned three-phase project. The loan-to-value ratio is approximately 72%. The loans have three-year terms, require interest only payments during the term at the Wall Street Journal prime rate plus 1.0% or 5.0% at June 30, 2004. At June 30, 2004, the 48 units in phase 1 of this project were sold out, construction was nearing completion and 31 units had been delivered. Phase 2, consisting of 52 units, was under construction with 17 units sold at June 30, 2004. At June 30, 2004, $2.8 million and $1.0 million, respectively, had been disbursed on these loans with $1.2 million and $1.5 million, respectively, in process. These loans have fully performed in accordance with their terms since their originations in May 2003 and March 2004.

  •
  A $2.9 million acquisition, development and construction loan to build a car wash facility and an 11,000 square foot office building located in Hatfield, Pennsylvania. Construction has been completed and the facility is in operation. As of June 30, 2004, the borrower was 30 days delinquent on his payment. Payments were made subsequent to bring the loan current.

    Otherwise, the loan has fully performed in accordance with its terms since its origination in May 2002, and we expect that it will be fully repaid by the end of 2004.

  •
  A $2.6 million acquisition development and construction loan to renovate a 30-unit condominium in Philadelphia. At June 30, 2004, $1.4 million of this loan had been disbursed and $1.2 million was in process. This loan has fully performed in accordance with its terms since its origination in February 2004.

        Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated costs, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value less than the loan amount. We have attempted to minimize these risks by generally concentrating on residential construction loans in our market area to contractors with whom we have established relationships. At June 30, 2004, and at December 31, 2003, 2002 and 2001, we had no construction loans that were delinquent more than 30 days or that were considered non-performing. At June 30, 2004, we had one construction loan 30 days past due, the above described $2.9 million loan to develop a car wash and office building, which has been brought current. We had no construction loans more than 30 days delinquent at any of December 31, 2003, 2002 or 2001. We have not charged-off any construction loans in more than five years.

        Home Equity Lines.    At June 30, 2004, our home equity lines of credit amounted to $29.1 million or 7.0% of our net loan portfolio. The unused portion of home equity lines was $19.7 million at such date. We offer home equity lines in amounts up to $200,000 on a revolving line of credit basis with interest tied to the prime rate. Generally, we have a second mortgage on the borrower's residence as collateral on its home equity lines. Generally, our home equity lines have loan-to-value ratios (combined with any loan secured by a first mortgage) of 80% or less. Our customers may apply for home equity lines as well as home equity loans at any banking office or on-line through our website.

        Commercial Business Loans.    Our commercial business loans amounted to $9.5 million or 2.3% of the total loan portfolio at June 30, 2004. The unused portion of our commercial lines of credit at June 30, 2004, was $38.5 million.

        Our commercial business loans typically are to small to mid-sized businesses in our market area and may be for working capital, inventory financing or accounts receivable financing. Small business loans may have adjustable or fixed rates of interest and generally have terms of three years or less but may go up to 10 years. Our commercial business loans generally are secured by equipment, machinery or other corporate assets. In addition, we generally obtain personal guarantees from the principals of the borrower with respect to all commercial business loans.

        At June 30, 2004, our largest commercial business loan was a $2.5 million loan to a local company which leases automobiles on a fleet basis to businesses. This loan, which was originated more than five years ago, had an outstanding balance of $1.8 million at June 30, 2004 and has performed in accordance with its terms since origination.

        Our four commercial lenders actively solicit commercial business loans in our market area. Given the on-going consolidation of financial institutions, we are seeking to increase our commercial business loan portfolio. In particular, we are targeting loans of $250,000 to $500,000 that generally are considered too small by the regional and super-regional banks operating in our market. Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans.

        Consumer Lending Activities.    In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans such as loans secured by deposit accounts, automobile loans and unsecured personal loans. These loans are originated primarily through existing and walk-in customers and direct advertising. At June 30, 2004, $12.9 million, or 3.1% of the total loan portfolio consisted of these types of loans.

        Consumer loans generally have higher interest rates and shorter terms than residential loans, however, they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the year ended December 31, 2003, we charged-off $89,000 of consumer loans.

        Loan Approval Procedures and Authority.    Our Board of Trustees establishes the bank's lending policies and procedures. Our Lending Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our Board of Trustees.

        Various officers or combinations of officers of Abington Bank have the authority within specifically identified limits to approve new loans. The largest individual lending authority is $1.0 million. Amounts in excess of the individual lending limits must be approved by the Commercial Lending Committee or the Consumer Lending Committee. Loans in excess of $1.0 million must be approved by the Board of Trustees of Abington Bank.

Asset Quality

        General.    One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans. In addition, in recent years, we have retained independent, third parties to undertake reviews of the credit quality of our loan portfolio.

        When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made 15 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans delinquent 60 days or more are reported to the Board of Trustees of Abington Bank.

        On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases ("non-accrual" loans). On single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due, as to principal and interest payments, our policy, with certain limited exceptions, is to discontinue accruing additional interest and reverse any interest currently accrued. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower's financial condition and payment record demonstrate an ability to service the debt.

        Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

        We account for our impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial real estate, construction and commercial business loans are individually evaluated for impairment. As of June 30, 2004, we had no impaired loans, while at December 31, 2003 and 2002, we had $103,000 and $770,000, respectively, of loans deemed to be impaired. These loans were all to the same borrower who experienced severe financial problems before his death. We charged-off $671,000 of these loans in 2003 and the remaining $99,000 was charged-off in the second quarter of 2004.

        Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with Federal banking regulations, as a part of our credit monitoring system. We currently classify problem and potential problem assets as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention."

        When an insured institution classifies one or more assets, or portions thereof, as "substandard" or "doubtful," it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

        A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal and state bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." The guidance contained in the SAB focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC's issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council ("FFIEC"), issued an interagency policy statement entitled "Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions" (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation.

        Our allowance for loan losses includes a portion which is allocated by type of loan, based primarily upon our periodic reviews of the risk elements within the various categories of loans, as well as an unallocated portion. The unallocated portion of the allowance is established upon consideration of various qualitative and quantitative factors with respect to the overall loan portfolio. In recent periods the amount of the unallocated portion of our allowance for loan losses has increased due primarily to our consideration of the changes within the composition of loan portfolio, particularly the increases in our construction loan portfolio and an increase in larger balance non-residential loans, as well as national and local economic conditions and concentrations of credit. In recent periods, the increases in the amount of our unallocated allowance reflects, in part, our consideration that, while our historical experience has not dictated that we should revise our allocation formulas, the growth in our construction and commercial loan portfolios coupled with consideration that loan performance may suffer in the anticipated rising interest rate environment called for additional provisions. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

        We review and classify assets on a monthly basis and the Board of Trustees is provided with monthly reports on our classified assets. We classify assets in accordance with the management guidelines described above. At June 30, 2004, we had no assets classified as "doubtful," while at December 31, 2003 and 2002, we had $103,000 and $770,000, respectively, of assets classified as doubtful. At June 30, 2004 and at December 31, 2003 and 2002, we had $13,000, $44,000 and $55,000, respectively, of assets classified as "substandard." At June 30, 2004 and at December 31, 2003 and 2002, we had no loans classified as "loss." In addition, as of June 30, 2004 and as of December 31, 2003 and 2002, we had $257,000, $605,000 and $1.5 million, respectively, of loans designated "special mention."

        Delinquent Loans.    The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	June 30, 2004				December 31, 2003				December 31, 2002
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in Thousands)
One- to four-family residential	12	$471	1	$17	19	$1,055	3	$321	35	$1,467	15	$424
Commercial real estate and multi-family residential	—	—	—	—	—	—	—	—	—	—	—	671
Construction	1	2,916	—	—	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—	—	—	—	—
Home equity lines of credit	3	261	—	—	4	219	3	109	—	—	1	99
Consumer loans	—	—	1	7	7	14	2	32	11	321	10	56

Total delinquent loans	16	$3,648	2	$24	30	$1,288	8	$462	46	$1,788	26	$1,250

Delinquent loans to total net loans		0.96%		0.01%		0.35%		0.13%		0.48%		0.34%

Delinquent loans to total loans		0.88%		0.01%		0.32%		0.12%		0.45%		0.31%

        Non-Performing Loans and Real Estate Owned.    The following table sets forth information regarding our non-performing loans and real estate owned. Our general policy is to cease accruing interest on single-family residential mortgage which are 120 days or more past due and all other loans which are 90 days or more past due and to charge-off all accrued interest.

        For the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $5,000, $16,000 and $45,000, respectively.

        The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. We did not have troubled debt restructurings at any of the dates indicated.

		December 31,
	June 30, 2004
		2003	2002	2001	2000	1999
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential	$—	$99	$—	$82	$131	$—
Commercial real estate and multi-family residential	—	—	671	969	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity lines of credit	—	—	99	99	—	—
Consumer	—	16	—	—	—	—

Total non-accruing loans	—	115	770	1,150	131	—

Accruing loans 90 days or more past due:
One- to four-family residential	17	222	424	233	637	365
Multi-family residential and commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity lines of credit	—	109	—	24	—	41
Consumer	7	16	56	19	—	3

Total accruing loans 90 days or more past due	24	347	480	276	637	409

Total non-performing loans(1)	24	462	1,250	1,426	768	409

Real estate owned, net	—	—	—	—	—	—
Total non-performing assets	$24	$462	$1,250	$1,426	$768	$409

Total non-performing loans as a percentage of loans, net	0.01%	0.13%	0.34%	0.41%	0.25%	0.15%

Total non-performing loans as a percentage of total assets	—	0.08%	0.23%	0.30%	0.18%	0.10%

Total non-performing assets as a percentage of total assets	—	0.08%	0.23%	0.30%	0.18%	0.10%

(1)
Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

        Property acquired by Abington Bank through foreclosure is initially recorded at the lower of cost, which is the lesser of the carrying value of the loan or fair value at the date of acquisition, or the fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, we charge earnings for the diminution in value. Our policy is to obtain an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure and to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties.

        Allowance for Loan Losses.    The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In recent periods, in establishing the allowance for loan losses we have given particular consideration to the growth in our construction loan portfolio as well as certain larger balance non-residential mortgage loans. In addition, in establishing the allowance for loan losses, we recently implemented a nine point internal rating system for all loans originated by the Commercial Lending Department. At the time of origination, each loan, other than single-family residential mortgage loans, home equity lines and consumer loans, is assigned a rating based on the assumed risk elements of the loan. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management. As of June 30, 2004, our allowance for loan losses was 0.33% of total loans receivable.

        During the year ended December 31, 2003, we charged-off $671,000 of commercial real estate and multi-family residential mortgage loans. Such loans were all to one borrower and previously had been deemed impaired. The remaining $99,000 of loans to this borrower were charged-off in the second quarter of 2004. See "Asset Quality—General." In the five-year period ended December 31, 2003, our loan charge-offs have been relatively minimal and three borrowers and their affiliates were responsible for 92.8% of such charge-offs.

        We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

        The following table shows changes in our allowance for loan losses during the periods presented.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Total loans outstanding at end of period	$413,398	$391,334	$400,247	$401,453	$358,883	$327,176	$290,331
Average loans outstanding	369,325	362,266	361,548	366,246	341,112	295,404	267,462
Allowance for loan losses, beginning of period	1,456	1,813	1,813	1,590	1,344	1,346	1,330
Provision (recovery) for loan losses	45	250	375	500	628	—	—

Charge-offs:
One- to four-family residential	99	—	—	—	—	—	—
Commercial real estate and multi-family residential	—	671	671	298	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	413	—	—
Home equity lines of credit	48	27	—	—	—	—	—
Consumer	—	—	89	—	2	2	15

Total charge-offs	147	698	760	298	415	2	15

Recoveries on loans previously charged off	5	1	28	21	33	—	31

Allowance for loan losses, end of period	$1,359	$1,366	$1,456	$1,813	$1,590	$1,344	$1,346

Allowance for loan losses as a percent of non-performing loans	5,662.50%	222.11%	315.15%	145.04%	111.50%	175.00%	329.10%

Ratio of net charge-offs during the period to average loans outstanding during the period	0.04%	0.19%	0.21%	0.08%	0.12%	0.00%	0.01%

        The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

			December 31,
	June 30, 2004
			2003		2002		2001		2000		1999
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
One- to four-family residential	$620	57.05%	$625	55.95%	$694	61.56%	$856	74.41%	$889	76.49%	$716	78.84%
Commercial real estate and multi-family residential	178	15.29	224	16.00	636	15.26	505	13.10	93	10.35	87	8.91
Construction	229	17.51	68	16.71	49	12.77	16	4.10	19	5.38	19	5.90
Home equity lines of credit	56	7.04	51	7.79	55	6.37	52	5.30	35	4.92	33	4.75
Commercial business	193	2.30	104	2.60	114	2.83	81	2.25	66	2.01	32	1.11
Consumer	34	0.81	38	0.95	49	1.21	30	0.84	28	0.85	14	0.49
Unallocated	49	—	346	—	216	—	50	—	214	—	445	—

Total	$1,359	100.00%	$1,456	100.00%	$1,813	100.00%	$1,590	100.00%	$1,344	100.00%	$1,346	100.00%

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        In recent periods, the amount of the unallocated portion of our allowance for loan losses has increased due primarily to our consideration of the changes within the composition of loan portfolio, particularly the increases in our construction loan portfolio and an increase in larger balance non-residential loans, as well as national and local economic conditions and our concentrations of credit in the local market. The increases in the amount of our unallocated allowance also reflects, in part, our consideration that, while our historical experience has not dictated that we should revise our specific allocation formulas, the level of uncertainty in recording probable losses resulting from the growth in our construction and commercial loan portfolios called for additional provisions.

Investment Activities

        General.    We invest in securities pursuant to our Investment Policy, which has been approved by our board of trustees. The Investment Policy designates our President and three Senior Vice Presidents as the Investment Committee, which committee is authorized by the board to make the bank's investments consistent with the Investment Policy. The board of trustees of Abington Bank reviews all investment activity on a monthly basis.

        Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity. We also use a leveraged investment strategy for the purpose of enhancing returns. Pursuant to this strategy, we have utilized borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") to purchase additional investment securities. We attempt to match the advances with the securities purchased in order to obtain a favorable difference, or "spread," between the interest paid on the advance against the yield received on the security purchased.

        At June 30, 2004, our investment and mortgage-backed securities amounted to $207.5 million in the aggregate or 32.7% of total assets at such date. The largest component of our securities portfolio in recent periods has been mortgage-backed securities, which amounted to $137.0 million or 62.2% of the securities portfolio at June 30, 2004. In addition, we invest in U.S. government and agency obligations, municipal securities, corporate debt obligations and other securities. The majority of our agency debt securities have call provisions which provide the agency with the ability to call the securities at specified dates.

        Pursuant to SFAS No. 115, our securities are classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At June 30, 2004, we had $158.1 million of securities classified as available for sale, $49.4 million of mortgage-backed securities classified as held to maturity and no securities classified as trading account.

        We do not purchase mortgage-backed derivative instruments that would be characterized "high-risk" under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better.

        Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), Fannie Mae or Freddie Mac. Our mortgage-backed securities also include collateralized mortgage obligations ("CMOs") issued by such agencies. At June 30, 2004, $10.1 million of our mortgage-backed securities were CMOs. At June 30, 2004, all of our mortgage-backed securities were issued by the GNMA, FNMA or FHLMC and we had no mortgage-backed securities issued by private issuers.

        Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

        Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

        Collateralized mortgage obligations are typically issued by a special-purpose entity, in our case, of government agencies, which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Substantially all of the collateralized mortgage obligations held in our portfolio consist of senior sequential tranches. By purchasing senior sequential tranches, management attempts to ensure the cash flow associated with such an investment.

        The following table sets forth certain information relating to our investment and mortgage-backed securities portfolios at the dates indicated.

			December 31,
	June 30, 2004
			2003		2002		2001
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In Thousands)
Mortgage-backed securities	$137,045	$135,245	$120,917	$121,104	$49,904	$51,438	$45,350	$45,662
U.S. government and agency obligations	67,004	65,188	72,988	72,429	35,197	35,721	17,929	18,192
Corporate securities	1,000	1,024	1,501	1,538	2,399	2,411	5,418	5,550
Municipal obligations	180	186	180	189	180	191	180	182
Investment certificates of deposit	1,579	1,579	1,579	1,579	1,777	1,777	2,369	2,369
Mutual funds	3,359	3,259	3,330	3,250	3,270	3,218	3,188	3,130
FHLB stock	10,026	10,026	10,039	10,039	7,033	7,033	5,814	5,814
Other	3	1	3	1	3	1	—	1

Total investment and mortgage-backed securities	$220,196	$216,508	$210,537	$210,129	$99,763	$101,790	$80,248	$80,900

        The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2004 and December 31, 2003, respectively. No tax-exempt yields have been adjusted to a tax-equivalent basis.

	Amounts at June 30, 2004 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
U.S. government and agency obligations	$515	6.99%	$53,500	2.71%	$10,989	3.91%	$2,000	6.50%
Corporate securities	—	—	1,000	4.19	—	—	—	—
Municipal obligations	—	—	180	3.90	—	—	—	—
Mortgage-backed securities	54	6.36	30,615	3.64	23,419	3.81	82,957	4.59
Investment certificates of deposit	783	3.80	796	3.65	—	—	—	—

Total	$1,352	5.12%	$86,091	3.07%	$34,408	3.84%	$82,957	4.63%

	Amounts at December 31, 2003 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
U.S. government and agency obligations	$—	—	$58,000	2.77%	$12,988	3.96%	$2,000	6.50%
Corporate securities	501	5.64%	1,000	4.19	—	—	—	—
Municipal obligations	—	—	180	3.90	—	—	—	—
Mortgage-backed securities	46	6.81	33,015	3.73	19,784	3.84	68,072	4.83
Investment certificates of deposit	495	4.32	1,084	3.80	—	—	—	—

Total	$1,042	5.07%	$93,279	3.14%	$32,772	3.89%	$70,072	4.88%

        The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated.

		December 31,
	June 30, 2004
		2003	2002	2001
	(In Thousands)
Fixed rate:
Available for sale	$78,920	$74,829	$34,931	$38,488
Held to maturity	49,397	43,008	10,060	—

Total fixed rate	128,317	117,837	44,991	38,488

Adjustable rate:
Available for sale	8,728	3,080	4,913	6,862
Held to maturity	—	—	—	—

Total adjustable-rate	8,728	3,080	4,913	6,862

Total mortgage-backed securities	$137,045	$120,917	$49,904	$45,350

        Information regarding the contractual maturities and weighted average yield of our mortgage-backed securities portfolio at June 30, 2004 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities.

	Amounts at June 30, 2004 Which Mature In
	One Year or Less	Weighted Average Yield	Over One through Five Years	Weighted Average Yield	Over Five Years	Weighted Average Yield
	(Dollars in Thousands)
Fixed rate:
Available for sale	$54	6.36%	$30,615	3.64%	$48,251	4.65%
Held to maturity	—	—	—	—	49,397	4.62

Total fixed-rate	54	6.62	30,615	3.71	97,648	4.58

Adjustable rate:
Available for sale	—	—	—	—	8,728	3.16
Held to maturity	—	—	—	—	—	—

Total adjustable-rate	—	—	—	—	8,728	3.15

Total	$54	6.62%	$30,615	3.71%	$106,376	4.42%

        The following table sets forth the purchases, sales and principal repayments of our mortgage-backed securities during the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in Thousands)
Mortgage-backed securities at beginning of period	$120,917	$49,904	$49,904	$45,350	$37,236
Purchases	35,380	65,683	99,232	20,554	18,706
Maturities and repayments	(19,052)	(24,178)	(28,074)	(16,019)	(10,643)
Sales	—	—	—	—	—
Amortizations of premiums and discounts, net	(200)	(161)	(145)	19	51

Mortgage-backed securities at end of period	$137,045	$91,248	$120,917	$49,904	$45,350

Weighted average yield at end of period	4.34%	5.16%	4.37%	5.87%	6.24%

Sources of Funds

        General.    Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

        Deposits.    We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At June 30, 2004, 54.9% of the funds deposited with Abington Bank were in core deposits, which are deposits other than certificates of deposit.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where its branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

        Abington Bank uses traditional means of advertising its deposit products, including broadcast and print media and generally does not solicit deposits from outside its market area. In recent years, we have emphasized the origination of core deposits. This strategy has resulted in a significant increase in core deposits, particularly checking accounts, as well as increased fee income and new customer relationships.

        We do not actively solicit certificate accounts in excess of $100,000, known as "jumbo CDs," or use brokers to obtain deposits. At June 30, 2004, our jumbo CDs amounted to $54.9 million, of which $19.9 million are scheduled to mature within twelve months. Our jumbo CDs amounted to $58.1 million and $63.0 million, respectively, at December 31, 2003 and 2002, of which $29.3 million and $33.3 million, respectively, were scheduled to mature in 12 months. At June 30, 2004, the weighted average remaining maturity of our certificate of deposit accounts was 21.9 months.

        The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

			December 31,
	June 30, 2004
			2003		2002		2001
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
1.00% — 1.99%	$55,957	14.53%	$52,112	14.37%	$10,528	3.06%	$90	0.03%
2.00% — 2.99%	22,018	5.72	29,555	8.15	58,405	16.96	25,584	8.28
3.00% — 3.99%	45,869	11.91	28,871	7.96	36,478	10.59	19,579	6.34
4.00% — 4.99%	15,220	7.21	16,005	8.16	17,179	10.05	42,576	29.34
5.00% — 5.99%	30,926	8.03	34,289	9.45	39,180	11.38	35,032	11.34
6.00% — 6.99%	3,877	1.01	5,681	1.57	11,393	3.31	40,275	13.03
7.00% or more	—	—	—	—	305	0.09	792	0.26

Total certificate accounts	173,867	45.15	166,513	45.91	173,468	50.38	163,928	53.04

Transaction accounts:
Savings	101,561	26.37	91,608	25.26	79,956	23.32	64,620	20.91
Checking:
Interest bearing	51,550	13.39	50,733	13.99	45,562	13.23	39,585	12.81
Non-interest bearing	37,823	9.82	37,855	10.44	29,965	8.70	26,870	8.69
Money market	20,307	5.27	15,957	4.40	15,385	4.47	14,056	4.55

Total transaction accounts	211,241	54.85	196,153	54.09	170,868	49.62	145,131	46.96

Total deposits	$385,108	100.00%	$362,666	100.00%	$344,336	100.00%	$309,059	100.00%

        The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,
	2004			2003			2003			2002			2001
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in Thousands)
Savings	$97,622	$283	0.58%	$86,160	$755	1.75%	$90,469	$881	0.97%	$75,461	$1,269	1.68%	$59,252	$1,407	2.37%
Checking	51,373	30	0.12	45,136	25	0.11	46,433	51	0.11	42,632	58	0.14	35,926	24	0.07
Money market	18,794	76	0.81	16,962	121	1.43	16,822	187	1.11	14,198	255	1.80	11,353	282	2.48
Certificates of deposit	170,660	2,609	3.06	169,659	2,965	3.50	169,058	5,703	3.37	164,089	6,631	4.04	161,612	8,879	5.49

Total interest-bearing deposits	338,449	2,998	1.77	317,917	3,866	2.43	322,782	6,822	2.11	296,380	8,213	2.77	268,143	10,592	3.95

Total deposits	$374,279	$2,998	1.60%	$353,412	$3,866	2.19%	$359,230	$6,822	1.90%	$325,315	$8,213	2.52%	$291,900	$10,592	3.63%

        The following table shows our savings flows during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(In Thousands)
Total deposits	$1,513,088	$1,416,032	$3,016,200	$2,482,245	$1,970,798
Total withdrawals	1,492,901	1,402,882	3,004,934	2,455,580	1,948,055
Interest credited	2,255	2,578	7,064	8,612	10,713

Total increase (decrease) in deposits	$22,442	$15,728	$18,330	$35,277	$33,456

        The following table presents, by various interest rate categories and maturities, the amount of our certificates of deposit at June 30, 2004.

	Balance at June 30, 2004 Maturing in the 12 Months Ending June 30,
Certificates of Deposit
	2005	2006	2007	Thereafter	Total
	(In Thousands)
Less than 2.00%	$49,148	$6,770	$40	$—	$55,958
2.00% – 2.99%	8,044	10,471	1,875	1,628	22,018
3.00% – 3.99%	12,381	4,537	20,368	8,582	45,868
4.00% – 4.99%	2,693	150	3,401	8,976	15,220
5.00% – 5.99%	2,405	1,919	24,722	1,880	30,926
6.00% – 6.99%	2,173	765	132	807	3,877
7.00% or more	—	—	—	—	—

Total certificate accounts	$76,844	$24,612	$50,538	$21,873	$173,867

        The following table shows the maturities of our certificates of deposit of $100,000 or more at June 30, 2004 and December 31, 2003, respectively, by time remaining to maturity.

	At June 30, 2004
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
September 30, 2004	$12,336	2.212%
December 31, 2004	4,574	2.237
March 31, 2005	1,432	1.660
June 30, 2005	1,534	2.318
After June 30, 2005	35,042	4.067

Total certificates of deposit with balances of $100,000 or more	$54,918	3.386%

	At December 31, 2003
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
March 31, 2004	$10,005	1.767%
June 30, 2004	4,484	2.525
September 30, 2004	11,204	2.934
December 31, 2004	3,588	2.456
After December 31, 2004	28,774	4.756

Total certificates of deposit with balances of $100,000 or more	$58,055	3.575%

        Borrowings.    We utilize advances from the Federal Home Loan Bank of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by its investment in capital stock of the Federal Home Loan Bank of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Pittsburgh will advance to member institutions, including Abington Bank, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. At June 30, 2004, we had $165.3 million in outstanding FHLB advances and $221.7 million of additional FHLB advances available. At such date all of our FHLB advances had maturities of more than one year and fixed rates of interest. Approximately $91.7 million of our FHLB advances at June 30, 2004 were part of our matched funding program whereby we use such advances to purchase securities. Our current policy permits us to utilize up to $100.0 million of advances to match-fund securities. Subsequent to the reorganization, it is likely that we will increase such limit to permit moderately increased utilization of FHLB advances.

        In addition to FHLB advances, our borrowings include securities sold under agreements to repurchase (repurchase agreements). Repurchase agreements are contracts for the sale of securities owned or borrowed by Abington Bank, with an agreement to repurchase those securities at an agreed upon price and date. We use repurchase agreements as an investment vehicle for our commercial sweep checking product. We enter into securities repurchase agreements with our commercial checking account customers under a sweep account arrangement. Account balances are swept on a daily basis into mortgage-backed securities purchases from us, which we agree to repurchase as the checking account is drawn upon by the customer. At June 30, 2004, our securities repurchase agreements amounted to $20.8 million and all of such borrowings were short-term, having maturities of one year or less. The average balance of our securities sold under repurchase agreements for the six months ended June 30, 2004 was $15.9 million.

        The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$166,310	$135,282	$148,090	$116,689	$101,857
Maximum amount outstanding at any month-end during the period	173,022	147,791	173,732	123,581	110,770
Balance outstanding at end of period	165,325	147,791	173,732	122,761	107,251
Average interest rate during the period	4.343%	4.890%	4.673%	5.142%	5.318%
Weighted average interest rate at end of period	4.358%	4.653%	4.180%	5.049%	5.229%
Other borrowed money:
Average balance outstanding	$15,848	$14,096	$15,241	$10,304	$14,379
Maximum amount outstanding at any month-end during the period	21,382	19,923	21,721	14,273	27,783
Balance outstanding at end of period	20,750	19,923	8,681	11,937	9,749
Average interest rate during the period	0.480%	0.720%	0.612%	1.048%	2.948%
Weighted average interest rate at end of period	0.492%	0.727%	0.516%	0.716%	1.197%

        At June 30, 2004, $28.8 million of our borrowings were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 0.98% at June 30, 2004.

Properties

        We currently conduct business from our main office, seven full-service banking offices and four limited service offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at June 30, 2004.

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(In Thousands)
Main Office 180 Old York Road Jenkintown, PA 19046	Owned	n/a	$1,380	$90,133
Loan Processing Office 179 Washington Lane Jenkintown, PA 19046	Owned	n/a	906	n/a
Glenside Branch 273 Keswick Avenue Glenside, PA 19038	Bldg. Owned Ground Lease	12/31/19	483	76,406
Abington Branch 990 Old York Road Abington, PA 19001	Leased	1/31/19	185	56,051
Willow Grove Branch 275 Moreland Road Willow Grove, PA 19090	Owned	n/a	1,121	63,109
Horsham Branch Rt 611 & County Line Road Horsham, PA 19044	Leased	5/31/08	259	23,658
Huntingdon Valley Branch 667 Welsh Road Huntingdon Valley, PA 19006	Leased	12/31/14	130	18,686
Fort Washington Branch 101 Fort Washington Avenue Fort Washington, PA 19034	Leased	8/15/08	173	20,234
Montgomeryville Branch 521 Stump Road North Wales, PA 19454	Leased	3/31/06	32	18,054
Rydal Park Limited Service Office 1515 The Fairway Rydal, PA 19046	Leased	5/21/08	—	6,457
Centennial Station Limited Service Office 12106-B Centennial Station Warminster, PA 18974	Leased	7/31/05	7	1,945
Regency Towers Limited Service Office 1003 Easton Road Willow Grove, PA 19090	Leased	11/14/05	45	2,349
Ann's Choice Limited Service Office 10000 Ann's Choice Way Warminster, PA 18974	Leased	7/31/08	4	8,026

Securities Brokerage Activities

        We offer investment and insurance products, including equity securities, mutual funds and annuities, to our customers. Such products are sold by a registered representative who is a dual employee of both Abington Bank and a third-party, registered broker-dealer. Our total annual revenue from securities and annuities sales has been less than $20,000.

Subsidiaries

        Abington Bank has one active subsidiary, ASB Investment Co., a Delaware corporation. ASB Investment Co. was organized to hold certain securities and other investments. At June 30, 2004, ASB Investment Co's. total assets amounted to $207.8 million. Abington Bank has two other direct subsidiaries, Keswick Services Group II, Inc., a Pennsylvania corporation, and Abington Corp., a Delaware corporation, both of which are inactive. Keswick Services Group II, has two inactive Pennsylvania chartered subsidiaries, Easton Service Group, Inc. and York Service Group, Inc.

Employees

        At June 30, 2004, we had 97 full-time employees, and 22 part-time employees. None of such employees are represented by a collective bargaining group, and we believe that its relationship with its employees is excellent.

Legal Proceedings

        We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by Abington Bank.

MANAGEMENT

Management of Abington Community Bancorp and Abington Bank

        Board of Directors.    The board of directors of Abington Community Bancorp will be divided into three classes, each of which will contain one-third of the board. The directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Ms. Margraff Kieser and Mr. White, will have a term of office expiring at the first annual meeting of shareholders after the reorganization, a second class, consisting of Messrs. Pannepacker and Czerwonka, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Graham and McHugh will have a term of office expiring at the third annual meeting of shareholders.

        The following table sets forth certain information regarding the persons who will serve as Abington Community Bancorp's directors, all of whom currently serve as trustees of Abington Bank. In addition, as described below, two individuals will hold the position of director emeritus of Abington Community Bancorp. Ages are reflected as of June 30, 2004.

Directors:

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires
Michael F. Czerwonka, III	50	Partner, Fitzpatrick & Czerwonka, an accounting firm, Abington, Pennsylvania.	2006
A. Stuard Graham, Jr.	72	President, Hardy Graham, Inc., a design engineering firm located in North Wales, Pennsylvania.	2007
Jane Margraff Kieser	69	Retired. Formerly, Senior Vice President, Operations and Human Resources, Abington Bank from 1980 to December 2001.	2005
Joseph B. McHugh	70	Owner, Joseph B. McHugh, P.E., mechanical engineer consulting, Jenkintown, Pennsylvania, since May 1999; prior thereto, Owner and Chief Executive Officer McHugh Services Co. Inc., Oreland, Pennsylvania.	2007
Robert John Pannepacker, Sr.	55	President, Penny's Flowers, a florist in Glenside, Pennsylvania.	2006
Robert W. White	59	Chairman of the Board and Chief Executive Officer of Abington Bank since 1995 and President since 1991.	2005

Directors Emeritus:

Name	Age	Principal Occupation During the Past Five Years/Public Directorships
Harold N. Grier	76	Self employed realtor in Meadowbrook, Pennsylvania.
Baron Rowland	75	Funeral director, Baron Rowland Funeral Home, Ltd. since 2002; prior thereto, President, Baron Rowland Funeral Home, Inc., Abington Pennsylvania.

        Directors of Abington Community Bancorp initially will not be compensated by Abington Community Bancorp but will also serve as directors of Abington Bank and be compensated by Abington Bank for such service. It is not anticipated that separate compensation will be paid to

Abington Community Bancorp's directors until such time as such persons devote significant time to the separate management of its affairs, which is not expected to occur unless we become actively engaged in additional businesses other than holding the stock of Abington Bank. We may determine that such compensation is appropriate in the future.

        Committees of the Board of Directors.    In connection with the completion of the reorganization, Abington Community Bancorp will establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of the audit committee, the nominating and corporate governance committee and the compensation committee will be composed solely of independent directors. Such committees will operate in accordance with written charters.

        Executive Officers Who Are Not Directors.    The following individuals currently serve as executive officers of Abington Bank and will serve in the same positions with Abington Community Bancorp. Ages are as of June 30, 2004.

Name	Age	Principal Occupation During the Past Five Years
Edward W. Gormley	55	Senior Vice President and Secretary of Abington Bank since 1997.
Frank Kovalcheck	46	Senior Vice President of Abington Bank since June 2001; prior thereto, Senior Vice President and Assistant Secretary, First Federal Savings and Loan Association of Bucks County, Bristol, Pennsylvania.
Jack J. Sandoski	60	Senior Vice President of Abington Bank since 1997 and Chief Financial Officer and Treasurer since 1988.

        In accordance with Abington Community Bancorp's bylaws, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

        Director Compensation.    Members of Abington Bank's board of trustees, receive $1,250 per meeting attended of the board and a $10,000 annual retainer for fiscal 2004. The Secretary of the Audit Committee receives an additional $100 per quarter for preparation of the minutes. Board fees are subject to periodic adjustment by the board of directors.

        We maintain a Deferred Compensation Plan for our Board of Trustees whereby trustees may elect to defer a portion of their Board fees until retirement or other termination of service. The Trustees' Deferred Compensation Plan, which is an unfunded plan, provides for an assumed annual return on deferred accounts in an amount equal to the average of Abington Bank's average cost of funds and its average yield on interest bearing assets. We also maintain a Board of Trustees Retirement Plan. Pursuant to the Trustees' Retirement Plan, upon retirement at age 75, trustees will receive an annual benefit equal to 75% of the trustee fees paid in the year of retirement for a period of 10 years. For the year ended December 31, 2003, we recognized $81,000 in expense for the Trustees' Retirement Plan.

Executive Compensation

        Summary Compensation Table.    The following table sets forth a summary of certain information concerning the compensation paid by Abington Bank, including amounts deferred to future periods by the officers, for services rendered in all capacities during the fiscal year ended December 31, 2003, to the President and Chief Executive Officer and the three executive officers of Abington Bank whose salary plus bonus exceeded $100,000.

		Annual Compensation(1)
Name and Principal Position	Fiscal Year			All Other Compensation(2)
		Salary	Bonus
Robert W. White, Chairman of the Board, President and Chief Executive Officer	2003	$230,000	$50,047	$95,368	(3)
Edward W. Gormley, Senior Vice President and Secretary	2003	115,000	30,023	43,884	(4)
Jack J. Sandoski, Senior Vice President, Chief Financial Officer and Treasurer	2003	115,000	30,023	43,884	(4)
Frank Kovalcheck, Senior Vice President	2003	94,000	24,906	30,865	(4)

(1)
Abington Bank provides various miscellaneous benefits to the named executive officers. The costs of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals.

(2)
Amounts paid include Abington Bank's contributions under our 401(k) Plan in the amounts of $20,000, $11,500, $11,500 and $9,400 to the accounts of Messrs. White, Gormley, Sandoski and Kovalcheck, respectively, imputed income resulting from premiums paid by Abington Bank with respect to split dollar life insurance purchased for Messrs. White, Gormley and Sandoski in the amounts of $16,000, $8,000 and $8,000, respectively, and amounts contributed to the Executive Deferred Compensation Plan accounts of Messrs. White, Gormley, Sandoski and Kovalcheck in the amounts of $34,968, $15,984, $15,984 and $13,065, respectively.

(3)
Includes for Mr. White an aggregate of $24,400 paid in 2003 as board retainer and board meeting fees. Commencing July 1, 2004, Mr. White no longer receives the board retainer or board fees.

(4)
Includes fees of $8,400 paid to each of Messrs. Gormley, Sandoski and Kovalcheck for attendance at Abington Bank's board of trustees meetings held in 2003. Commencing July 1, 2004, such officers no longer receive fees for attending board meetings.

        Employment Agreements.    We entered into an employment agreement with Mr. White effective January 24, 2002, which provides for a three-year term which is extended on a daily basis, unless either Abington Bank or Mr. White gives written notice of non-renewal. Mr. White's contract has been reviewed and updated on an annual basis. Mr. White's base salary for 2004 is $240,000. In addition to the base salary, Mr. White's employment agreement provides for, among other things, discretionary bonuses, participation in retirement and executive benefit plans, and other fringe benefits applicable to executive personnel. Abington Bank's board of trustees may terminate Mr. White's employment agreement at any time, but any termination, other than termination for "cause" (as defined in the agreement) will not prejudice Mr. White's right to compensation or other benefits for the remainder of the term under his agreement. In the event of termination for cause, Mr. White has no right to receive compensation or other benefits, for any period after termination for cause with the exception of vested benefits under Abington Bank's benefit plans or policies and incentive plans for the benefit of the executive. In the event Mr. White terminates his employment for "good reason" (as defined in the agreement), Mr. White would be entitled to receive (i) a cash amount equal to the remaining salary and other compensation he would otherwise be entitled to receive under the agreement over the next three years; (ii) on retirement, his full pension and retirement benefits and (iii) for a four-year period following termination, participation in all employee benefit plans and programs in which he was entitled to participate provided his continued participation is permissible. In the event Mr. White's employment is terminated upon a change-in-control (as defined in the agreement) or within 12 months, he will be entitled to a payment equal to 2.99 times his "base amount," as defined in Section 280G of the Internal Revenue Code. Mr. White's employment agreement also provides for certain salary continuation benefits in the event of his death during the term as well as certain benefits in the event of disability.

        In connection with the reorganization, Abington Bank also intends to enter into employment agreements with Messrs. Gormley, Sandoski and Kovalcheck. The employment agreements will have a term of three years, beginning on the date the reorganization is completed. The term will be extended annually thereafter unless either we or the executive give notice at least 30 days prior to the annual anniversary date that the agreement shall not be extended. Under the terms of the employment agreements, the executives will receive an initial annual base salary which shall be reviewed from time to time by the board of directors. The executives will also be entitled to participate in our benefit plans and programs and receive reimbursement for reasonable business expenses. Each of the employment agreements is terminable with or without cause by Abington Bank. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the executive without good cause (as defined in the agreement) or termination by Abington Bank for cause, disability, retirement or death. In the event that (i) the executive terminates his employment because of failure to comply with any material provision of the employment agreement by Abington Bank or (ii) the employment agreement is terminated by Abington Bank other than for cause disability, retirement or death, the executives will be entitled to the payment of one times his base salary as cash severance and the maintenance for one year, or until the executive's full time employment, of participation in all employee benefit plans in which the executive was entitled to participate or similar plans, programs or arrangements if his continued participation is not permissible. In the event that the executive's employment is terminated in connection with a change in control, as defined, for other than cause, disability, retirement or death or the executive terminates his employment as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control, as defined, the executives will be entitled to a cash severance amount equal to three times their base salary and the maintenance, as described above, of the employee benefit plans for three years or until the executive's full-time employment with another employer that provides similar benefits. Benefits under the employment agreements will be reduced to the extent necessary to ensure that the executives do not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code.

        Although the above-described existing and proposed employment agreements could increase the cost of any acquisition of control of Abington Community Bancorp, we do not believe that the terms thereof would have a significant anti-takeover effect.

Benefit Plans

        Supplemental Executive Retirement Plan.    We currently maintain a Supplemental Executive Retirement Plan for selected executive officers. Currently, Messrs. White, Gormley, Kovalcheck and Sandoski participate in the Supplemental Executive Retirement Plan. The Supplemental Retirement Plan provides the participants with a ten-year benefit upon retirement at age 65 or older in an amount equal to 50% of the executive's average base compensation, as defined, for the highest three calendar years during the 10 years immediately preceding retirement. For the year ended December 31, 2003, we recognized $243,000 in expense for the Supplemental Executive Retirement Plan.

        Executive Deferred Compensation Plan.    We maintain an Executive Deferred Compensation Plan for selected executive officers. Currently, Messrs. White, Gormley, Kovalcheck and Sandoski participate in the Executive Deferred Compensation Plan. In addition, trustee Jane Margraff-Kieser maintains an account in the Executive Deferred Compensation Plan with respect to amounts accumulated when she was an executive officer of Abington Bank. Under the terms of the Executive Deferred Compensation Plan, the Board at Trustees may elect to contribute to the plan such amounts from Abington Bank's net profits as the Board may determine an annual basis. Any deferred amounts are allocated to a participant's individual account in the plan on a proportional basis with the other plan participants. The participant maintains an account in the Executive Deferred Compensation Plan until retirement or other termination of employment and such account is credited annually with an assumed rate of return equal to the average of Abington Bank's average cost of funds and average yield on interest bearing assets for the year. The Executive Deferred Compensation Plan is an unfunded plan. For the year ended December 31, 2003, we recognized $116,000 in expense for the Executive Deferred Compensation Plan.

New Stock Benefit Plans

        Employee Stock Ownership Plan.    Abington Bank has established an employee stock ownership plan for our employees to become effective upon the reorganization. Employees, other than supplemental part-time employees, who have been credited with at least 500 hours of service during a six-month period and who have attained age 21 are eligible to participate in Abington Bank's employee stock ownership plan.

        As part of the reorganization, in order to fund the purchase of up to 8.0% of the common stock sold in the offering (excluding shares issued to Abington Mutual Holding Company), or 367,200 shares and 571,320 shares based on the minimum and 15% above the maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Abington Community Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan's order is not completely filled in the offering we expect that the ESOP will purchase shares in the open market after the reorganization is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from Abington Bank's contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Abington Bank's prime rate at the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Abington Community Bancorp or upon the sale of treasury shares by Abington Community Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from us or from Abington Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

        Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with Abington Bank prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

        Generally accepted accounting principles require that any third party borrowing by the Abington Community Bancorp employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders' equity. If the employee stock ownership plan purchases newly issued shares from Abington Community Bancorp, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

        Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

        Stock Option Plan.    Following completion of the reorganization, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Abington Community Bancorp as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and key employees. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors. Pursuant to applicable regulations, the aggregate amount of shares reserved for issuance under the stock option plan and acquired by our stock recognition and retention plan will not exceed 25% of the shares issued by us in the reorganization to persons other than Abington Mutual Holding Company.

        Under the stock option plan, a committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal to the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

        At a meeting of our shareholders after the reorganization, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10.0% of the shares of common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), which would be 459,000 shares or 714,150 shares based on the minimum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the reorganization, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Federal Deposit Insurance Corporation policies also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five-year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

        At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Abington Community Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

        Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

        Stock Recognition and Retention Plan.    After completion of the reorganization, we also intend to adopt a stock recognition and retention plan for our directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in Abington Community Bancorp as an incentive to contribute to our success. We intend to present the stock recognition and retention plan to our shareholders for their approval at a meeting of shareholders. Currently, Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the reorganization, shares granted under the plan generally are required to vest over a five year period at 20% per year.

        The stock recognition and retention plan will be administered by a committee of Abington Community Bancorp's board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.0% of the common stock sold in the Offering (excluding shares issued to Abington Mutual Holding Company), which would be 183,600 shares or 285,660 shares based on the minimum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the stock recognition and retention plan at any time, and if we do so, any shares not allocated will revert to Abington Community Bancorp. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

Indebtedness of Management and Related Party Transactions

        In accordance with applicable federal laws and regulations, Abington Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

PROPOSED MANAGEMENT PURCHASES

        The following table sets forth, for each of our trustees, trustee emeritus and executive officers (and their associates) and for all of our trustees and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through Individual Retirement Accounts.

Name	Number of Shares	Amount ($)	Percent (1)
Trustees:
Michael F. Czerwonka, III	40,000	$400,000	0.64%
A. Stuard Graham, Jr.	25,000	250,000	0.40
Jane Margraff Kieser	40,000	400,000	0.64
Joseph B. McHugh	35,000	350,000	0.56
Robert John Pannepacker, Sr.	62,100	621,000	1.00
Baron Rowland(2)	62,100	621,000	1.00
Robert W. White	62,100	621,000	1.00
Trustee Emeritus:
Harold N. Grier	62,100	621,000	1.00
Other Executive Officers:
Edward W. Gormley	62,100	621,000	1.00
Frank Kovalcheck	32,000	320,000	0.52
Jack J. Sandoski	50,000	500,000	0.81
All Trustees, Trustee Emeritus and Executive Officers as a Group (11 persons)	532,500	$5,325,000	8.57%

(1)
Based on the maximum of the offering range.

(2)
Mr. Rowland's term as trustee will end on the date the reorganization is completed. He will assume director emeritus status at that time.

REGULATION

        Set forth below is a brief description of certain laws relating to the regulation of Abington Community Bancorp, Abington Mutual Holding Company and Abington Bank after the proposed reorganization. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

        Abington Bank as a Pennsylvania-chartered savings bank with deposits insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The laws and regulations governing Abington Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders.

        Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve Board, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, the Federal Reserve Board or the United States Congress, could have a material impact on us and our operations.

        Upon completion of the reorganization, Abington Community Bancorp and Abington Mutual Holding Company will register as bank holding companies under the Bank Holding Company Act and Abington Community Bancorp and Abington Mutual Holding Company will be subject to regulation and supervision by the Federal Reserve Board and by the Pennsylvania Department of Banking. Abington Community Bancorp and Abington Mutual Holding Company will also be required to file annually a report of its operations with, and will be subject to examination by, the Federal Reserve Board and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that Abington Community Bancorp and Abington Mutual Holding Company limit their activities to those allowed by law and that they operate in a safe and sound manner without endangering the financial health of Abington Bank.

        In connection with the reorganization, Abington Community Bancorp intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Abington Community Bancorp will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Abington Community Bancorp has applied to list its common stock on the Nasdaq Stock Market national market system. The Nasdaq Stock Market listing requirements will impose additional requirements on us, including, among other things, rules relating to corporate governance and the composition and independence of our board of directors and various committees of the board, such as the audit committee.

Regulation of Abington Community Bancorp and Abington Mutual Holding Company

        Bank Holding Company Act Activities and Other Limitations.    Under the Bank Holding Company Act, Abington Community Bancorp and Abington Mutual Holding Company must obtain the prior approval of the Federal Reserve Board before they may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, Abington Community Bancorp and Abington Mutual Holding Company would directly or indirectly own or control more than 5% of such shares.

        Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank's investments in the stock or securities of the holding company, and on the subsidiary bank's taking of the holding company's stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

        A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

        Non-Banking Activities.    The business activities of Abington Community Bancorp and Abington Mutual Holding Company, as bank holding companies, will be restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve Board's bank holding company regulations, bank holding companies may only engage in, or acquire or control voting securities or assets of a company engaged in,

  •
  banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

  •
  any Bank Holding Company Act activity the Federal Reserve Board has determined to be so closely related that it is incidental to banking or managing or controlling banks.

        The Federal Reserve Board has by regulation determined that certain activities are closely related to banking including operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. However, as discussed below, certain other activities are permissible for a bank holding company that becomes a financial holding company.

        Financial Modernization.    The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a "financial holding company." A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The Gramm-Leach-Bliley Act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are "financial in nature" or "incidental" to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a "satisfactory" Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. Abington Community Bancorp and Abington Mutual Holding Company have not submitted notices to the Federal Reserve Board of their intent to be deemed financial holding companies. However, they are not precluded from submitting a notice in the future should they wish to engage in activities only permitted to financial holding companies.

        Regulatory Capital Requirements.    The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve Board's capital adequacy guidelines for Abington Community Bancorp, on a consolidated basis, are similar to those imposed on Abington Bank by the Federal Deposit Insurance Corporation. See "—Regulation of Abington Bank—Regulatory Capital Requirements."

        Restrictions on Dividends.    Abington Community Bancorp's ability to declare and pay dividends may depend in part on dividends received from Abington Bank. The Pennsylvania Banking Code regulates the distribution of dividends by savings banks and states, in part, that dividends may be declared and paid out of accumulated net earnings, provided that the bank continues to meet its surplus requirements. In addition, dividends may not be declared or paid if Abington Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

        A Federal Reserve Board policy statement on the payment of cash dividends states that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "—Regulation of Abington Bank—Prompt Corrective Action," below.

        Sarbanes-Oxley Act of 2002.    On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which is empowered to enforce auditing, quality control and independence standards, the Sarbanes-Oxley Act restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client require pre-approval by the company's audit committee members. In addition, the audit partners must be rotated. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, attorneys are required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Longer prison terms were legislated for corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (FAIR) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies for any material changes in their financial condition or operations and certain other events. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

        The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" (RPAF). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert," as such term is defined by the SEC, and if not, why not. Under the Sarbanes-Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Sarbanes-Oxley Act also will require inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with, or reconciled to, generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

        Restrictions Applicable to Mutual Holding Companies.    Under authority of Section 115.1 of the Pennsylvania Banking Code of 1965, as amended ("Banking Code"), and a policy statement issued by the Pennsylvania Department of Banking, the Department is authorized to approve the reorganization of a state chartered savings bank to a mutual holding company, provided the savings bank has a CAMEL composite rating of one or two under the Uniform Financial Institutions Rating System. While regulations governing the formation of Pennsylvania-chartered mutual holding companies have not been adopted, the policy statement and form of application issued by the Department provide the means by which such applications will be processed and approved.

        Pursuant to Pennsylvania law, a mutual holding company may engage only in the following activities:

  •
  Investing in the stock of one or more financial institution subsidiaries.

  •
  Acquiring one or more additional financial institution subsidiaries into a subsidiary of the holding company.

  •
  Merging with or acquiring another holding company, one of whose subsidiaries is a financial institution subsidiary.

  •
  Investing in a corporation the capital stock of which is available for purchase by a savings bank under federal law or under the Pennsylvania Banking Code.

  •
  Engaging in such activities as are permitted, by statute or regulation, to a holding company of a federally chartered insured mutual institution under federal law.

  •
  Engaging in such other activities as may be permitted by the Pennsylvania Department of Banking.

        If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

        The mutual holding company will be subject to such regulations as the Pennsylvania Department of Banking may prescribe. No mutual holding company regulations have been issued to date by the Department.

Regulation of Abington Bank

        Pennsylvania Savings Bank Law.    The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of Abington Bank and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

        The Pennsylvania Banking Code also provides that state-chartered savings banks may engage in any activity permissible for a federal savings association, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act, however, will prohibit Abington Bank from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

  •
  the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Savings Association Insurance Fund; and

  •
  Abington Bank meets all applicable capital requirements.

Accordingly, the additional operating authority provided to Abington Bank by the Pennsylvania Banking Code is significantly restricted by the Federal Deposit Insurance Act.

        Insurance of Accounts.    The deposits of Abington Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions.

        Under current Federal Deposit Insurance Corporation regulations, Savings Association Insurance Fund- insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital — "well capitalized," "adequately capitalized" and "undercapitalized" — which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates during the last six months of 2004 ranging from zero for well capitalized, healthy institutions, such as Abington Bank, to 27 basis points for undercapitalized institutions with substantial supervisory concerns.

        In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the second quarter of 2004 was .0154% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

        The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Abington Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Abington Bank's deposit insurance.

        Regulatory Capital Requirements.    The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like Abington Bank, are not members of the Federal Reserve Board System. The capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation's regulations, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1, or leverage capital, is defined as the sum of common shareholders' equity, including retained earnings, noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

        The Federal Deposit Insurance Corporation's regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital, defined as Tier 1 capital and supplementary (Tier 2) capital, to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a portion of a bank's allowance for loan losses. Allowance for loan losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

        A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation's regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

        Abington Bank is also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania chartered depository institutions. Under the Pennsylvania Department of Banking's capital regulations, a Pennsylvania bank or savings association must maintain a minimum leverage ratio of Tier 1 capital, as defined under the Federal Deposit Insurance Corporation's capital regulations, to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institution or association based on inadequate or substandard performance in any of a number of areas. The Pennsylvania Department of Banking incorporates the same Federal Deposit Insurance Corporation risk-based capital requirements in its regulations.

        At June 30, 2004, Abington Bank exceeded all of its regulatory capital requirements, with leverage and total risk-based capital ratios of 9.1% and 15.6%, respectively.

        Prompt Correction Action.    The following table shows the amount of capital associated with the different capital categories set forth in the prompt correction action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

        In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category, except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized.

        An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

        At June 30, 2004, Abington Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

        The table below sets forth Abington Bank's capital position relative to its regulatory capital requirements at June 30, 2004.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well-Capitalized Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital	$56,767	15.15%	$29,978	8.00%	$37,473	10.00%	$19,294	5.15%
Tier 1 risk-based capital	55,408	14.79	14,989	4.00	22,484	6.00	32,924	8.79
Tier 1 leverage capital	55,408	8.81	25,145	4.00	31,431	5.00	23,977	3.81

        Affiliate Transaction Restrictions.    Federal laws strictly limit the ability of banks to engage in transactions with their affiliates, including their bank holding companies. Such transactions between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary's capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

        Federal Home Loan Bank System.    Abington Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. At June 30, 2004, Abington Bank had $166.3 million in FHLB advances.

        As a member, Abington Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its outstanding advances from the Federal Home Loan Bank. At June 30, 2004, Abington Bank had $10.0 million in stock of the Federal Home Loan Bank of Pittsburgh which was in compliance with this requirement.

        Federal Reserve Board System.    The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the Pennsylvania Department of Banking. At June 30, 2004, Abington Bank was in compliance with these reserve requirements.

Dividend Waivers By Abington Mutual Holding Company

        It has been the policy of a number of mutual holding companies to waive the receipt of dividends declared by their savings institution subsidiary. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain condition on the waiver by Abington Mutual Holding Company of dividends paid on the common stock by Abington Community Bancorp. In particular, the Federal Reserve Board is expected to require that Abington Mutual Holding Company obtain the prior approval of the Federal Reserve Board before Abington Mutual Holding Company may waive any dividends from Abington Community Bancorp. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

        We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of any dividends waived by Abington Mutual Holding Company will not be available for payment to its public stockholders of Abington Community Bancorp (i.e., stockholders except for Abington Mutual Holding Company) and that such amounts will be excluded from Abington Community Bancorp's capital for purposes of calculating dividends payable to the public stockholders. Moreover, Abington Bank is required to maintain the cumulative amount of dividends waived by Abington Mutual Holding Company in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization—Effects of Reorganization—Effect on Liquidation Rights." The restricted capital account and liquidation account amounts would not be reflected in Abington Bank' financial statements, but would be considered as a notational or memorandum account of Abington Bank. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Pennsylvania Banking Department and the plan of reorganization. The plan of reorganization also provides that if Abington Mutual Holding Company converts to stock form in the future (commonly referred to as a second step reorganization), any waived dividends would reduce the percentage of the converted company's shares of common stock issued to public stockholders in connection with any such transaction. For additional information regarding the possible second step reorganization of Abington Mutual Holding Company, see "Summary—Possible Conversion of Abington Mutual Holding Company to Stock Form."

        Abington Mutual Holding Company does not expect to initially waive dividends declared by Abington Community Bancorp. If Abington Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by Abington Community Bancorp and the Federal Reserve Board approves such waiver, then Abington Community Bancorp would pay such dividend only to its public stockholders. The amount of the dividend waived by Abington Mutual Holding Company would be treated in the manner described above. Abington Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Abington Mutual Holding Company's capital needs, the investment alternatives available to Abington Mutual Holding Company as compared to those available to Abington Community Bancorp, and the possibility of regulatory approvals. We cannot guarantee:

  •
  that after the reorganization, Abington Mutual Holding Company will waive dividends paid by Abington Community Bancorp;

  •
  that if we make application to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

  •
  what conditions may be imposed by the Federal Reserve Board on any dividend waiver.

TAXATION

Federal Taxation

        General.    Abington Community Bancorp, Abington Mutual Holding Company and Abington Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Abington Bank's federal and state income tax returns for taxable years through December 31, 1999 have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue.

        Upon completion of the reorganization, Abington Community Bancorp will file a consolidated federal income tax return with Abington Bank. Accordingly, it is anticipated that any cash distributions made by Abington Community Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

        Method of Accounting.    For federal income tax purposes, Abington Bank reports income and expenses on the accrual method of accounting and files its federal income tax return on a calendar year basis.

        Bad Debt Reserves.    The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, Abington Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

        Taxable Distributions and Recapture.    Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Abington Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Abington Bank make certain non-dividend distributions or cease to maintain a bank charter.

        At June 30, 2004, the total federal pre-1988 reserve was approximately $3.2 million. The reserve reflects the cumulative effects of federal tax deductions by Abington Bank for which no federal income tax provisions have been made.

        Alternative Minimum Tax.    The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which Abington Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Abington Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

        Net Operating Loss Carryovers.    For net operating losses in tax years beginning before August 6, 1997, Abington Bank may carry back net operating losses to the three years preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years preceding the loss year and forward to the 20 years following the loss year. At June 30, 2004, Abington Bank had no net operating loss carry forwards for federal income tax purposes.

        Corporate Dividends-Received Deduction.    Abington Community Bancorp may exclude from its income 100% of dividends received from Abington Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

        Pennsylvania Taxation.    Abington Community Bancorp will be subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2004 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation's capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

        Abington Bank is subject to, and will remain subject to such provision after the reorganization, tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Abington Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift's interest expense deduction in the proportion of interest income on those securities to the overall interest income of Abington Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

THE REORGANIZATION

        Our board of trustees adopted the plan of reorganization and plan of stock issuance, and the Pennsylvania Department of Banking has approved those plans, subject to approval by the depositors of Abington Bank entitled to vote on the matter and the satisfaction of certain other conditions. The Federal Deposit Insurance Corporation has issued its conditional non-objection to the plans. Neither the approval by the Pennsylvania Department of Banking nor the non-objection by the Federal Deposit Insurance Corporation, however, constitutes a recommendation or endorsement of the reorganization and stock issuance.

General

        On April 21, 2004, Abington Bank's board of trustees adopted the plan of reorganization and the related plan of stock issuance, pursuant to which we will reorganize into the mutual holding company form of organization. As the result of the reorganization, Abington Bank will become a wholly owned subsidiary of Abington Community Bancorp, which in turn will be a majority-owned subsidiary of Abington Mutual Holding Company.

        The plan of stock issuance provides generally that we will offer up to 45% of the to be outstanding shares of common stock of Abington Community Bancorp for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and certain other depositors. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering. See "The Offering—Subscription Offering and Subscription Rights" and "The Offering—Community Offering." We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering. See "The Offering—Subscription Offering and Subscription Rights" and "—Community Offering." Following receipt of all required regulatory approvals, the approval of our depositors entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, we will consummate the reorganization. A special meeting of Abington Bank's depositors has been called to vote upon the plan of reorganization which will be held on                             , 2004

        In adopting the plan of reorganization, our board of trustees determined that the reorganization was advisable and in the best interests of our depositors and Abington Bank. The board further determined that the interests of certain depositors in the net worth of Abington Bank would be equitably provided for and that the reorganization would not have any adverse impact on the reserves and net worth of Abington Bank.

        Pursuant to the plan of reorganization, the reorganization will be effected as follows, or in any other manner that is consistent with applicable federal and Pennsylvania law and regulations and the intent of the plan of reorganization:

  (i)
  Abington Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

  (ii)
  Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

  (iii)
  Interim One will organize Abington Community Bancorp as a wholly owned subsidiary;

  (iv)
  Abington Bank will amend and restate its articles of incorporation to Pennsylvania stock-form articles of incorporation and Interim One will convert to a Pennsylvania mutual holding company charter to become Abington Mutual Holding Company;

  (v)
  simultaneously with step (iv), Interim Two will merge with and into Abington Bank with Abington Bank as the resulting institution;

  (vi)
  all of the initially issued stock of Abington Bank will be transferred to Abington Mutual Holding Company;

  (vii)
  Abington Mutual Holding Company will contribute the capital stock of Abington Bank to Abington Community Bancorp, and Abington Bank will become a wholly owned subsidiary of Abington Community Bancorp; and

  (viii)
  contemporaneously with the reorganization, Abington Community Bancorp will sell a minority interest of its shares of common stock in a public offering, and Abington Mutual Holding Company will retain a majority of Abington Community Bancorp's common stock.

        After completion of the reorganization, Abington Bank in its stock form will continue to conduct its business and operations from the same office and with the same personnel as prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Abington Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC to the same extent as they were prior to the reorganization.

        We expect to receive approvals from the Pennsylvania Department of Banking and the Federal Reserve Board for Abington Community Bancorp to become a bank holding company and own all of the common stock of Abington Bank. We intend to retain approximately 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Abington Bank. Based on the minimum and maximum of the offering range, and assuming that our employee stock ownership plan is able to acquire shares in the offering at a price of $10.00 per share, we intend to use approximately $3.7 million and $5.0 million, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8.0% of the common stock sold in the offering, excluding shares issued to Abington Mutual Holding Company. See "Management—New Stock Benefit Plans—Employee Stock Ownership Plan." Abington Mutual Holding Company initially will be capitalized with $100,000. Upon consummation of the reorganization, such capital will be used for general corporate purposes. The reorganization will not be completed unless we sell shares of common stock equal to our appraised value.

        The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is based on our pro forma value assuming a full mutual-to-stock conversion and currently is $102.0 million to $138.0 million. We are offering shares in an amount equal to 45% of the appraised valuation or $45.9 million to $62.1 million. The remaining 55% of the shares will be issued to Abington Mutual Holding Company. All shares of common stock to be issued and sold in the offering will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the reorganization. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "The Offering—How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

        The following discussion summarizes the material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and the plan of stock issuance. Copies of the plan of reorganization and the plan of stock issuance are available for inspection at the main office of Abington Bank. The plan of reorganization and the plan of stock issuance are also filed as exhibits to the registration statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of Reorganization

        As a mutual savings bank, Abington Bank does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Abington Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The reorganization into the mutual holding company form of organization enables Abington Bank to achieve the benefits of a stock company without a loss of control that often follows standard reorganizations from mutual to stock form.

        The reorganization will result in an increase in Abington Bank's capital base, which will support our operations and enable Abington Bank to compete more effectively with other financial institutions. In addition, the reorganization will permit our customers and possibly other depositors of the local community and of the general public, to become equity owners and to share in our future. The reorganization will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The mutual holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

        After the reorganization, the unissued common and preferred stock authorized by our articles of incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the current time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the restricted stock plan or upon exercise of stock options. After the reorganization, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel. See "Management—New Stock Benefit Plans."

        The foregoing advantages of the reorganization could be achieved by Abington Bank reorganizing into a wholly owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company. A standard reorganization would free Abington Bank from the capital raising restrictions resulting from the requirement that its mutual holding company maintain a majority ownership interest in Abington Community Bancorp. The board of trustees of Abington Bank, however, unanimously believes that the reorganization is in the best interests of Abington Bank and its depositors. Savings banks converting to stock form in a standard reorganization must sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock. Consequently, the amount of equity capital that would be raised in a standard reorganization is substantially more than the capital raised in a minority stock offering by a subsidiary of a mutual holding company, which makes it more difficult for the savings banks to maximize their return on equity. Moreover, a standard reorganization would eliminate all aspects of the mutual form of organization. Consummation of the reorganization, however, does not foreclose the possibility of Abington Mutual Holding Company converting from mutual to stock form in the future, although such a conversion of Abington Mutual Holding Company to stock form is not being considered at this time.

        After considering the foregoing advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a standard reorganization, our board of trustees unanimously approved the reorganization as being advisable and in the best interests of Abington Bank and our depositors.

Effects of Reorganization

        General.    Prior to the reorganization, each of our depositors has both a deposit account in the institution and a pro rata ownership interest in the net worth of Abington Bank, which interest may only be realized in the event of a liquidation of Abington Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account may receive nothing for his ownership interest in our net worth, which is lost to the extent that the balance in the account is reduced or the account is closed.

        Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that we were to be liquidated. In the event of a liquidation, our depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Abington Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

        When Abington Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Abington Bank, and Abington Bank will become a wholly owned subsidiary of Abington Community Bancorp. The common stock of Abington Community Bancorp and Abington Bank are separate and apart from deposit accounts of Abington Bank and cannot be and are not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of Abington Community Bancorp's common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in Abington Bank.

        Following completion of the reorganization, all depositors who had liquidation rights with respect to Abington Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Abington Mutual Holding Company. The liquidation rights will continue so long as a depositor continues to hold a deposit account with Abington Bank. In addition, all persons who become depositors of Abington Bank subsequent to the reorganization will have such liquidation rights with respect to Abington Mutual Holding Company.

        Continuity.    While the reorganization is being accomplished, the normal business of Abington Bank of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Pennsylvania Department of Banking and the FDIC. After the reorganization, Abington Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

        The trustees and officers of Abington Bank at the time of the reorganization will continue to serve in the same positions at Abington Bank after the reorganization, although our trustees will then be called directors. The directors and officers of Abington Community Bancorp and Abington Mutual Holding Company will consist of the individuals currently serving as trustees and officers of Abington Bank.

        Effect on Deposit Accounts.    Under the plan of reorganization, each depositor in Abington Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the reorganization. Depositors will continue to hold their existing certificates and other evidences of their accounts.

        Following the reorganization, each depositor of Abington Bank will have both a deposit account in Abington Bank and a pro rata ownership interest in the equity of Abington Mutual Holding Company based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Abington Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Abington Bank obtains a pro rata ownership interest in the equity of Abington Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Abington Mutual Holding Company, which the depositor loses to the extent that his balance in the account is reduced. Consequently, depositors have no way to realize the value of their ownership interest in Abington Mutual Holding Company, except in the unlikely event that Abington Mutual Holding Company is liquidated.

        Effect on Loans.    No loan outstanding from Abington Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

        Effect on Voting Rights.    As a Pennsylvania-chartered mutual savings bank, Abington Bank has no authority to issue capital stock and, thus, no shareholders. Control of Abington Bank in its mutual form is vested in the Board of Trustees of the bank. After the Reorganization, the affairs of Abington Bank will be under the direction of its Board of Directors and all voting rights as to Abington Bank will be vested exclusively in Abington Community Bancorp as the sole shareholder of Abington Bank. The voting rights of Abington Community Bancorp will be vested exclusively in the holders of its shares of common stock, including Abington Mutual Holding Company. By virtue of its ownership of a majority of the outstanding shares of common stock of Abington Community Bancorp, Abington Mutual Holding Company will be able to elect all members of the board of directors of Abington Community

Bancorp and generally will be able to control the outcome of all matters presented to the shareholders of Abington Community Bancorp for resolution by vote.

        As a Pennsylvania chartered mutual holding company, Abington Mutual Holding Company will have no authorized capital stock and, thus, no shareholders. Control of Abington Mutual Holding Company upon consummation of the reorganization will be vested in the Board of Directors of Abington Mutual Holding Company.

        Tax Effects.    To complete the reorganization, we must receive rulings or opinions with regard to federal and Pennsylvania income taxation which indicate that the reorganization will not be taxable for federal or Pennsylvania income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Pennsylvania income tax consequences of the reorganization. See "—Tax Aspects."

        Effect on Liquidation Rights.    In the event of a voluntary liquidation of Abington Bank prior to the reorganization, holders of deposit accounts in Abington Bank would be entitled to distribution of any assets of Abington Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of Abington Bank's common stock, i.e., Abington Community Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Abington Bank and, except through their liquidation interests in Abington Mutual Holding Company, discussed below, holders of deposit accounts in Abington Bank would have no interest in such assets.

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Abington Mutual Holding Company following consummation of the reorganization, holders of deposit accounts in Abington Bank will be entitled, pro rata to the value of their accounts, to distribution of any assets of Abington Mutual Holding Company remaining after the claims of all its creditors are satisfied. Shareholders of Abington Community Bancorp will have no liquidation or other rights with respect to Abington Mutual Holding Company.

        In the event of a liquidation, dissolution or winding up of Abington Community Bancorp, each holder of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Abington Community Bancorp, a pro rata portion of all of our assets available for distribution to holders of our common stock.

        There currently are no plans to liquidate Abington Bank, Abington Community Bancorp or Abington Mutual Holding Company in the future.

Tax Aspects

        Completion of the reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to Pennsylvania tax laws, and either a ruling or an opinion with respect to Pennsylvnia tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued or exercised. The following describes the material federal tax aspects of the reorganization and the offering.

        Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

        With respect to the reorganization:

  1.
  The conversion of Abington Bank to the stock form is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

  2.
  No gain or loss will be recognized by Abington Bank in the reorganization.

  3.
  Abington Bank's holding period for the assets received when it converts to stock form will include the period during which such assets were held by it in its mutual form.

  4.
  Abington Bank's basis in the assets received when it converts to stock form will be the same as the basis of such assets in the hands of Abington Bank in its mutual form immediately prior to the proposed transaction.

  5.
  Abington Bank will succeed to and take into account the earnings and profits of Abington Bank in its mutual form, as of the date of the proposed transaction.

        With respect to the transfer of common stock in Abington Bank to Abington Mutual Holding Company for liquidation and other interests in Abington Mutual Holding Company:

  6.
  The exchange of common stock in Abington Bank constructively received by depositors of Abington Bank for liquidation and other interests in Abington Mutual Holding Company will constitute a tax-free exchange of property solely for "stock" pursuant to Section 351 of the Internal Revenue Code.

  7.
  No gain or loss will be recognized by depositors of Abington Bank on the transfer of common stock in Abington Bank, which they constructively received in the reorganization, to Abington Mutual Holding Company solely for liquidation and other interests in Abington Mutual Holding Company.

  8.
  The basis in the liquidation and other interests of Abington Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor.

  9.
  Abington Mutual Holding Company will recognize no gain or loss upon the receipt of property from the depositors of Abington Bank in exchange for liquidation and other interests in Abington Mutual Holding Company.

  10.
  Abington Mutual Holding Company's basis in the property received from the depositors of Abington Bank will be the same as the basis of such property which was in the hands of the depositors of Abington Bank.

        With respect to the transfer of Abington Bank's common stock by Abington Mutual Holding Company to a stock holding company (i.e., Abington Community Bancorp) and cash contributions from Abington Community Bancorp to Abington Bank:

  11.
  The transfer by Abington Mutual Holding Company of the common stock of Abington Bank, a wholly owned subsidiary, to its other wholly owned subsidiary, Abington Community Bancorp, will constitute a tax-free exchange of property solely for stock pursuant to Internal Revenue Code Section 351. Abington Mutual Holding Company will not receive additional shares of common stock in this contribution because, at the time of the contribution, Abington Mutual Holding Company will already own all of the outstanding shares of common stock and the issuance of additional shares of common stock would have no substantive effect.

  12.
  Abington Mutual Holding Company will recognize no gain or loss upon the transfer of Abington Bank common stock to Abington Community Bancorp.

  13.
  Abington Community Bancorp will recognize no gain or loss on its receipt of Abington Bank common stock.

  14.
  Abington Community Bancorp's basis in Abington Bank common stock will equal the basis of Abington Bank common stock in Abington Mutual Holding Companys hands immediately before the contribution.

  15.
  Abington Community Bancorp's holding period for the shares of Abington Bank common stock received from Abington Mutual Holding Company will include the period that it held, or is deemed to have held, the shares.

  16.
  No gain or loss will be recognized by Abington Bank upon its receipt of money from Abington Community Bancorp. Abington Community Bancorp will not receive additional shares of common stock in exchange for any such money received because the issuance of additional Abington Bank common stock to Abington Community Bancorp would be meaningless since it already owns all of the common stock. Abington Community Bancorp will be transferring solely cash to Abington Bank and therefore will not recognize any gain or loss upon such transfer.

  17.
  No gain or loss will be recognized by Abington Community Bancorp upon its receipt of money in exchange for shares of the common stock offered.

        With respect to depositors of Abington Bank and the issuance of common stock pursuant to the plan of stock issuance:

  18.
  No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors of Abington Bank upon the issuance to them of deposit accounts in Abington Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Abington Bank held immediately prior to the reorganization.

  19.
  The tax basis of the deposit accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors in Abington Bank received as part of the reorganization will equal the tax basis of such account holders' corresponding deposit accounts in Abington Bank surrendered in exchange therefor.

  20.
  The tax basis of the shares of common stock acquired in the offering will more likely than not be equal to the purchase price of such shares.

  21.
  The holding period of the common stock purchased in the subscription offering will commence on the date on which the shares are purchased. The holding period of the common stock acquired in the community offering will commence on the date following the date on which such stock is purchased.

        Elias, Matz, Tiernan & Herrick L.L.P. has noted that the issue of whether the subscription rights have value is dependent upon all of the facts and circumstances that occur. Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated May 21, 2004, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights.

Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. If the non-transferable subscription rights to purchase Abington Community Bancorp common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the non-transferable subscription rights, in certain cases, whether or not the rights are exercised, and Abington Community Bancorp and/or Abington Bank may be taxed on the distribution of the non-transferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the non-transferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

        We also have received an opinion that the reorganization should not be a taxable event under Pennsylvania income tax law.

        The full texts of the opinions are filed as exhibits to the registration statement of which this document is a part, and copies may be obtained from the SEC. See "Additional Information" on page     .

        In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

        Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

THE OFFERING

Subscription Offering and Subscription Rights

        In accordance with the plan of stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

  (1)
  "Eligible Account Holders," that is, depositors at Abington Bank with aggregate account balances of $50.00 or more as of December 31, 2002;

  (2)
  our employee stock ownership plan;

  (3)
  "Supplemental Eligible Account Holders," that is, persons who are not Eligible Account Holders but who are depositors at Abington Bank with aggregate account balances of $50.00 or more as of                            , 2004; and

  (4)
  "Other Depositors," that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who are depositors with deposit balances of $100 or more at Abington Bank as of                            , 2004.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance and as described below under "—Limitations on Common Stock Purchases."

        Priority 1: Eligible Account Holders.    Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to purchase up to the greater of:

  (1)
  $250,000 (i.e., 25,000 shares) of common stock offered;

  (2)
  one-tenth of one percent (.01%) of the total shares sold in the Subscription Offering; or

  (3)
  15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders;

in each case as of the close of business on December 31, 2002 (the Eligibility Record Date) and subject to the overall purchase limitations. See "—Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription Rights of Eligible Account Holders who are also Abington Bank trustees or officers and their associates will be subordinated to the subscription rights of Eligible Account Holders to the extent attributable to increased deposits during the one year period preceding December 31, 2002.

        To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

        Priority 2: Employee Stock Ownership Plan.    Our employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be sold in the offering, (not including shares issued to Abington Mutual Holding Company), including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock sold in the offering, excluding shares issued to Abington Mutual Holding Company, or 367,200 shares and 496,800 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Abington Bank's trustees, officers, employees or associates thereof. In the event the Abington Community Bancorp employee stock ownership plan is unable to purchase 8.0% of the shares of the common stock in the subscription offering, it is anticipated that the employee stock ownership plan will purchase an amount of shares in the open market sufficient to increase its ownership to 8% of the number of shares of Abington Community Bancorp common stock sold in the offering. Any such purchases in the open market may be at a price more or less than the $10.00 per share offering price. See "Management—New Stock Benefit Plans—Employee Stock Ownership Plan."

        Priority 3: Supplemental Eligible Account Holders.    To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Abington Community Bancorp's employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to purchase up to the greater of:

  (1)
  $250,000 (i.e., 25,000 shares) of common stock offered;

  (2)
  one-tenth of one percent (.01%) of the total shares sold in the Subscription Offering; or

  (3)
  15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

in each case as of the close of business on                , 2004 (the Supplemental Eligibility Record Date) and subject to the overall purchase limitations. See "—Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

        Priority 4: Other Depositors.    To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Depositor will receive, without payment, fourth priority, nontransferable subscription rights to purchase up to $250,000 (i.e., 25,000 shares) of common stock offered or one-tenth of one percent (.01%) of the total shares sold, subject to the overall purchase limitations. See "—Limitations on Common Stock Purchases."

        In the event the Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the reorganization, shares first will be allocated so as to permit each subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares will be allocated among such subscribing Other Depositors on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares will be issued.

        Expiration Date for the Subscription Offering.    The Subscription Offering will expire at 12:00 noon, Eastern Time, on                             , 2004 (the Expiration Date), unless extended by us, with any required regulatory approval or non-objection. The Subscription Offering may not be extended beyond                            , 2006. Subscription rights which have not been exercised prior to the Expiration Date, unless extended, will become void.

        We will not execute orders until at least the minimum number of shares of common stock (4,590,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended, with any required regulatory approval or non-objection, all funds delivered to Abington Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, Abington Community Bancorp and Abington Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

        To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, and Other Depositors, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Montgomery and Bucks Counties, in Pennsylvania, such natural persons are referred to as Preferred Subscribers. If we conduct a community offering, such persons, together with their associates, or a group of persons acting in concert may purchase up to $250,000 (i.e., 25,000 shares) of common stock offered in the Community Offering, subject to the maximum purchase limitations. See "—Limitations on Common Stock Purchases."

        If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to the maximum purchase limit in the Community Offering, currently 25,000 shares, however in the event the maximum purchase limit is increased in accordance with the Plan of Stock Issuance and applicable regulations, the amount to be allocated to a subscriber in the Community Offering will be increased accordingly (but in no event will it exceed 2% of the total number of shares sold in the offering) and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

        The opportunity to subscribe for shares of common stock in the Community Offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

Syndicated Community Offering

        The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offering, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Keefe, Bruyette & Woods, Inc., acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the reorganization. Orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

        It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by Abington Community Bancorp. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the Order Date) for the purchase of shares of common stock. When and if we and Keefe, Bruyette & Woods, Inc. believe that enough indications and orders have been received in the offering to consummate the reorganization, Keefe, Bruyette & Woods, Inc. will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date (Debit Date). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, selected dealers will remit funds to the account that Abington Community Bancorp will establish for each selected dealer. In the event that the selected dealers' customers submit checks for the purchase price, such checks must be made payable to Abington Community Bancorp. Such checks will be sent directly by noon of the next business day after receipt to the escrow accounts which we will establish. After payment has been received by us from selected dealers, funds will earn interest at Abington Bank's passbook savings rate until the reorganization is completed. In the event the reorganization is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

        The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the Expiration Date, unless further extended with any required regulatory approval or non-objection. The offering may not be extended beyond            , 2006.

Persons Who Cannot Exercise Subscription Rights

        We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of stock issuance reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

  •
  the number of persons otherwise eligible to subscribe for shares under the plan of stock issuance who reside in such jurisdiction is small;

  •
  the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Abington Community Bancorp, or its officers, trustees or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

  •
  such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Abington Community Bancorp, or its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

        The plan of stock issuance includes the following limitations on the number of shares of common stock which may be purchased in the reorganization:

  (1)
  No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

  (2)
  Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $250,000 (i.e., 25,000 shares) of common stock, (b) one-tenth of one percent (.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date and subject to the overall limitation in clause (7) below;

  (3)
  Our employee stock ownership plan may purchase up to 8% of the aggregate number of shares of common stock sold in the subscription offering, Community Offering and any Syndicated Community Offering, including any additional shares issued in the event of an increase in the offering range;

  (4)
  Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $250,000 (i.e., 25,000 shares) of common stock, (b) one-tenth of one percent (.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date and subject to the overall limitation in clause (7) below;

  (5)
  Each Other Depositor may subscribe for and purchase up to the greater of (a) $250,000 (i.e., 25,000 shares) of common stock or, (b) one-tenth of one percent (.01%) of total shares offered in the Subscription Offering, subject to the overall limitation in clause (7) below;

  (6)
  Persons purchasing shares in the Community Offering or Syndicated Community Offering, together with their associates or a group of persons acting in concert, may subscribe for and purchase up to $250,000 (i.e., 25,000 shares) of common stock offered, subject to the overall limitation in clause (7) below;

  (7)
  Except for our employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1% of the shares sold in the Subscription Offering, Community Offering and any Syndicated Community Offering (exclusive of any shares sold in excess of the maximum of the offering range); and

  (8)
  No more than 25% of the total number of shares offered for sale in the offering may be purchased by our trustees and officers and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Abington Bank, we may increase or decrease any individual amount permitted to be subscribed for and the overall purchase limitations. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation. In the event of any public offering purchasers, other than any underwriters in their capacities as such, shall be subject to the above described purchase limitations.

        The term "associate" of a person is defined to include the following:

  (1)
  any corporation or other organization, other than Abington Community Bancorp, Abington Mutual Holding Company or Abington Bank or a majority-owned subsidiary of Abington Bank, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

  (2)
  any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of Abington Community Bancorp, Abington Mutual Holding Company or Abington Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

  (3)
  any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a trustee, director or officer of Abington Community Bancorp, Abington Mutual Holding Company or Abington Bank or any of our subsidiaries.

        The term "acting in concert" means (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

How We Determined the Price Per Share and the Offering Range

        The plan of stock issuance and federal regulations require that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, L.C. to make such a valuation. RP Financial will receive a fee of $40,000 for its services, which amount does not include a fee of $10,000 to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial unless RP Financial is determined to be negligent or otherwise at fault.

        The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

  •
  the present and projected operating results and financial condition of Abington Bank and the economic and demographic conditions in our existing market area;

  •
  historical, financial and other information relating to Abington Bank;

  •
  a comparative evaluation of the operating and financial statistics of Abington Bank with those of other publicly traded subsidiaries of mutual holding companies;

  •
  the aggregate size of the offering;

  •
  the impact of the reorganization on our shareholders' equity and earnings potential;

  •
  the proposed dividend policy of Abington Community Bancorp; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        The appraisal also incorporated an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to Abington Bank. The peer group analysis conducted by RP Financial included a total of 11 publicly-traded mutual holding companies with total assets of less than $1.5 billion. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings, price-to-book value and price-to-tangible book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Abington Bank and the peer group to Abington Bank's pro forma ratios to derive the estimated pro forma market value of Abington Bank. RP Financial made slight downward adjustments due to our slightly lower profitability and a slightly reduced capacity to pay dividends compared to the peer group and made slight upward adjustments due to our relatively favorable market area and the expected additional liquidity for our shares compared to the peer group.

        On the basis of the foregoing, RP Financial advised us that as of May 21, 2004, as updated as of August 20, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $102.0 million to a maximum of $138.0 million, with a midpoint of $120.0 million (the estimated valuation range). The board of trustees determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock reorganizations. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from between 10,200,000 shares to 13,800,000 shares, with a midpoint of 12,000,000 shares. The Board determined to offer 45% of such shares, or between 4,590,000 shares and 6,210,000 shares with a midpoint of 4,320,000 shares (the offering range), to depositors and the public pursuant to this prospectus. The 55% of the shares of our common stock that are not sold in the offering will be issued to our mutual holding company, Abington Mutual Holding Company.

        As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial's primary methodology was to value Abington Bank assuming we were issuing 100% of our stock to the public rather than 45% to the public and 55% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial's appraisal included limited information comparing certain publicly reported pricing ratios of the peer group (without adjusting them based on the assumption that they had completed a second-step conversion) with the pro forma value of the proposed 45% minority stock issuance by Abington Community Bancorp.

        The following table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and on a pro forma basis for the proposed 45% minority stock issuance by Abington Community Bancorp in the offering.

	Pro Forma Reported Basis
	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value
Abington Bank
Maximum	30.08	x	129.53%	129.53%
Mid-point	26.30		120.48	120.48
Minimum	22.48		110.25	110.25
Valuation of peer group companies as of August 20, 2004(1)
Averages	39.27		220.08	235.30
Medians	36.15		216.23	231.82

(1)
Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

        Compared to the average pricing of the peer group on a reported basis, Abington Bank's pro forma pricing ratios for the 45% minority stock issuance at the maximum of the offering range indicated a discount of 14.7% on a price-to-earnings basis and a discount of 41.1% on a price-to-book basis and 45.0% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 25.4% discount on a price-to-earnings basis and discounts of 45.3% on a price-to-book basis and 48.8% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

        The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Abington Bank adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma
	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value
Abington Bank
Maximum	28.70	x	80.73%	80.73%
Mid-point	25.24		77.11	77.11
Minimum	21.69		72.69	72.69
Valuation of peer group companies as of August 20, 2004(1)
Averages	29.23		98.45	102.11
Medians	30.51		93.11	102.14

(1)
Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

        Compared to the average pricing of the peer group, Abington Bank's pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a discount of 1.8% on a price-to-earnings basis, a discount of 18.0% on a price-to-book basis and 20.9% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a discount of 13.7% on a price-to-earnings basis and discounts of 21.7% on a price-to-book basis and 24.5% on a price-to-tangible book basis compared to the averages for our peer group.

        RP Financial's calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the August 20, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial's calculation of the fully-converted pricing multiples for Abington Bank assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Abington Bank's pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 15 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 3.0% of the gross proceeds.

        In accordance with the regulations and policies of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our Board of Directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 45% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Abington Bank to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our slightly lower profitability than the peer group and a slightly reduced capacity to pay dividends. RP Financial made slight upward adjustments due to our comparatively favorable market area and the expected liquidity of our shares. The Board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial's report.

        The board of trustees reviewed the independent valuation and, in particular, considered (i) Abington Bank's financial condition and results of operations for the year ended December 31, 2003 and quarter ended March 31, 2004, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, if necessitated by subsequent developments in our financial condition or market conditions generally.

        The independent valuation will be updated at the time of the completion of the offering. No sale of shares of common stock in the reorganization may be consummated unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the reorganization. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation or take such other actions as permitted by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation in order to complete the offering.

        Before we complete the reorganization, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 15,870,000 shares (including 8,728,500 shares issued to Abington Mutual Holding Company) to reflect changes in market and financial conditions, without the resolicitation of subscribers. See "—Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

        In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their subscription orders, with interest at our passbook rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Pennsylvania Department of Banking and the FDIC. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares, if applicable. See "—Limitations on Common Stock Purchases."

        An increase in the number of shares of common stock due to an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and shareholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

        The appraisal report of RP Financial has been filed as an exhibit to our registration statement and our applications to the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, and is available for inspection in the manner set forth under "Additional Information."

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Abington Bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will be able to sell such shares at prices at or above the purchase price.

Marketing Arrangements

        We have engaged Keefe, Bruyette & Woods, Inc. as a financial advisor and marketing agent in connection with the offering of the common stock, and Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offerings. Keefe, Bruyette & Woods, Inc. is a member of the National Association of Securities

Dealers, Inc. ("NASD") and a registered broker-dealer. Keefe, Bruyette & Woods, Inc. will provide various services including, but not limited to:

  •
  training and educating our directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process;

  •
  staffing the Stock Information Center and managing the records for orders of shares of common stock;

  •
  targeting our sales efforts, including assisting in the preparation of marketing materials;

  •
  soliciting orders for common stock; and

  •
  assisting in soliciting of proxies of depositors of Abington Bank.

        Based upon negotiations, Keefe, Bruyette & Woods, Inc. will receive (a) a management fee of $50,000 which will be subtracted from the total commission due under (b), and (b) a total commission equal to 1.25% of the aggregate dollar amount of common stock sold in the offerings, excluding any shares of common stock purchased in the offering by trustees, officers, employees (or members of their immediate families) and our employee benefit plans. The commission will be payable upon completion of the reorganization. In the event that a selected dealers agreement is entered into in connection with a syndicated community offering, we will pay to such selected dealers a fee at the commission rate to be agreed upon by us and Keefe, Bruyette & Woods, Inc. not to exceed 5.5% of the aggregate dollar amount of our common stock for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Keefe, Bruyette & Woods, Inc. and to any other broker-dealer may be deemed to be underwriting fees, and Keefe, Bruyette & Woods, Inc. and including such broker-dealers may be deemed to be underwriters. Keefe, Bruyette & Woods, Inc. will also be reimbursed for its out-of-pocket expenses and fees and expenses of its legal counsel. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. and each person, if any, who controls Keefe, Bruyette & Woods, Inc. against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of certain claims and liabilities, including liabilities under the Securities Act, except those that are due to Keefe, Bruyette & Woods, Inc.'s willful misconduct or gross negligence.

        Our trustees and executive officers may participate in the solicitation of offers to purchase common stock. Other employees of Abington Bank may participate in the offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, trustees or employees will be compensated in connection with his solicitations or other participation in the offerings or the exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in and our common stock.

Procedure for Purchasing Shares in the Subscription and Community Offering

        To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

        To purchase shares in the Subscription and Community Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Abington Bank, which may be given by completing the appropriate blanks in the order form, must be received by Abington Bank by 12:00 noon, Eastern Time, on the Expiration Date, unless extended. Order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed acknowledgement form, payments from other private third parties and wire transfers are also not required to be accepted. Except with respect to IRA accounts, shares must be registered as reflected on the qualifying account. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

        In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 2002) or the Supplemental Eligibility Record Date                            , 2004) and depositors as of the close of business on the Voting Record Date (                            , 2004) must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

Payment for Common Stock

        Payment for subscriptions may be made (1) in cash only if delivered in person at any branch office of Abington Bank, although we request that you exchange cash for a check from one of our tellers, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with Abington Bank. Interest will be paid on payments made by cash, check or money order at Abington Bank's passbook rate of interest from the date payment is received until the reorganization is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the reorganization. Payment may not be made by wire transfer of funds.

        If a subscriber authorizes us to withdraw the amount of the purchase price from his deposit account, we will do so as of the effective date of the reorganization. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Abington Bank may not make loans to anyone for the purpose of subscribing for shares in the Offering.

        Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the Subscription and Community Offering, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or Abington Community Bancorp to lend to the employee stock ownership plan, at the completion of the reorganization, the aggregate purchase price of the shares for which the employee stock ownership plan subscribed.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offering, provided that such IRAs are not maintained at Abington Bank. Persons with IRAs maintained at Abington Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offering. In addition, applicable regulations require that our officers and trustees who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offering make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

        Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on our records, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the reorganization. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

        You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

        We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

DESCRIPTION OF ABINGTON COMMUNITY BANCORP CAPITAL STOCK

General

        Abington Community Bancorp's articles of incorporation provide for the authority to issue up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. Abington Community Bancorp currently expects to issue in the reorganization up to a maximum of 13,800,000 shares of common stock, including 7,590,000 shares being issued to Abington Mutual Holding Company, and no shares of preferred stock in the reorganization. Each share of Abington Community Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of Abington Community Bancorp common stock. Upon payment of the purchase price for the stock in accordance with the plan of stock issuance, all such stock will be duly authorized, fully paid and nonassessable.

        Abington Community Bancorp common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

        Dividends.    Abington Community Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay

Quarterly Cash Dividends." The holders of Abington Community Bancorp common stock will be entitled to receive such dividends as may be declared by Abington Community Bancorp's board of directors out of funds legally available therefor. If Abington Community Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    Upon completion of the reorganization, the holders of Abington Community Bancorp common stock will possess exclusive voting rights in Abington Community Bancorp. They will elect Abington Community Bancorp's board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or Abington Community Bancorp's articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Abington Community Bancorp and Abington Bank and Related Anti-Takeover Provisions—Limitations on Acquisitions of Voting Stock and Voting Rights," each Abington Community Bancorp holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Abington Community Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

        Liquidation.    In the event of any liquidation, dissolution or winding up of Abington Community Bancorp, the holders of the then-outstanding shares of Abington Community Bancorp common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of Abington Community Bancorp's assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of Abington Community Bancorp common stock in the event of liquidation or dissolution.

        Preemptive Rights.    Holders of Abington Community Bancorp common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Abington Community Bancorp common stock is not subject to redemption.

Preferred Stock

        None of the shares of Abington Community Bancorp's authorized preferred stock will be issued in the reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and reorganization rights which could dilute the voting strength of the holders of Abington Community Bancorp common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

RESTRICTIONS ON ACQUISITION OF ABINGTON COMMUNITY BANCORP
AND ABINGTON BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Mutual Holding Company Structure

        The mutual holding company structure could restrict the ability of our stockholders to effect a change of control of management because Abington Mutual Holding Company will control at least a majority of the outstanding voting stock of Abington Community Bancorp. Consequently, Abington Mutual Holding Company will be able to elect all of the members of our board of directors and generally control the outcome of most matters presented to our shareholders for approval, except for matters that require a vote greater than a majority. Abington Mutual Holding Company, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Abington Community Bancorp by minority stockholders. Abington Mutual Holding Company will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of Abington Community Bancorp and Abington Bank. See "Risk Factors—Abington Mutual Holding Company Will Own a Majority of Abington Community Bancorp's Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Abington Community Bancorp's Shareholders" and "The Reorganization."

Restrictions in Abington Community Bancorp's Articles of Incorporation and Bylaws and Pennsylvania Law

        Certain provisions of Abington Community Bancorp's articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in Abington Community Bancorp's articles of incorporation and bylaws provide, among other things:

  •
  that Abington Community Bancorp's board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

  •
  that special meetings of shareholders may only be called by Abington Community Bancorp's board of directors;

  •
  that shareholders generally must provide Abington Community Bancorp advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

  •
  that no person, other than Abington Mutual Holding Company, may acquire more than 10% of the issued and outstanding shares of any class of Abington Community Bancorp's equity securities; and

  •
  the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

        Provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL in this document, applicable to Abington Community Bancorp provide, among other things, that

  •
  Abington Community Bancorp may not engage in a business combination with an "interested shareholder," generally a holder of 20% of a corporation's voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

  •
  holders of common stock may object to a "control transaction" involving Abington Community Bancorp, generally the acquisition by a person or group of persons acting in concert of at least

    20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group;" and

  •
  any "profit," as defined, realized by any person or group who is or was a "controlling person or group" with respect to Abington Community Bancorp from the disposition of any of Abington Community Bancorp's equity securities to any person shall belong to and be recoverable by Abington Community Bancorp when the profit is realized in a specified manner.

        Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Abington Community Bancorp's articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Abington Community Bancorp has elected to exempt itself from as provided in its articles of incorporation.

        The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by Abington Community Bancorp's board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of Abington Community Bancorp's board of directors or management more difficult. Furthermore, such provisions could render Abington Community Bancorp being deemed less attractive to a potential acquiror and/or could result in Abington Community Bancorp's shareholders receiving a lesser amount of consideration for their shares of Abington Community Bancorp common stock than otherwise could have been available either in the market generally and/or in a takeover.

        A more detailed discussion of these and other provisions of Abington Community Bancorp's articles of incorporation and bylaws and the PBCL is set forth below.

        Board of Directors.    Abington Community Bancorp's articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of Abington Community Bancorp common stock will not have cumulative voting in the election of directors.

        Under Abington Community Bancorp's articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

        Abington Community Bancorp's articles of incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors' duties to Abington Community Bancorp.

        Consideration of Interests.    The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Abington Community Bancorp, the board of directors, committees of the board and individual directors of a business corporation may, in considering Abington Community Bancorp's best interests, consider the following:

  •
  the effects of any action upon Abington Community Bancorp's employees, suppliers and customers;

  •
  the effects of the action upon communities in which offices or other establishments of the corporation are located; and

  •
  any other factors Abington Community Bancorp may consider important.

        Limitations on Liability.    Abington Community Bancorp's articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

  •
  the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

  •
  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Abington Community Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

        If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in Abington Community Bancorp's articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, Abington Community Bancorp's articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

        The provision limiting the personal liability of Abington Community Bancorp's directors does not eliminate or alter the duty of Abington Community Bancorp's directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

        The provision in Abington Community Bancorp's articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of Abington Community Bancorp's directors to exercise their best business judgment in managing Abington Community Bancorp's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of Abington Community Bancorp's articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Abington Community Bancorp to elect and retain the persons most qualified to serve as directors.

        Indemnification of Directors, Officers, Employees and Agents.    Abington Community Bancorp's bylaws provide that Abington Community Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Abington Community Bancorp, or is or was serving at Abington Community Bancorp's request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Abington Community Bancorp's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of Abington Community Bancorp. Indemnification shall not be made with respect to an action by or in the right of Abington Community Bancorp as to which the person has been adjudged to be liable to Abington Community Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Abington Community Bancorp's bylaws further provide that to the extent that Abington Community Bancorp's representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Abington Community Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney's fees, incurred in defending any action or proceeding shall be paid by Abington Community Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Abington Community Bancorp.

        Special Meetings of Shareholders.    Abington Community Bancorp's articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

        Shareholder Nominations and Proposals.    Abington Community Bancorp's bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Abington Community Bancorp's principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Abington Community Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the reorganization, by December 15, 2004.

        Abington Community Bancorp's bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Abington Community Bancorp's secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at Abington Community Bancorp's principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Abington Community Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the reorganization, by December 15, 2004. Abington Community Bancorp's bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Abington Community Bancorp's bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        The procedures regarding shareholder proposals and nominations are intended to provide Abington Community Bancorp's board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Abington Community Bancorp or its shareholders.

        Shareholder Action Without a Meeting.    Abington Community Bancorp's articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

        Limitations on Acquisitions of Voting Stock and Voting Rights.    Abington Community Bancorp's articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Abington Community Bancorp or (b) any securities convertible into, or exercisable for, any equity securities of Abington Community Bancorp if, assuming reorganization or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Abington Community Bancorp. The term "person" is broadly defined in Abington Community Bancorp's articles of incorporation to prevent circumvention of this restriction.

        The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Abington Community Bancorp by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Abington Community Bancorp or Abington Bank or any trustees of such plan, (c) Abington Mutual Holding Company, and (d) any other offer or acquisition approved in advance by the affirmative vote of 80% of Abington Community Bancorp's board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Abington Community Bancorp's board of directors may cause the excess shares to be transferred to an independent trustee for sale.

        Mergers, Consolidations and Sales of Assets.    For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation's governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

  •
  whether or not the "constituent" corporation, in this case, Abington Community Bancorp, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

  •
  immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

  •
  no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

        As holder of all of the outstanding Abington Bank common stock after consummation of the reorganization, Abington Community Bancorp generally will be able to authorize a merger, consolidation or other business combination involving Abington Bank without the approval of Abington Community Bancorp's shareholders. As the holder of more than a majority of the issued and outstanding shares of Abington Community Bancorp, Abington Mutual Holding Company generally will have voting power sufficient to authorize a merger, consolidation or other business combination involving Abington Community Bancorp.

        Business Combinations with Interested Shareholders.    Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a "business combination" generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an "affiliate" or "associate" thereof, on the other hand. An "interested shareholder" is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

        Control Transactions.    The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a "control transaction" to object to such transaction and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group." A "control transaction" for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. "Fair value" for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

        Disgorgement by Certain Controlling Shareholders.    The PBCL includes provisions which generally provide that any "profit" realized by any person or group who is or was a "controlling person or group" with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

        A "controlling person or group" for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of "controlling person or group" also includes terms which are designed to facilitate a corporation's determination of the existence of a group and members of a controlling group.

        The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent "significant other activities" indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group's direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

        Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

        Control-Share Acquisitions.    The PBCL includes provisions which generally require that shareholders of a registered corporation approve a "control-share acquisition," as defined therein. Pursuant to authority contained in the PBCL, Abington Community Bancorp's articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Abington Community Bancorp.

        Amendment of Governing Instruments.    Abington Community Bancorp's articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

        Abington Community Bancorp's bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

        Authorized Capital Stock.    Abington Community Bancorp's authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of Abington Community Bancorp's authorized shares of stock is greater than what it will issue in the reorganization. This will provide its board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

        Issuance of Capital Stock to Directors, Officers and Controlling Persons.    Abington Community Bancorp's articles of incorporation do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons. Thus, Abington Community Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Abington Community Bancorp capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the NASD, however, generally require corporations like Abington Community Bancorp with securities which will be quoted on the Nasdaq National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. Abington Community Bancorp plans to submit the proposed stock option plan and stock recognition and retention plan discussed herein to its shareholders for their approval.

        The foregoing provisions of Abington Community Bancorp's article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Abington Community Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

        In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Abington Community Bancorp or Abington Bank, as applicable. See "Management—New Stock Benefit Plans." In addition, certain employment agreements to which Abington Community Bancorp is a party provide for specified benefits in the event of a change in control. See "Management—Executive Compensation—Employment Agreements." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Abington Community Bancorp.

        The board of directors of Abington Community Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Abington Community Bancorp's board of directors believes that these provisions are in the best interests of Abington Community Bancorp and its future shareholders. In the board of directors' judgment, Abington Community Bancorp's board of directors is in the best position to determine Abington Community Bancorp's true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in Abington Community Bancorp's best interests and the best interests of its future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Abington Community Bancorp's true value and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice. The Bank Holding Company Act provides that no company may acquire "control" of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. The Federal Reserve Board:

  •
  may prohibit an acquisition if the acquisition would result in a monopoly, or would be in furtherance of one, or substantially lessen competition, or be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

  •
  in every case, must take into consideration the financial and managerial resources, including the competence, experience, and integrity of the officers, directors, and principal shareholders of the acquiring company, and the future prospects of the bank holding company and its subsidiary banks, and the convenience and needs of the community to be served; and

  •
  must disapprove any application if the acquiring company fails to assure the Federal Reserve Board that it will provide the information necessary for the Federal Reserve Board to enforce banking laws respecting the acquiror or, if the application involves a foreign bank, the foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in the foreign bank's home country.

        In addition to the foregoing, the plan of reorganization prohibits any person, prior to the completion of the reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See "The Offering—Restrictions on Transfer of Subscription Rights and Shares."

TRANSFER AGENT AND REGISTRAR

        The Registrar and Transfer Company, Cranford, New Jersey, will act as the transfer agent and registrar for the common stock.

EXPERTS

        The consolidated financial statements of Abington Bank and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement as described in Note 18) appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        RP Financial, LC has consented to the publication in this document of the summary of its report to Abington Community Bancorp and Abington Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the reorganization and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

        The legality of the common stock and the federal income tax consequences of the reorganization has been passed upon for Abington Community Bancorp and Abington Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Abington Community Bancorp and Abington Bank. We also have received a tax opinion from Deloitte & Touche LLP related to the Pennsylvania income tax consequences of the reorganization for Abington Community Bancorp and Abington Bank. Certain legal matters will be passed upon for Keefe Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

ADDITIONAL INFORMATION

        Abington Community Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

        Abington Bank has filed an application for reorganization with the Pennsylvania Department of Banking with respect to the reorganization. The application may be examined at the principal office of the Pennsylvania Department of Banking at 333 Market Street, 16th Floor, Harrisburg, Pennsylvania. Abington Bank has filed copies of that application with the FDIC. Abington Community Bancorp and Abington Mutual Holding Company have filed an application with the Federal Reserve Board to become bank holding companies with respect to Abington Bank. This prospectus omits certain information contained in those applications.

        In connection with the reorganization, Abington Community Bancorp will register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, Abington Community Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Abington Community Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

ABINGTON BANK AND SUBSIDIARIES
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
Consolidated Statements of Financial Condition as of June 30, 2004 (unaudited), December 31, 2003 and 2002 (Restated)	F-2
Consolidated Statements of Income for the Six Months Ended June 30, 2004 and 2003 (unaudited) and Each of the Three Years in the Period Ended December 31, 2003 (Restated)	F-3

Consolidated Statements of Changes in Retained Earnings and Comprehensive Income for the Six Months Ended June 30, 2004 (unaudited) and Each of the Three Years in the Period Ended December 31, 2003 (Restated)	F-4
Statements of Cash Flows for the Six Months Ended June 30, 2004 and 2003 (unaudited) and Each of the Three Years in the Period Ended December 31, 2003 (Restated)	F-5
Notes to Financial Statements	F-6

        All Schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Abington Bank
Abington, Pennsylvania

        We have audited the accompanying consolidated statements of financial condition of Abington Bank and subsidiaries (the "Bank") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in retained earnings and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Abington Bank and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 18, the accompanying 2003, 2002, and 2001 consolidated financial statements have been restated.

Philadelphia, Pennsylvania
March 17, 2004
(Except for Note 17, which is dated April 21, 2004)
and Note 18 which is dated September 10, 2004)

ABINGTON BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)	(as restated — see note 18)
ASSETS
Cash and cash equivalents	$25,660,019	$19,695,625	$51,701,706
Investment securities available for sale (amortized cost — 2004, $73,125,348; 2003, $79,579,757; 2002, $42,825,206)	71,236,812	78,984,495	43,318,422
Mortgage-backed securities held to maturity (estimated fair value — 2004, $48,415,601; 2003, $42,891,508; 2002, $10,184,737)	49,397,407	43,009,221	10,060,372
Mortgage-backed securities available for sale (amortized cost — 2004, $87,647,706; 2003, $77,908,514; 2002, $39,843,599)	86,828,145	78,212,883	41,252,119
Loans receivable, net of allowance for loan loss (2004, $1,359,049; 2003, $1,455,889; 2002, $1,813,450)	379,582,468	364,619,621	371,023,939
Accrued interest receivable	2,337,638	2,386,841	2,107,632
Federal Home Loan Bank stock — at cost	10,026,300	10,039,300	7,032,900
Real estate investment			2,348,322
Property and equipment, net	5,644,031	5,800,068	5,969,828
Deferred tax asset	1,760,697	1,062,471	355,891
Prepaid expenses and other assets	1,734,764	628,431	626,256

TOTAL ASSETS	$634,208,281	$604,438,956	$535,797,387

LIABILITIES AND RETAINED EARNINGS
LIABILITIES:
Deposits:
Noninterest-bearing	$37,823,313	$37,855,415	$29,965,221
Interest-bearing	347,285,105	324,810,757	314,371,253

Total deposits	385,108,418	362,666,172	344,336,474
Advances from Federal Home Loan Bank	165,324,968	173,731,623	122,760,652
Other borrowed money	20,750,520	8,680,916	11,937,105
Accrued interest payable	2,006,161	943,949	1,138,360
Advances from borrowers for taxes and insurance	3,378,134	2,135,301	2,282,855
Accounts payable and accrued expenses	3,909,020	3,046,727	2,750,560

Total liabilities	580,477,221	551,204,688	485,206,006

COMMITMENTS AND CONTINGENCIES
RETAINED EARNINGS:
Retained earnings	55,518,527	53,426,380	49,336,358
Accumulated other comprehensive (loss) income	(1,787,467)	(192,112)	1,255,023

Total retained earnings	53,731,060	53,234,268	50,591,381

TOTAL LIABILITIES AND RETAINED EARNINGS	$634,208,281	$604,438,956	$535,797,387

See notes to consolidated financial statements.

ABINGTON BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)	(as restated — see note 18)
INTEREST INCOME:
Interest on loans	$10,910,558	$12,266,554	$23,763,701	$25,789,660	$26,233,736
Interest on investment and mortgage-backed securities	3,695,933	2,706,684	6,168,838	5,122,644	5,858,503

Total interest income	14,606,491	14,973,238	29,932,539	30,912,304	32,092,239
INTEREST EXPENSE:
Interest on deposits	2,997,666	3,865,781	6,958,294	8,294,012	10,592,991
Interest on Federal Home Loan Bank advances	3,763,317	3,416,911	7,214,861	6,287,684	5,666,593
Interest on other borrowed money	38,229	50,549	67,494	81,944	532,307

Total interest expense	6,799,212	7,333,241	14,240,649	14,663,640	16,791,891

NET INTEREST INCOME	7,807,279	7,639,997	15,691,890	16,248,664	15,300,348
PROVISION FOR LOAN LOSSES	45,000	250,000	375,000	500,000	628,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,762,279	7,389,997	15,316,890	15,748,664	14,672,348

NON-INTEREST INCOME
Rental income	26,590	28,559	55,667	49,710
Gain on sale of property		55,000	146,268
Gain on sale of investments				22,625	500
Service charges	25,245	18,780	48,702	43,430	46,230
Other income	1,092,006	787,380	1,971,870	1,501,839	1,147,762
Gain on sale of loans		44,036	44,036	88,611	129,737

Total non-interest income	1,143,841	933,755	2,266,543	1,706,215	1,324,229

NON-INTEREST EXPENSES
Salaries and employee benefits	3,045,794	3,011,416	5,155,027	4,776,487	4,433,702
Net occupancy	587,941	591,165	1,567,140	1,465,557	1,112,190
Depreciation	250,088	263,934	539,454	504,514	464,125
Data processing	601,773	537,748	1,166,936	1,166,639	1,028,349
Deposit insurance premium	52,177	53,028	107,565	103,493	98,699
Advertising and promotions	160,516	162,430	349,448	294,028	312,560
Other	1,075,844	997,304	2,586,649	2,299,840	2,019,943

Total non-interest expenses	5,774,133	5,617,025	11,472,219	10,610,558	9,469,568

INCOME BEFORE INCOME TAXES	3,131,987	2,706,727	6,111,214	6,844,321	6,527,009

PROVISION FOR INCOME TAXES	1,039,840	929,019	2,021,192	2,467,238	2,327,976

NET INCOME	$2,092,147	$1,777,708	$4,090,022	$4,377,083	$4,199,033

See notes to consolidated financial statements.

ABINGTON BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS
AND COMPREHENSIVE INCOME

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Retained Earnings	Comprehensive Income
BALANCE—JANUARY 1, 2001	$40,760,242	$(501,201)	$40,259,041	$—
Comprehensive income:
Net income (as restated)	4,199,033		4,199,033	4,199,033
Net unrealized holding gain on available for sale securities arising during the period, net of tax expense of $479,288(1)		930,382	930,382	930,382

Comprehensive income (as restated)	—	—	—	$5,129,415

BALANCE—DECEMBER 31, 2001 (as restated)	44,959,275	429,181	45,388,456
Comprehensive income:
Net income (as restated)	4,337,083		4,337,083	$4,377,083
Net unrealized holding gain on available or sale securities arising during the period, net of benefit of $425,434 (1)		825,842	825,842	825,842
Comprehensive income (as restated)	—	—	—	$5,202,925

BALANCE — DECEMBER 31, 2002 (as restated)	49,336,358	1,255,023	50,591,381
Comprehensive income:
Net income (as restated)	4,090,022		4,090,022	$4,090,022
Net unrealized holding loss on available for sale securities arising during the period, net of tax benefit of $745,494 (1)		(1,447,135)	(1,447,135)	(1,447,135)

Comprehensive income (as restated)	—	—	—	$2,642,887

BALANCE—DECEMBER 31, 2003 (as restated)	53,426,380	(192,112)	53,234,268
Comprehensive income:
Net income (unaudited)	2,092,147		2,092,147	$2,092,147
Net realized holding loss on available for sale securities arising during the period, net of tax benefit of $821,849 (1) (unaudited)		(1,595,355)	(1,595,355)	(1,595,355)

Comprehensive income (unaudited)	—	—	—	$496,792

BALANCE—JUNE 30, 2004 (unaudited)	$55,518,527	$(1,787,467)	$53,731,060

(1)
Disclosure of reclassication amount, net of tax, for:

		Year Ended December 31,
	Six-Months Ended June 30, 2004
		2003	2002	2001
	(unaudited)
Net unrealized appreciation (depreciation) arising during the year	$(1,595,355)	$(1,447,135)	$840,775	$930,712
Less: reclassification adjustment for net gains included in net income net of related taxes			14,933	330

Net unrealized gain (loss) on securities	$(1,595,355)	$(1,447,135)	$825,842	$930,382

See notes to consolidated financial statements.

ABINGTON BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2001	2002
	(unaudited)	(unaudited)	(as restated—see note 18)
OPERATING ACTIVITIES:
Net income	$2,092,147	$1,777,708	$4,090,022	$4,377,083	$4,199,033
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	45,000	250,000	375,000	500,000	628,000
Depreciation	250,088	263,934	539,454	504,514	464,125
(Gain) loss on derivative instruments	(330,500)	287,974	(363,462)	795,263	153,699
Gain on sale of loans		(44,036)	(44,036)	(88,611)	(129,737)
Gain on sale of property		(55,000)	(146,268)
Gain on sale of investments				(22,625)	(500)
Deferred income taxes	123,624	(97,757)	38,914	(752,102)	(162,172)
Deferred loan fees	549,646	1,312,928	1,811,274	883,287	703,746
Amortization of:
Deferred loan fees	(678,052)	(1,484,631)	(2,424,541)	(863,237)	(638,078)
Premiums and discounts, net	201,357	186,033	171,940	(3,703)	(83,200)
Changes in assets and liabilities which provided (used) cash:
Accrued interest receivable	49,203	(137,998)	(279,209)	55,202	546,112
Prepaid expenses and other assets	(1,106,333)	(1,633,648)	(2,175)	432,488	(212,007)
Gain (loss) on derivative instruments	330,500	(287,974)	363,462	(795,263)	(153,699)
Accrued interest payable	1,062,212	1,013,082	(194,411)	(342,370)	(228,863)
Accounts payable and accrued expenses	862,293	1,892,696	296,167	1,422,200	73,163

Net cash provided by operating activities	3,451,185	3,243,311	4,232,131	6,102,126	5,159,622

INVESTING ACTIVITIES:
Principal collected on loans	63,878,536	87,768,017	184,360,172	141,961,250	76,494,370
Disbursements for loans	(78,757,978)	(77,062,514)	(175,718,229)	(164,504,718)	(111,928,239)
Purchases of:
Mortgage-backed securities held to maturity	(10,956,924)	(20,928,930)	(37,289,373)	(10,062,560)
Mortgage-backed securities available for sale	(24,423,289)	(44,754,344)	(61,942,717)	(10,491,464)	(18,705,793)
Investments available for sale	(24,045,298)	(74,548,404)	(109,356,340)	(52,084,119)	(25,515,912)
Federal Home Loan Bank stock	(966,300)	(1,780,300)	(3,006,400)	(1,219,300)	(193,500)
Real estate investment				(523,631)	(1,824,691)
Property	(94,051)	(265,562)	(456,760)	(1,404,717)	(253,075)
Proceeds from:
Maturities of mortgage-backed securities available for sale	101,504	4,792,744	5,406,638
Maturities of investments available for sale	30,500,000	47,412,131	72,574,172	38,329,477	48,972,457
Principal repayments of mortgage-backed securities held to maturity	4,476,124	1,569,473	4,268,486
Principal repayments of mortgage-backed securities available for sale	14,473,557	17,815,945	18,398,879	16,018,885	10,643,231
Sale of real estate investment		448,000	448,000
Sale of real estate owned			178,334
Sales of Federal Home Loan Bank stock	979,300
Sales/disposals of investments				22,625	60,082

Net cash used in investing activities	(24,834,819)	(59,533,744)	(102,135,138)	(43,958,272)	(22,251,070)

FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts	15,088,852	11,392,166	25,284,368	7,351,320	22,892,487
Net increase (decrease) in certificate accounts	7,353,394	4,336,046	(6,954,670)	27,926,301	10,563,705
Net increase (decrease) in other borrowed money	12,069,604	7,985,805	(3,256,189)	2,188,354	5,690,635
Advances from Federal Home Loan Bank	202,835,000	32,528,290	61,024,379	55,865,191	183,919,635
Repayments of advances from Federal Home Loan Bank	(211,241,655)	(7,498,178)	(10,053,408)	(40,355,244)	(184,064,772)
Net increase (decrease) in advances from borrowers for taxes and insurance	1,242,833	1,047,526	(147,554)	(107,008)	157,620

Net cash provided by financing activities	27,348,028	49,791,655	65,896,926	52,868,914	39,159,310

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,964,394	(6,498,778)	(32,006,081)	15,012,768	22,067,862
CASH AND CASH EQUIVALENTS — Beginning of year	19,695,625	51,701,706	51,701,706	36,688,938	14,621,076

CASH AND CASH EQUIVALENTS — End of year	$25,660,019	$45,202,928	$19,695,625	$51,701,706	$36,688,938

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Noncash transfer of real estate investment to loans receivable		$1,955,322	$1,955,322

Cash paid during the year for:
Interest on deposits and other borrowings	$5,737,000	$6,320,161	$14,299,060	$14,925,010	$17,020,754

Income taxes	$1,000,000	$1,450,000	$1,931,135	$2,051,465	$3,034,817

See notes to consolidated financial statements.

ABINGTON BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED) AND THE
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.    NATURE OF OPERATIONS

        Abington Bank (the "Bank"), formerly Abington Savings Bank, is a state-chartered mutual savings bank. The Bank is subject to regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries, ASB Investment Co., Keswick Services II and its wholly owned subsidiaries, and Abington Corp. All significant intercompany balances and transactions have been eliminated.

        The Bank's executive offices are in Jenkintown, Pennsylvania, with seven other branches and four limited service facilities located in nearby Montgomery County neighborhoods. The Bank is principally engaged in the business of accepting customer deposits and investing these funds in loans, primarily residential mortgages. The principal business of ASB Investment Co. is to hold the investments of the Bank. Keswick Services II and its subsidiaries manage the Bank's real estate, including real estate rentals. Abington Corp. is a dormant subsidiary.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation—All significant intercompany transactions and balances have been eliminated.

        Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The Bank's most significant estimates are the allowance for loan losses and deferred income taxes.

        Cash and Cash Equivalents—For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with banks, commercial paper and liquid money market funds with original maturities of three months or less.

        Investment and Mortgage-Backed Securities—Debt and equity securities are classified and accounted for as follows:

  Held to Maturity—Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balances, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

  Available for Sale—Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and in the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of retained earnings until realized. Realized gains and losses on the sale of investment and mortgage-backed securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.

        Derivative Financial Instruments—The Bank uses interest rate cap and swap agreements to manage its exposure to fluctuations in interest rates on a portion of its fixed rate loans and variable rate deposits. The agreements do not qualify for hedge accounting. Gains and losses in the fair value of the hedges are charged to earnings during each period. Amounts paid or received under the cap or swap agreement are recognized as interest expense or interest income in the Bank's consolidated statements of income during the period in which they accrue. The Bank does not hold any derivative financial instruments for trading purposes.

        Allowance for Loan Losses—The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        The Bank measures impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the provision for loan losses.

        Loans Held for Sale and Loans Sold—The Bank originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis. The Bank had no loans classified as held for sale at June 30, 2004, and December 31, 2003 and 2002.

        The Bank assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continual basis. At June 30, 2004, and December 31, 2003 and 2002, mortgage servicing rights of $81,000, $91,000 and $118,000, respectively, were included in other assets. No valuation allowance is deemed necessary for all the periods presented.

        Amortization of the servicing asset totaled $11,000, $9,000, $43,000, $23,000 and $9,000 for the periods ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001, respectively.

        Real Estate Owned—Real estate properties acquired through foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated costs to sell. Net revenue and expenses from operations and additions to the valuation allowance are included in gain or loss on foreclosed real estate.

        Real Estate Investment—Real estate investment is carried at lower of cost, including cost of improvements, or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding the property are expensed.

        Property and Equipment—Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the related assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

        Loan Origination and Commitment Fees—The Bank defers loan origination and commitment fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the level-yield method.

        Interest on Loans—The Bank recognizes interest on loans on the accrual basis. Income recognition is generally discontinued when a loan becomes 90 days or more delinquent. Any interest previously accrued is deducted from interest income. Such interest ultimately collected is credited to income when collection of principal and interest is no longer in doubt.

        Income Taxes—Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        Comprehensive Income—The Bank presents as a component of comprehensive income the amounts from transactions and other events which currently are excluded from the consolidated statements of income and are recorded directly to retained earnings. These amounts consist of unrealized holding gains (losses) on available for sale securities.

        Accounting for Derivative Instruments and Hedging Activities—As of January 1, 2001, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. See Note 5 for the impact of the adoption of the Bank's financial position and results of operation.

        Accounting for Costs Associated with Exit or Disposal Activities—In July 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a significant effect on the Bank's financial position or results of operations.

        Acquisitions of Certain Financial Institutions—In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which addresses the financial accounting and reporting for the acquisition of all of a financial institution, except for a transaction between two or more mutual companies. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The effective date of this statement is October 1, 2002. The adoption of SFAS No. 147 did not have a significant effect on the Bank's financial position or results of operations.

        Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this Interpretation did not have a significant effect on the Bank's financial position or results of operations.

        Recent Accounting Pronouncements—In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB has published a revision to FIN No. 46 (FIN No. 46R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The Bank is not a party to any variable interest entities covered by the Interpretation.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on the Bank's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments, which previously could be designated as equity, now be classified as liabilities on the balance sheet. Certain effective dates of SFAS No. 150 were deferred by the provisions of FASB Staff Position No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Currently, the Bank has no financial instruments entered into or modified that require application of this statement.

        In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, The SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. The Bank does not anticipate this standard will have a material effect on the Bank's financial position or results of operations.

        In March 2004, the FASB Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures for equity investments accounted for under the cost method. The amount of any other-than-temporary impairment that may need to be recognized upon adoption of EITF Issue 03-1 will be dependent on market conditions and management's intent and ability at the time of the impairing evaluation to hold the underwater investments until a forecasted recovery in fair value up to (or beyond) adjusted cost. Disclosures about unrealized losses that have not been recognized as other-than-temporary impairments that were required under an earlier EITF 03-1 consensus remain in effect. The EITF 03-1 guidance for determining other-than-temporary impairment is effective for the Company's reporting periods beginning June 15, 2004, and the disclosures for the cost method investments are effective for the Company's fiscal year ending December 31, 2004. Management does not expect the adoption of EITF 03-1 to have a material effect on the Company's operating results or financial condition.

        The following table shows the Bank's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position at June 30, 2004 (unaudited):

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
Mortgage-backed securities	$(455,015)	$15,247,983	$(675,190)	$16,636,509

Total securities held to maturity	(455,015)	15,247,983	(675,190)	16,636,509

Securities available for sale:
Government agency securities	(1,095,280)	48,404,720	$(864,252)	$11,124,780
Mortgage-backed securities and collateralized mortgage obligations	(1,420,843)	52,995,769	(47,997)	78,197
Other securities			(102,703)	3,259,421

Total securities available for sale	(2,516,123)	101,400,489	(1,014,952)	14,462,398

Total	$(2,971,138)	$116,648,472	$(1,690,142)	$(31,098,907)

        The following table shows the Bank's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position at December 31, 2003:

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
Mortgage-backed securities	$(463,618)	$21,520,348

Total securities held to maturity	(463,618)	21,520,348

Securities available for sale:
Government agency securities	(881,048)	36,807,370
Mortgage-backed securities and collateralized mortgage obligations	(462,619)	40,654,472	$(1,342)	$71,667
Other securities	(6,369)	1,059,156	(76,010)	2,189,958

Total securities available for sale	(1,350,036)	78,520,998	(77,352)	2,261,625

Total	$(1,813,654)	$100,041,346	$(77,352)	$2,261,625

        Management believes that the estimated fair value of the securities disclosed above is dependent upon the movement in market interest rates. Although the fair value will fluctuate as the market interest rates move, the majority of the Bank's investment portfolio consists of low risk securities from government agencies. If held to maturity, the contractual principal and interest payments of the securities are expected to be received in full. As such, no loss in value is expected over the lives of the securities. Although not all of the securities are classified as held to maturity, the Bank has the ability to hold these securities until they mature and does not intend to sell the securities at a loss. Thus, the unrealized losses are not other-than-temporary. The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Bank's financial statements could vary if conclusions other than those made by management were to determine whether an other-than-temporary impairment exists.

        Reclassifications—Certain items in the 2003, 2002, and 2001 consolidated financial statements have been reclassified to conform to the presentation in the 2004 consolidated financial statements.

3.    INVESTMENT SECURITIES

        The amortized cost and estimated fair value of investment securities are summarized as follows:

	Available for Sale June 30, 2004 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Agency bonds	$67,004,032	$143,450	$(1,959,532)	$65,187,950
Corporate bonds and commercial paper	1,000,182	23,868		1,024,050
Municipal bonds	180,000	5,677		185,677
Certificates of deposit	1,579,000			1,579,000

Total debt securities	69,763,214	172,995	(1,959,532)	67,976,677

Equity securities:
Common stock	2,510	704	(2,500)	714
Mutual funds	3,359,624		(100,203)	3,259,421

Total equity securities	3,362,134	704	(102,703)	3,260,135

Total	$73,125,348	$173,699	$(2,062,235)	$71,236,812

	Available for Sale December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Agency bonds	$72,988,418	$321,800	$(881,048)	$72,429,170
Corporate bonds and commercial paper	1,500,506	36,284		1,536,790
Municipal bonds	180,000	9,340		189,340
Certificates of deposit	1,579,000			1,579,000

Total debt securities	76,247,924	367,424	(881,048)	75,734,300

Equity securities:
Common stock	2,510	741	(2,500)	751
Mutual funds	3,329,323		(79,879)	3,249,444

Total equity securities	3,331,833	741	(82,379)	3,250,195

Total	$79,579,757	$368,165	$(963,427)	$78,984,495

	Available for Sale December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Agency bonds	$35,196,787	$524,088	$—	$35,720,875
Corporate bonds and commercial paper	2,398,926	16,570	(4,364)	2,411,132
Municipal bonds	180,000	11,131		191,131
Certificates of deposit	1,777,000			1,777,000

Total debt securities	39,552,713	551,789	(4,364)	40,100,138

Equity securities:
Common stock	2,510	633	(2,500)	643
Mutual funds	3,269,983	1,035	(53,377)	3,217,641

Total equity securities	3,272,493	1,668	(55,877)	3,218,284

Total	$42,825,206	$553,457	$(60,241)	$43,318,422

        There were no sales of debt securities during the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003 and 2001. During the year ended December 31, 2002, a gross gain of $62,000 and a gross loss of $39,375 was realized on the sale of available-for-sale debt securities.

        Included in debt securities are structured notes with federal agencies. These structured notes consist of step-up bonds which provide the agency with the right, but not the obligation, to call the bonds on the step-up date.

        The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2004 (unaudited)		December 31, 2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,094,000	$2,110,250	$996,528	$997,965
Due after one year through five years	54,680,182	53,635,507	62,262,978	62,240,735
Due after five years through ten years	10,989,032	10,109,040	12,988,418	12,495,600
Due after ten years	2,000,000	2,121,880

Total	$69,763,214	$67,976,677	$76,247,924	$75,734,300

4.    MORTGAGE-BACKED SECURITIES

        The amortized cost and estimated fair value of mortgage-backed securities are summarized as follows:

	Held to Maturity June 30, 2004 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FNMA pass-through certificates	$36,635,940	$148,399	$(677,476)	$36,106,863
FHLMC pass-through certificates	12,761,467		(452,729)	12,308,738

Total	$49,397,407	$148,399	$(1,130,205)	$48,415,601

	Available for sale June 30, 2004 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GNMA pass-through certificates	$1,177,173	$54,179	$(3,557)	$1,227,795
FNMA pass-through certificates	9,897,878	150,618	(114,498)	9,933,998
FHLMC pass-through certificates	66,458,882	431,321	(1,307,044)	65,583,159
Real estate mortgage investment conduits	10,113,773	13,161	(43,741)	10,083,193

Total	$87,647,706	$649,279	$(1,468,840)	$86,828,145

	Held to Maturity December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FNMA pass-through certificates	$40,275,940	$345,905	$(449,890)	$40,171,955
FHLMC pass-through certificates	2,733,281		(13,728)	2,719,553

Total	$43,009,221	$345,905	$(463,618)	$42,891,508

	Available for Sale December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GNMA pass-through certificates	$1,575,087	$77,829	$(8,613)	$1,644,303
FNMA pass-through certificates	11,790,003	236,737	(13,144)	12,013,596
FHLMC pass-through certificates	58,687,031	442,747	(412,742)	58,717,036
Real estate mortgage investment conduits	5,856,393	11,017	(29,462)	5,837,948

Total	$77,908,514	$768,330	$(463,961)	$78,212,883

	Held to Maturity December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
FNMA pass-through certificates	$4,971,222	$105,810	$5,077,032
FHLMC pass-through certificates	5,089,150	18,555	5,107,705

Total	$10,060,372	$124,365	$10,184,737

	Available for Sale December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GNMA pass-through certificates	$3,513,715	$178,379	$—	$3,692,094
FNMA pass-through certificates	11,044,633	423,867	(1)	11,468,499
FHLMC pass-through certificates	18,991,017	797,816	(923)	19,787,910
Real estate mortgage investment conduits	6,294,234	25,411	(16,029)	6,303,616

Total	$39,843,599	$1,425,473	$(16,953)	$41,252,119

        There were no sales of mortgage-backed securities during the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003, 2002, and 2001.

5.    DERIVATIVE FINANCIAL INSTRUMENTS

        The Bank has derivative financial instruments which are used to manage interest rate risks.

        At December 31, 2003 and 2002, the Bank was party to one interest rate cap agreement, with a term expiring in June 2004. Under the June 2004 agreement, the Bank is entitled to receive, on a quarterly basis, the amount, if any, by which the ten-year CMT exceeds 7.535% on the notional amount of $15 million. At December 31, 2002, the Bank was party to two additional interest rate cap agreements that expired in 2003. The Bank's interest rate cap agreements had a fair value of $0 and $4,000 at December 31, 2003 and 2002, respectively. The Bank is not party to any interest rate cap agreements at June 30, 2004.

        At June 30, 2004, and December 31, 2003 and 2002, the Bank is party to three swap agreements with terms expiring in December 2004, June 2005, and December 2005. Under the December 2004 and June 2005 agreements, the Bank will either receive or pay, on a quarterly basis, the amount by which the ten-year CMT exceeds or falls below 5.92% and 5.57%, respectively, on the notional amount of $15 million per contract. These agreements effectively changed a portion of the Bank's fixed rate mortgage portfolio to a variable rate of interest. Under the December 2005, agreement, the Bank will either receive or pay on a quarterly basis, the amount by which the three month LIBOR exceeds or falls below 2.59% on the notional amount of $15 million. This agreement effectively changed the Bank's variable rate money market accounts to a fixed rate of interest.

        The swaps do not qualify as hedges under SFAS No. 133. As such, the fair value of the interest rate swaps are reflected as a liability in the accompanying consolidated statements of financial condition with the offset recorded to interest income and interest expense in the consolidated statements of income. The fair value of the swap agreements was $(255,000), $(569,000), and $(880,000) at June 30, 2004, and December 31, 2003 and 2002, respectively.

        Amounts paid or received under the cap or swap agreement are recognized as interest expense or interest income in the Bank's consolidated statements of income during the period in which they accrue. During the six months ended June 30, 2004 and 2003 (unaudited), and the years ended December 31, 2003, 2002, and 2001, the Bank paid $379,725, $360,272, $770,172, $170,379, and $99,000, respectively, under the agreements. In addition, the unrealized gains (losses) on derivatives recognized as interest income or interest expense in the Bank's consolidated statements of income were $363,462, $(795,263), and $(153,699) for the years ended December 31, 2003, 2002, and 2001, respectively.

        The Bank is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate caps but has no off-balance-sheet credit risk of accounting loss. The Bank anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Bank does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties.

6.    LOANS RECEIVABLE—NET

        Loans receivable consist of the following:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
One-to four family residential	$235,840,191	$223,963,193	$247,159,423
Multi-family residential and commercial	63,207,684	64,028,754	61,246,587
Construction	72,375,412	66,875,399	51,246,031
Home equity lines of credit	29,107,211	31,185,276	25,571,679
Commercial business loans	9,496,608	10,402,664	11,352,417
Consumer non-real estate loans	3,371,002	3,791,527	4,877,321

Total loans	413,398,108	400,246,813	401,453,458
Less:
Loans in process	(31,112,903)	(32,699,210)	(26,725,071)
Deferred loan fees	(1,343,688)	(1,472,093)	(1,890,998)
Allowance for loan loss	(1,359,049)	(1,455,889)	(1,813,450)

Loans receivable—net	$379,582,468	$364,619,621	$371,023,939

        The Bank had approximately $3,439,000 in outstanding mortgage loan commitments at June 30, 2004. The commitments are expected to be funded within 90 days with $3,439,460 in fixed rates ranging from 5.38% to 6.38%. These loans are not originated for resale. Also outstanding at June 30, 2004 were unused lines of credit totaling approximately $59,036,000.

        The Bank had approximately $2,944,700 in outstanding mortgage loan commitments at December 31, 2003. The commitments are expected to be funded within 90 days with $1,714,700 in fixed rates ranging from 5.13% to 6.00%. These loans are not originated for resale. Also outstanding at December 31, 2003 were unused lines of credit totaling approximately $51,919,000.

        The Bank has sold and is servicing for others loans in the amounts of approximately $12,163,558, $17,785,823, $13,285,698, $16,613,213, and $12,376,769 at June 30, 2004 and 2003, and December 31, 2003, 2002, and 2001, respectively. These loan balances are excluded from the Bank's consolidated financial statements.

        Certain officers and directors have loans with the Bank. The aggregate dollar amount of these loans outstanding to related parties along with an analysis of the activity is summarized as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)
Balance—beginning of year	$1,241,595	$861,985	$861,985	$1,149,550	$863,393
Additions	33,126	389,591	667,943	166,138	350,000
Repayments	(411,588)	(307,128)	(288,333)	(453,703)	(63,843)

Balance—end of year	$863,133	$944,448	$1,241,595	$861,985	$1,149,550

        The Bank grants loans primarily to customers in its local market area. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

        Following is a summary of changes in the allowance for loan losses:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)
Balance—beginning of year	$1,455,889	$1,813,450	$1,813,450	$1,590,196	$1,344,356
Provision for loan losses	45,000	250,000	375,000	500,000	628,000
Charge-offs/recoveries—net	(141,840)	(697,300)	(732,561)	(276,746)	(382,160)

Balance—end of year	$1,359,049	$1,366,150	$1,455,889	$1,813,450	$1,590,196

        The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of losses in the current loan portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. During the periods presented, loan impairment was evaluated based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. During the six months ended June 30, 2004, and the years ended December 31, 2003 and 2002, the Bank had loans to one borrower totaling approximately $0, $99,137, and $770,125, respectively, that were individually evaluated for impairment and determined to be impaired. A reserve on these loans is included in the Bank's allowance for loan losses at June 30, 2004, and December 31, 2003 and 2002.

        Nonaccrual loans (which consist of smaller balance, homogeneous loans) at June 30, 2004, and December 31, 2003 and 2002 amounted to approximately $0, $115,096, and $770,125, respectively. Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Commercial loans are charged off when the loan is deemed uncollectible. Residential real estate loans are typically placed on nonaccrual only when the loan is 90 days delinquent and not well secured and in the process of collection. Other consumer loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        Interest payments on impaired loans and nonaccrual loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis. At June 30, 2004, and December 31, 2003 and 2002, no cash basis interest income has been recognized. Interest income foregone on nonaccrual loans was not material to the financial statements for the six months ended June 30, 2004, and the years ended December 31, 2003, 2002, and 2001.

7.    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable consists of the following:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
Investments and interest-bearing deposits	$452,285	$79,881	$18,026
Mortgage-backed securities	467,536	249,345	195,835
Loans receivable	1,417,817	2,057,615	1,893,771

Total	$2,337,638	$2,386,841	$2,107,632

8.    PROPERTY AND EQUIPMENT

        Property and equipment is summarized by major classifications as follows:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
Properties and equipment:
Land and buildings	$3,944,556	$3,942,703	$3,922,711
Leasehold improvements	2,397,384	2,373,730	2,266,273
Furniture and fixtures	4,232,165	4,163,979	3,920,882

Total	10,574,105	10,480,412	10,109,866
Accumulated depreciation	(4,930,074)	(4,680,344)	(4,140,038)

Total property and equipment, net of accumulated depreciation	$5,644,031	$5,800,068	$5,969,828

        Certain bank facilities and equipment are leased under various operating leases. Rental expense under operating leases was approximately $211,324, $193,206, $404,927, $372,890, and $356,439 for the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003, 2002, and 2001, respectively.

        Future minimum annual rental payments required under noncancelable operating leases are as follows:

	June 30, 2004	December 31, 2003
	(unaudited)
2004	$211,078	$400,834
2005	423,132	405,883
2006	398,328	365,581
2007	357,132	366,962
2008	267,068	356,798
Thereafter	1,861,236	1,826,598

	$3,517,974	$3,722,656

9.    DEPOSITS

        Deposits consist of the following major classifications:

			December 31,
	June 30, 2004
			2003		2002
Type of Account
	Amount	Percent	Amount	Percent	Amount	Percent
	(unaudited)
Certificates	$173,867,092	45.1%	$166,513,698	45.9%	$173,468,368	50.4%
NOW and MMDA	109,680,353	28.5	104,544,500	28.8	90,912,508	26.4
Passbook and club	101,560,973	26.4	91,607,974	25.3	79,955,598	23.2

Total	$385,108,418	100.0%	$362,666,172	100.0%	$344,336,474	100.0%

        The weighted average rate paid on deposits at June 30, 2004, and December 31, 2003 and 2002, was 1.61%, 1.84%, and 2.37%, respectively. Deposits in amounts greater than $100,000 were approximately $60,474,000, $58,055,000, and $63,040,000 at June 30, 2004, and December 31, 2003 and 2002, respectively, of which approximately $20,828,000, $29,280,000, and $33,338,000 were due in one year or less at June 30, 2004, and December 31, 2003 and 2002, respectively.

        A summary of certificates by maturities is as follows:

			December 31,
	June 30, 2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(unaudited)
One year or less	$76,843,861	44.2%	$68,358,117	41.1%	$82,572,790	47.6%
One through three years	75,149,973	43.2	43,290,187	25.9	38,186,489	22.0
Three through five years	11,286,462	6.5	42,219,115	25.4	41,887,642	24.1
Over five years	10,586,796	6.1	12,646,279	7.6	10,821,447	6.3

Total	$173,867,092	100.0%	$166,513,698	100.0%	$173,468,368	100.0%

10.    ADVANCES FROM FEDERAL HOME LOAN BANK

       Advances from Federal Home Loan Bank consist of the following:

			December 31,
	June 30, 2004
			2003		2002
Maturing Period	Amount	Weighted Interest Rate	Amount	Weighted Interest Rate	Amount	Weighted Interest Rate
	(unaudited)
1 to 12 months	$8,075,000	2.24%	$20,000,000	1.00%	$5,000,000	3.18%
13 to 24 months	7,176,220	2.30	2,000,000	4.63
25 to 36 months	4,636,719	3.95	4,001,982	3.11	2,000,000	4.63
37 to 48 months	33,297,196	3.59	9,482,888	4.50	2,166,645	5.11
49 to 60 months	39,370,315	4.71	54,847,435	4.11	11,324,465	4.47
Over 60 months	72,769,518	4.98	83,399,318	5.00	102,269,542	5.21

Total	$165,324,968	4.36%	$173,731,623	4.13%	$122,760,652	4.88%

        The advances are collateralized by all of the Federal Home Loan Bank stock and substantially all qualifying first mortgage loans.

11.    OTHER BORROWED MONEY

        During the six months ended June 30, 2004, and the years ended December 31, 2003 and 2002, the Bank entered into overnight repurchase agreements with commercial checking account customers. At June 30, 2004, and December 31, 2003 and 2002, the amounts outstanding were $20,750,520, $8,680,916 and $11,937,105, respectively. Interest expense on customer repurchase agreements was $38,229 and $50,549 for the six months ended June 30, 2004 and 2003, respectively. Interest expense on customer repurchase agreements was $67,494, $81,944, and $532,307 for the years ended December 31, 2003, 2002 and 2001, respectively. Collateral for customer repurchase agreements was mortgage-backed securities. The market value of the collateral was approximately equal to the amounts outstanding.

12.    INCOME TAXES

        The income tax provision consists of the following:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)
Current:
Federal	$916,216	$986,776	$1,978,578	$3,001,340	$2,370,469
State		40,000	3,700	218,000	119,679

Total current	916,216	1,026,776	1,982,278	3,219,340	2,490,148
Deferred—Federal	123,624	(97,757)	38,914	(752,102)	(162,172)

Total income tax provision	$1,039,840	$929,019	$2,021,192	$2,467,238	$2,327,976

        The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)
	Amount	Amount	Amount	Amount	Amount
At statutory rate	$1,064,876	$906,687	$2,076,982	$2,278,150	$2,192,327
Increase resulting from:
State tax—net of federal tax benefit		26,400	2,442	143,880	78,988
Other	(25,036)	(4,077)	(58,232)	45,208	56,661

Total	$1,039,840	$929,010	$2,021,192	$2,467,238	$2,327,976

Effective income tax rate	33.2%	34.3%	33.1%	36.1%	35.7%

        Items that gave rise to significant portions of the deferred tax accounts are as follows:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$462,077	$495,000	$572,264
Deferred compensation	750,373	677,749	517,608
Unrealized loss on securities available-for-sale and cap and swap contracts	920,753	297,974
Other	86,700	74,891

Total deferred tax assets	2,219,903	1,545,614	1,089,872

Deferred tax liabilities:
Property	(142,868)	(221,392)	(154,018)
Unrealized gain on securities available-for-sale and cap and swap contracts			(323,943)
Deferred loan fees	(288,950)	(261,751)	(203,150)
Other	(27,388)		(52,870)

Total deferred tax liabilities	(459,206)	(483,143)	(733,981)

Net deferred tax asset	$1,760,697	$1,062,471	$355,891

        As of January 1, 1996, the Bank changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years' net charge-offs divided by the sum of the previous six years' total outstanding loans at year-end.

        A thrift institution required to change its method of computing reserve for bad debts treats such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves is taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential lending requirements are met. For financial reporting purposes, the Bank has not incurred any additional tax expense. At December 31, 2003, deferred taxes were provided on the difference between the book reserve at December 31, 2003 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to December 31, 2003. Retained earnings at June 30, 2004, December 31, 2003 and 2002 includes approximately $3,250,000 of income for which no deferred income taxes will need to be provided.

13.    PENSION AND PROFIT SHARING PLANS

        The Bank maintains an executive deferred compensation plan into which the Board of Trustees may elect to contribute a percentage of annual income. The expense relating to this plan was approximately $37,490, $39,350, $115,536, $135,738, and $125,190 for the six months ended June 30, 2004, and 2003, and the years ended December 31, 2003, 2002, and 2001, respectively.

        The Bank maintains a nonqualified pension plan for the Board of Trustees and certain officers. The expense relating to this plan was approximately $162,000, $210,000, $323,867, $316,837, and $29,457 for the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003, 2002, and 2001, respectively.

        The Bank also maintains a 401(k) retirement plan for substantially all of its employees. The Bank will match an employee's contribution at 200% up to a maximum of 5% of the employee's annual gross compensation. The expense incurred for this plan was $149,075, $167,858, $308,269, $294,102, and $265,509 for the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003, 2002, and 2001, respectively.

14.    CONTINGENCIES

        The Bank is subject to various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from such matters will not be material.

        Among the Bank's contingent liabilities, are exposures to limited recourse arrangements with respect to the Bank's sales of whole loans and participation interests. At June 30, 2004, the exposure, which represent a portion of credit risk associated with the sold interests, amounted to $185,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred.

15.    REGULATORY CAPITAL REQUIREMENTS

        The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators, that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2004, and December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 2004, and December 31, 2003 and 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Tier I risk-based, total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are presented in the table below:

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2004 (unaudited):
Total Capital (to Risk Weighted Assets)	$56,767,000	15.15%	$29,978,000	8.00%	$37,473,000	10.00%
Tier I Capital (to Risk Weighted Assets)	55,408,000	14.79	14,989,000	4.00	22,484,000	6.00
Tier I Capital (to Average Assets)	55,408,000	8.81	25,145,000	4.00	31,431,000	5.00
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$54,792,000	15.53%	$28,224,000	8.00%	$35,280,000	10.00%
Tier I Capital (to Risk Weighted Assets)	53,336,000	15.12	14,112,000	4.00	21,168,000	6.00
Tier I Capital (to Average Assets)	53,336,000	8.81	24,212,000	4.00	30,265,000	5.00
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)	$51,082,000	15.18%	$26,928,000	8.00%	$33,660,000	10.00%
Tier I Capital (to Risk Weighted Assets)	49,269,000	14.64	13,464,000	4.00	20,196,000	6.00
Tier I Capital (to Average Assets)	49,269,000	9.33	21,134,000	4.00	26,417,000	5.00

16.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

			December 31,
	June 30, 2004 (unaudited)
			2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)		(In Thousands)		(In Thousands)
Assets:
Cash and cash equivalents	$25,660	$25,660	$19,696	$19,696	$51,702	$51,702
Investment securities	71,237	71,237	78,984	78,984	43,318	43,318
Mortgage-backed securities	136,225	135,244	121,222	121,104	51,312	51,437
Loans receivable—net	379,582	378,558	364,620	368,674	371,024	383,844
Liabilities:
Deposits	$385,108	$366,902	$362,666	$351,748	$344,336	$340,679
Advances from Federal Home Loan Bank	165,325	167,776	173,732	180,370	122,761	136,110
Other borrowed money	20,751	20,751	8,681	8,681	11,937	11,937
Interest rate swaps and caps	255	255	569	569	880	880

        Cash and Cash Equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

        Investment and Mortgage-Backed Securities—The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

        Loans Receivable—The fair value of loans is estimated based on present value using approximate current entry-value interest rates applicable to each category of such financial instruments.

        Deposits—The fair value of NOW, money market deposits and passbook and club accounts is the amount reported in the consolidated financial statements. The fair value of time certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

        Advances from Federal Home Loan Bank—The fair value is the amount payable on demand at the reporting date.

        Other Borrowed Money—The fair value is considered to be equal to the carrying amount due to the short-term nature of the instruments.

        Interest Rate Swaps and Caps—The fair value of the interest rate swaps and caps are based on prices obtained from an independent pricing service.

        Commitments to Extend Credit and Letters of Credit—The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

        The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2004, and December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since June 30, 2004, and December 31, 2003 and 2002 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.    CONVERSION TO MUTUAL HOLDING COMPANY

        On April 21, 2004, the Board of Trustees approved a plan of reorganization by which Abington Bank will reorganize from its current status as a mutual savings bank to a mutual holding company structure. Upon completion of the reorganization, Abington Bank will be a wholly owned subsidiary of Abington Community Bancorp. Abington Mutual Holding Company, a Pennsylvania corporation, will become the mutual holding company parent of Abington Community Bancorp. Initially, Abington Mutual Holding Company will own 60% of Abington Community Bancorp's outstanding common stock after the reorganization and must always own at least a majority of the voting stock of Abington Community Bancorp. In addition to the shares of Abington Community Bancorp which it will own, Abington Mutual Holding Company will be capitalized with $100,000 in cash.

        As part of the reorganization, approximately 40% of the outstanding common stock will be offered to the public. The purchase price will be $10.00 per share. All investors (including trustees and officers of Abington Bank) will pay the same price per share in the offering. The plan of reorganization is subject to regulatory approval.

18.    RESTATEMENT OF FINANCIAL STATEMENT—CORRECTION OF AN ERROR

        Subsequent to the issuance of the Bank's 2003 financial statements, Bank's management determined that certain derivatives that had been accounted for as cash flow hedges under SFAS No. 133 did not qualify for hedge accounting. The unrealized gains (losses) on the derivatives, net of related taxes, of $239,885, $(524,751) and $(101,441) for the years ended December 31, 2003, 2002, and 2001, respectively, were inappropriately included in accumulated other comprehensive income, rather than being recognized in the income statement.

        The following is a summary of the effects of the correction of an error relating to the accounting for derivative instruments as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 in the consolidated financial statements:

	December 31,
	2003		2002
	As Previously Reported	As Restated	As Previously Reported	As Restated
Retained Earnings	$53,812,687	$53,426,380	$49,962,550	$49,336,358
Accumulated other comprehensive gain (loss)	(578,419)	(192,112)	628,831	1,255,023
	Year Ended December 31,
	2003		2002		2001
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
INTEREST INCOME:
Interest on loans	$23,264,239	$23,763,701	$26,503,923	$25,789,660	$26,387,435	$26,233,736
INTEREST EXPENSE:
Interest on deposits	6,822,294	6,958,294	8,213,012	8,294,012	10,592,991	10,592,991
NET INTEREST INCOME	15,328,428	15,691,890	17,043,927	16,248,664	15,454,047	15,300,348
INCOME BEFORE INCOME TAXES	5,747,752	6,111,214	7,639,584	6,844,321	6,680,708	6,527,009
PROVISION FOR INCOME TAXES	1,897,615	2,021,192	2,737,750	2,467,238	2,380,234	2,327,976
NET INCOME	3,850,137	4,090,022	4,901,834	4,377,083	4,300,474	4,199,033

*  *  *  *  *  *

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.

        Until                        , 2004 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

Up To 6,210,000 Shares of
Common Stock

ABINGTON
COMMUNITY
BANCORP, INC.

(Proposed Holding Company
for Abington Bank)

COMMON STOCK

PROSPECTUS

Keefe, Bruyette & Woods

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC filing fees	$9,049
Pennsylvania Department of Banking filing fees	6,500
Nasdaq filing fees	100,000
NASD filing fee	6,848
Printing, postage, mailing and EDGAR expenses	230,000
Legal fees and expenses	330,000
Blue Sky filing fees and expenses	15,000
Accounting fees and expenses	230,000
Appraiser's fees	55,000
Conversion center fees and expenses	20,000
Transfer agent fees and expenses	15,000
Certificate printing	10,000
Miscellaneous	22,603

Total	$1,050,000

        In addition to the foregoing expenses, Keefe, Bruyette & Woods, Inc. will receive fees based on the number of shares of Common Stock sold in the offering. Based upon the assumptions and the information set forth under "Pro Forma Information" and "The Offering—Marketing Arrangements" in the Prospectus, it is estimated that such fees will amount to $461,288, $554,438, $647,588 and $754,710, and in the event that 4,590,000 shares, 5,400,000 shares, 6,210,000 shares and 7,141,500 shares of Common Stock are sold by the Registrant in the offering, respectively.

Item 14. Indemnification of Directors and Officers.

        Article VI of the Registrant's Bylaws provides as follows:

        6.1    Persons Covered.    Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

        6.2    Derivative Actions.

          (a)   In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

          (b)   In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

            (1)   such person is successful on the merits or otherwise; or

            (2)   such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        6.3    Third-Party Actions.

          (a)   In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

          (b)   In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

            (1)   such person is successful on the merits or otherwise; or

            (2)   such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

        6.4    Determination That Standard Has Been Met.    A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

          (1)   the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

          (2)   if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3)   the shareholders of the Corporation.

        6.5    Proration.    Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

        6.6    Advancement of Expenses.    Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

        6.7    Other Rights.    The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

        6.8    Insurance.    The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

        6.9    Security Fund; Indemnity Agreements.    By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

        6.10    Modification.    The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

        6.11    Proceedings Initiated by Indemnified Persons.    Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

        6.12    Savings Clause.    If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

        If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

        Not applicable.

Item 16. Exhibits and Financial Statement Schedules

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

          (a)   List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc.*
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
2.1	Plan of Reorganization, as amended*
2.2	Plan of Stock Issuance, as amended*
3.1	Articles of Incorporation of Abington Community Bancorp, Inc.*
3.2	Bylaws of Abington Community Bancorp, Inc.*
4.0	Form of Stock Certificate of Abington Community Bancorp, Inc.*
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters*
8.2	Opinion of Deloitte & Touche LLP re: Pennsylvania tax matters*
8.3	Letter of RP Financial, LC. re: Subscription Rights*
10.1	Employment Agreement between Abington Bank and Robert W. White*
10.2	Form of Draft Employment Agreement between Abington Bank and each of Edward W. Gormley, Frank Kovalcheck and Jack J. Sandoski*
10.3	Board of Trustees Deferred Compensation Plan*
10.4	Executive Deferred Compensation Plan*
10.5	Supplemental Executive Retirement Plan*
10.6	Board of Trustees Retirement Plan*
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0 and Exhibit 8.1, respectively)*
23.2	Consent of Deloitte & Touche LLP with respect to Abington Bank
23.4	Consent of RP Financial, LC.
24.0	Power of Attorney (previously included in Signature Page of the Registration Statement)*
99.1	Subscription Order Form, Instructions and proxy card for Abington Bank depositors*
99.2	Additional Solicitation Material*
99.3	Appraisal Report of RP Financial, LC.**
99.4	Form of proxy statement*
99.5	Appraisal Report update of RP Financial, LC.

*
Previously filed.
**
Previously filed. Excluded certain tabular and statistical information pursuant to the grant of a hardship exemption request made under Rule 202 of Regulation S-T.

          (b)   Financial Statement Schedules

  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania on September 13, 2004.

Abington Community Bancorp, Inc.
By:	/s/ ROBERT W. WHITE Robert W. White Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ ROBERT W. WHITE Robert W. White	Chairman of the Board, President and Chief Executive Officer	September 13, 2004
/s/ JACK J. SANDOSKI Jack J. Sandoski	Senior Vice President and Chief Financial Officer	September 13, 2004
/s/ MICHAEL F. CZERWONKA, III* Michael F. Czerwonka, III	Director	September 13, 2004
/s/ A. STUARD GRAHAM, JR.* A. Stuard Graham, Jr.	Director	September 13, 2004
/s/ JANE MARGRAFF KIESER* Jane Margraff Kieser	Director	September 13, 2004
/s/ JOSEPH B. MCHUGH* Joseph B. McHugh	Director	September 13, 2004
/s/ ROBERT JOHN PANNEPACKER, SR.* Robert John Pannepacker, Sr.	Director	September 13, 2004

*
By Robert W. White pursuant to power of attorney.

QuickLinks

TERMS OF THE OFFERING Price Per Share: $10.00
ABINGTON BANK
SUMMARY
Mutual-to-Stock Conversions and "First-Step" Mutual Holding Company Offerings with Completed Closing Dates between March 4, 2004 and August 20, 2004
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF NET PROCEEDS
WE INTEND TO PAY QUARTERLY CASH DIVIDENDS
POSSIBLE CONVERSION OF ABINGTON MUTUAL HOLDING COMPANY TO STOCK FORM
MARKET FOR OUR COMMON STOCK
REGULATORY CAPITAL REQUIREMENTS
OUR CAPITALIZATION
UNAUDITED PRO FORMA DATA
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF ABINGTON COMMUNITY BANCORP
BUSINESS OF ABINGTON BANK
MANAGEMENT
PROPOSED MANAGEMENT PURCHASES
REGULATION
TAXATION
THE REORGANIZATION
THE OFFERING
DESCRIPTION OF ABINGTON COMMUNITY BANCORP CAPITAL STOCK
RESTRICTIONS ON ACQUISITION OF ABINGTON COMMUNITY BANCORP AND ABINGTON BANK AND RELATED ANTI-TAKEOVER PROVISIONS
TRANSFER AGENT AND REGISTRAR
EXPERTS
LEGAL AND TAX OPINIONS
ADDITIONAL INFORMATION
ABINGTON BANK AND SUBSIDIARIES TABLE OF CONTENTS
ABINGTON BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
ABINGTON BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
ABINGTON BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS AND COMPREHENSIVE INCOME
ABINGTON BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
ABINGTON BANK AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES